Filed Pursuant to Rule 424(b)(4)
Registration No. 333-05369


PROSPECTUS

                                2,750,000 UNITS

                                     [LOGO]

                EACH UNIT CONSISTS OF ONE SHARE OF COMMON STOCK
                     AND ONE COMMON STOCK PURCHASE WARRANT
                                ----------------


    All of the Units offered hereby (the "Offering") are being sold by Progenitor, Inc. (the "Company"). Each Unit consists of one share of the Company's common stock, par value $0.001 per share (the "Common Stock"), and one Warrant to purchase one share of Common Stock (the "Warrants"). The Units will separate immediately upon issuance, and the Common Stock (the "Unit Shares") and Warrants that make up the Units will trade only as separate securities. Each Warrant initially entitles the holder thereof to purchase one share of Common Stock (the "Warrant Shares" and, together with the Units, the Unit Shares and the Warrants, the "Securities") at a price of $10.50, subject to adjustment under certain circumstances. The Warrants are exercisable at any time, unless previously redeemed, until the fifth anniversary of this Prospectus, subject to certain conditions. The Company may redeem the outstanding Warrants, in whole or in part, at any time upon at least 30 days prior written notice to the registered holders thereof, at a price of $0.01 per Warrant, provided that the average closing bid price of the Common Stock during the 30 consecutive trading days ending within three days of the date of the notice of redemption equals or exceeds 200% of the then-current Warrant exercise price. See "Description of Securities."



    Prior to the Offering, there has been no public market for the Common Stock or Warrants. See "Underwriting" for a list of the factors considered in determining the initial public offering price of the Units. Each of the Common Stock and Warrants has been approved for listing and quotation on the Nasdaq National Market under the symbols "PGEN" and "PGENW," respectively.



    Interneuron Pharmaceuticals, Inc. ("Interneuron"), the majority stockholder of the Company, has expressed its intention to purchase 500,000 Units in the Offering at the initial public offering price. Interneuron will own approximately 37% of the Company's outstanding Common Stock after the Offering (approximately 36% if the Underwriters' over-allotment option is exercised in full). See "Certain Transactions," "Principal Stockholders" and "Underwriting."



    Of the 2,750,000 Units being sold in the Offering, SR One Limited ("SR One"), a venture capital affiliate of SmithKline Beecham p.l.c., has expressed its intention to purchase 214,000 Units in the Offering at the initial public offering price. See "Underwriting."



    Amgen Inc. ("Amgen") has agreed to purchase directly from the Company 1,023,256 shares of Common Stock (the "Amgen Shares") at $5.375 per share, the portion of the initial public offering price of the Units allocated to the Unit Shares (the "Unit Shares IPO Price"), concurrently with the closing of the Offering pursuant to a stock purchase agreement with the Company. See "Business--Corporate Agreements--Amgen Agreements" and "Underwriting."

                          ---------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
              TO    THE    CONTRARY   IS   A   CRIMINAL   OFFENSE.


                                                                   Underwriting
                                                                  Discounts and          Proceeds to
                                           Price to Public        Commissions(1)        Company(1)(2)
Per Unit...............................         $7.00                 $0.49                 $6.51
Total(3)...............................      $19,250,000            $1,147,580           $18,102,420



(1) With respect to the Units purchased by Interneuron and SR One, the Underwriting Discounts and Commissions shall be $0.21 per Unit and the Company will receive the benefit of this reduction. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at approximately $1,500,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 412,500 additional Units on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $22,137,500, $1,349,705 and $20,787,795, respectively. See "Underwriting."


                          ---------------------------

    The Units offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock and Warrants will be made at the offices of Lehman Brothers Inc., New York, New York, on or about August 12, 1997.

                          ---------------------------

LEHMAN BROTHERS                                           GENESIS MERCHANT GROUP
                                 SECURITIES


August 6, 1997

A color schematic diagram entitled "The Company's Genomics System". At the top of the diagram are three circular black & white icons, labeled and representing, left to right, "Developmental Biology", "Genomics Technologies" and "Disease Genetics". This top area of the diagram is labeled "Gene Discovery". Lines descend from each icon (blue, violet, and green, respectively) merging to form an arrow (dark blue) at the bottom of the diagram. The region where the lines merge is labeled "Further Elucidation of Gene Function" and the area at the tip of the arrow is labeled "Therapeutic Targets". Below this area is a table with a column at the left labeled "Discoveries" and a column at the right labeled "Development/Commercial Rights" (see text below). The background image is an enlargement of a photomicrograph of transfected mammalian cells. The diagram and the table are shadowed with white rectangular regions.

DISCOVERIES                        DEVELOPMENT / COMMERCIAL RIGHTS
B219 Leptin Receptor               Amgen/Licensed, with Retained
                                    Rights
Red Blood Cell Growth Factor       Novo Nordisk/Exclusive Rights
DEL-1 Angiogenesis/Osteogenesis    Company Worldwide Rights
 Gene
Hereditary Hemochromatosis Gene    Company Worldwide Rights
EPM 1 Epilepsy Gene                Company Worldwide Rights
T7T7 Gene Therapy                  Chiron/Licensed, with Retained
                                    Rights

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE,
MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR THE WARRANTS. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF SHARES OF COMMON STOCK OR OF THE WARRANTS FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN
THE COMMON STOCK OR THE WARRANTS OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE
COMMON STOCK OR THE WARRANTS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF
THESE ACTIVITIES, SEE "UNDERWRITING."

Progenitor, Mercator and the Progenitor logo are trademarks of the Company. This Prospectus may contain trademarks, trade names and service marks of other parties.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, OR THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "PROGENITOR" REFER TO PROGENITOR, INC. PRIOR TO THE COMPLETION OF THE MERGER OF A WHOLLY-OWNED SUBSIDIARY OF PROGENITOR WITH AND INTO MERCATOR GENETICS, INC. ("MERCATOR") WITH MERCATOR AS THE SURVIVING ENTITY (THE "ACQUISITION"). REFERENCES HEREIN TO "MERCATOR" REFER TO MERCATOR PRIOR TO THE ACQUISITION. REFERENCES TO THE "COMPANY" REFER TO PROGENITOR AFTER THE ACQUISITION AND INCLUDE THE COMBINED OPERATIONS OF PROGENITOR AND MERCATOR. THE CLOSING OF THE OFFERING IS CONTINGENT UPON THE CLOSING OF THE ACQUISITION. SEE "BUSINESS--OVERVIEW" AND "--MERCATOR ACQUISITION." CERTAIN OF THE STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS, WHEN MADE IN CONNECTION WITH AN INITIAL PUBLIC OFFERING, ARE NOT COVERED BY THE SAFE HARBORS PROVIDED IN SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY

    Progenitor is engaged in the discovery and functional characterization of genes to identify targets for the development of new pharmaceuticals. The Company's initial focus is on the identification of genes important in blood and immune cell development, blood vessel development, bone formation, cancer, asthma and schizophrenia. Using its core developmental biology approach and an array of genomics technologies, Progenitor has identified several potential therapeutic targets, and intends to accelerate its discovery of potential targets by accessing complementary gene discovery and characterization technologies. Consistent with this strategy, Progenitor will complete the acquisition of Mercator concurrently with the closing of the Offering. Through the Acquisition, Progenitor gains a complementary gene discovery approach, disease genetics, established discovery programs and worldwide rights to two genes. The Company intends to use its integrated genomics system to provide its partners with in-depth functional information in support of each therapeutic target. Such well-characterized targets may have the potential to expedite product development and to reduce development costs.

    Using its developmental biology approach, the Company has identified the B219 leptin receptor gene, for which it has received one issued U.S. patent and one notice of allowance from the United States Patent and Trademark Office ("USPTO"). The B219 leptin receptor may have therapeutic applications in obesity, diabetes and certain blood and immune cell disorders. The Company also has discovered a red blood cell growth factor activity that may have therapeutic applications in cancer, anemias and other diseases. In addition, the Company has discovered, with its collaborators, a gene that the Company believes may play a role in blood vessel development and bone formation, and may be useful for the development of new therapies for cancer and osteoporosis. Using its disease genetics approach, the Company has identified a gene associated with iron overload, one of the most common genetic disorders. The Company has received two notices of allowance from the USPTO for two patent applications relating to certain diagnostic markers for this condition. The Company also has received a notice of allowance from the USPTO for a patent application relating to certain genetic mutations within the gene associated with this condition. In addition, the Company has exclusive worldwide rights to the EPM1 epilepsy gene, which also was discovered using this disease genetics approach.

    The Company intends to enter into partnerships with biopharmaceutical firms to support gene discovery programs in specific disease areas and, in parallel, to develop certain gene discoveries to a later stage internally before partnering. The Company has entered into a license agreement with Amgen Inc. ("Amgen") relating to certain aspects of the Company's leptin receptor technology, while retaining certain rights, including rights to small molecule screening and cell sorting, for development with potential partners. In connection with this license agreement, Amgen has agreed to purchase directly from the Company $5.5 million of Common Stock at a price equal to the Unit Shares IPO Price concurrently with the closing of the Offering. The Company is collaborating with Novo Nordisk A/S ("Novo Nordisk") in the isolation, development and commercialization of the Company's red blood cell growth factor activity. Under these agreements, the Company is entitled to receive milestone and royalty payments in connection with the development and commercialization of any products.

    Developmental biology is the study of the genetic events that control cell growth and differentiation. Because genes responsible for growth and differentiation are expressed at higher levels in developing systems, the Company believes that developing cells and tissues provide a rich and largely unexploited resource for the discovery and characterization of genes with fundamental biological roles. These genes may have significance in the treatment of diseases characterized by abnormal cell growth and differentiation, such as cancer, blood and immune system disorders and osteoporosis. The Company believes that its expertise in manipulating and analyzing developing cells and tissues may allow it to isolate and characterize the function of these genes. The Company's disease genetics approach incorporates enhanced positional cloning techniques for the discovery of genes associated with complex diseases, and facilitates evaluation of genes discovered using developmental biology. Moreover, the Company's disease genetics approach can identify genes directly associated with a specific disease that can be functionally characterized using developmental biology.


    Progenitor was incorporated in Delaware in February 1992 as a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"), and commenced operations in May 1992. Interneuron has expressed its intention to purchase 500,000 Units in the Offering at the initial public offering price. As a result, following the Offering, Interneuron will beneficially own approximately 37% of the Company's Common Stock (approximately 36% if the Underwriter's overallotment option is exercised in full). The Company's executive offices are located at 1507 Chambers Road, Columbus, Ohio 43212, and its telephone number is (614) 488-6688. See "Certain Transactions--Relationship with Interneuron."


                                  THE OFFERING


Securities offered.........................................  2,750,000 Units, each consisting of one share of
                                                             Common Stock and one Warrant to purchase one share of
                                                             Common Stock. The Common Stock and Warrants will be
                                                             separately tradeable immediately following the
                                                             Offering. See "Description of Securities."
Common Stock to be outstanding after the Offering..........  13,273,068 shares (1)(2)
Use of proceeds............................................  For research and development, expansion of facilities and acquisition of equipment, expenses relating to
                                                             the Acquisition and the Offering and working capital
                                                             and general corporate purposes. See "Use of
                                                             Proceeds."
Nasdaq National Market symbols.............................  Common Stock--PGEN
                                                             Warrants--PGENW


------------------------------

(1) Based on shares outstanding as of June 20, 1997. Includes: (i) 3,440,928 shares of Common Stock to be issued to Mercator stockholders in the Acquisition (assuming Final Acquisition Consideration (as defined below) of $22.0 million for Mercator) upon the closing of the Offering; (ii) 1,023,256 shares of Common Stock to be sold by the Company to Amgen for $4.5 million in cash and a $1.0 million promissory note pursuant to a stock purchase agreement dated as of December 31, 1996 (the "Amgen Purchase Agreement"), concurrently with the closing of the Offering; (iii) 25,000 shares of Common Stock to be purchased by The Ohio University Foundation at a price of $2.69 per share, pursuant to a stock purchase right; and (iv) 71,900 shares of Common Stock to be issued to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering. See "Capitalization," "Business--Corporate Agreements," "--Mercator Acquisition," "Certain Transactions" and "Description of Securities."



(2) Excludes: (i) 2,750,000 shares of Common Stock issuable upon exercise of the Warrants; (ii) 3,408,888 shares of Common Stock reserved for grants or awards under the Company's 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan, of which (a) options to purchase 695,463 shares of Common Stock were outstanding as of June 20, 1997 under such stock plans, with a weighted average exercise price of $5.13 per share, and (b) options to purchase 952,731 shares of Common Stock are to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering, with an exercise price equal to $5.375, the Unit Shares IPO Price; (iii) 595,358 shares of Common Stock issuable upon exercise of replacement options to be issued to stockholders of Mercator under the 1997 Stock Option Plan in connection with the Acquisition (the "Replacement Options"), with a weighted average exercise price of $0.83 per share; (iv) 72,536 shares of Common Stock issuable upon exercise of warrants outstanding as of June 20, 1997, with an exercise price of $3.31 per share; and (v) 56,738 shares of Common Stock issuable upon exercise of outstanding Mercator warrants, which will be converted into warrants to purchase Common Stock in connection with the Acquisition (the "Mercator Warrants"), with a weighted average exercise price of $2.94 per share. See "Capitalization," "--Mercator Acquisition," "Management--Stock Plans," "Certain Transactions" and "Description of Securities."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                  (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                                                                                               PRO FORMA
                                                                                                             AS ADJUSTED(1)
                                                                HISTORICAL                            ----------------------------
                                      --------------------------------------------------------------                   SIX MONTHS
                                                                                 SIX MONTHS ENDED      YEAR ENDED        ENDED
                                          YEARS ENDED SEPTEMBER 30,                 MARCH 31,         SEPTEMBER 30,    MARCH 31,
                                      ----------------------------------      ----------------------  -------------   ------------
                                         1994        1995        1996            1996        1997         1996            1997
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
PROGENITOR STATEMENT OF OPERATIONS
 DATA:
  Revenues..........................  $   --      $    2,821  $    1,332      $      912  $      859   $    1,832      $      984
  Expenses:
    Research and development........       4,113       4,228       3,873           1,706       2,150       10,308           5,785
    General and administrative......       1,275       1,116       2,765(2)          691       1,226        4,358           2,028
    Interest, net...................         648         352         178              56         287          124              95
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
      Total expenses................       6,036       5,696       6,816           2,453       3,663       14,790           7,908
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
  Net loss..........................  $   (6,036) $   (2,875) $   (5,484)     $   (1,541) $   (2,804)  $  (12,958)     $   (6,924)
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
                                      ----------  ----------  ----------      ----------  ----------  -------------   ------------
  Net loss per share................                          $    (0.91)                 $    (0.46)  $    (0.94)     $    (0.50)
                                                              ----------                  ----------  -------------   ------------
                                                              ----------                  ----------  -------------   ------------



  Shares used in computing net loss per
    share................................                           6,009,876               6,065,658   13,779,282       13,835,064
                                                                   ----------              ----------  -------------   ------------
                                                                   ----------              ----------  -------------   ------------



                                                                                                  AS OF MARCH 31, 1997
                                                                                     ----------------------------------------------
                                                                                                      PRO FORMA
                                                                                     PROGENITOR    FOR ACQUISITION     PRO FORMA AS
                                                                                       ACTUAL     AND CONVERSIONS(3)   ADJUSTED(4)
                                                                                     ----------   ------------------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents........................................................   $      8         $    132          $ 21,302
  Working capital..................................................................     (3,032)          (4,668)           16,175
  Total assets.....................................................................      4,111            3,402            23,861
  Long-term obligations............................................................      8,763              966               966
  Deficit accumulated during development stage.....................................    (22,962)         (60,092)          (60,419)
  Total stockholders' equity (deficit).............................................     (7,964)          (2,701)           17,431


------------------------------
(1) Pro forma as adjusted as if the Acquisition, the equity conversions described in footnote (3) below, and the Offering and the other issuances described in footnote (4) below occurred as of October 1, 1995.

(2) Includes $974,000 for costs expensed in accordance with accounting requirements related to the initial filing of the Registration Statement with the Securities and Exchange Commission on June 6, 1996.


(3) Pro forma as if the following had occurred on March 31, 1997: (i) the Acquisition; (ii) the automatic conversion of all outstanding shares of Progenitor's Series A and Series B Preferred Stock into an aggregate of 3,074,767 shares of Common Stock upon the closing of the Offering; (iii) the contribution to capital of indebtedness evidenced by a convertible debenture and a promissory note held by Interneuron (with an aggregate outstanding balance of $7.1 million as of March 31, 1997) upon the closing of the Offering; (iv) the contribution to capital of the Interneuron Bridge Loan (as defined below) (with an outstanding balance of $1.3 million as of March 31, 1997) upon the closing of the Offering; and (v) the issuance of 71,900 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering. See "Capitalization," "Business--Corporate Agreements," "Certain Transactions" and "Description of Securities."



(4) Pro forma as adjusted for the Offering to give effect to: (i) the issuance and sale of the 2,750,000 Units offered hereby (after deducting underwriting discounts and commissions and the estimated expenses of the Offering payable by the Company) and the receipt and application of the estimated net proceeds therefrom; (ii) the sale of 1,023,256 shares of Common Stock to Amgen for $4.5 million in cash and a $1.0 million promissory note, concurrently with the closing of the Offering; and (iii) the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $2.69 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering. See "Use of Proceeds," "Capitalization," "Business--Corporate Agreements," "Certain Transactions" and "Description of Securities."

                         ------------------------------


    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, SHARE AND PER SHARE DATA: (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR OF THE WARRANTS; (II) REFLECTS THE INITIAL PUBLIC OFFERING PRICE OF $7.00 PER UNIT, AND A UNIT SHARES IPO PRICE OF $5.375 PER SHARE; (III) REFLECTS THE CONSUMMATION OF A 1-FOR-2 REVERSE STOCK SPLIT; AND (IV) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF PROGENITOR'S SERIES A AND SERIES B PREFERRED STOCK INTO AN AGGREGATE OF 3,074,767 SHARES OF COMMON STOCK UPON THE CLOSING OF THE OFFERING. SEE "CAPITALIZATION," "BUSINESS--CORPORATE AGREEMENTS," "--MERCATOR ACQUISITION," "CERTAIN TRANSACTIONS," "DESCRIPTION OF SECURITIES" AND "UNDERWRITING."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. THE SAFE HARBORS PROVIDED IN SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT DO NOT APPLY, HOWEVER, TO FORWARD-LOOKING STATEMENTS MADE IN CONNECTION WITH AN INITIAL PUBLIC OFFERING. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS REGARDING, AMONG OTHER THINGS, UNCERTAINTIES RELATING TO THE TECHNOLOGICAL APPROACHES OF THE COMPANY; HISTORY OF OPERATING LOSSES AND ANTICIPATION OF FUTURE LOSSES; UNCERTAINTY OF PRODUCT DEVELOPMENT; NEED FOR ADDITIONAL CAPITAL AND UNCERTAINTY OF ADDITIONAL FUNDING; DEPENDENCE ON COLLABORATORS AND LICENSEES; INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE; UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS; MANAGEMENT OF GROWTH, AND RISKS OF ACQUIRING NEW TECHNOLOGIES; RISKS ASSOCIATED WITH THE ACQUISITION OF MERCATOR; UNCERTAINTIES RELATED TO CLINICAL TRIALS; GOVERNMENT REGULATION AND UNCERTAINTY OF OBTAINING REGULATORY APPROVAL; DEPENDENCE ON KEY PERSONNEL; DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS; CONTROL OF THE COMPANY BY, AND POTENTIAL CONFLICTS OF INTEREST WITH, INTERNEURON; UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT; RISK OF PRODUCT LIABILITY; POSSIBLE DELISTING FROM THE NASDAQ NATIONAL MARKET AND MARKET ILLIQUIDITY; DETERMINATION OF UNIT SHARES IPO PRICE AND POTENTIAL CONFLICT OF INTEREST; REDEMPTION OF WARRANTS; AND CURRENT PROSPECTUS REQUIRED TO EXERCISE THE WARRANTS. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DETAILED BELOW. ACCORDINGLY, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE UNITS OFFERED HEREBY.

    UNCERTAINTIES RELATING TO THE TECHNOLOGICAL APPROACHES OF THE COMPANY. To date, the Company has not developed or commercialized any products. There can be no assurance that the Company's genomics approaches will enable it to discover genes with functions relevant to the treatment of diseases. There is limited scientific understanding relating to the role of genes in diseases and relatively few products based on genetic discoveries have been developed and commercialized to date. Accordingly, even if the Company is successful in identifying genes associated with specific diseases, there can be no assurance that the Company will be successful in marketing its discoveries to biopharmaceutical firms for use in the development of therapeutic and diagnostic products or that any such resulting products will be commercialized successfully.

    The development of products based on the Company's discoveries also will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibility that any such products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; that any such products will be difficult to manufacture on a commercial scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its licensees and collaborators from marketing any such products; or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities or those of its licensees and collaborators will result in any commercially viable products. See "--Uncertainty of Patents and Proprietary Rights," "Business--The Company's Genomics System," "--Corporate Agreements," "--Technology Agreements" and "--License Agreements."

    Genomics, biotechnology, developmental biology, disease genetics and pharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological developments by the Company or others may result in the Company's technologies becoming obsolete before the Company recovers any expenses it incurs in connection with its related development programs. See "--Intense Competition; Rapid Technological Change" and "Business--Competition."

    HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES. Progenitor is a development stage company that commenced operations in May 1992. As of March 31, 1997, Progenitor had an accumulated deficit of approximately $23.0 million and a working capital deficit of approximately $3.0 million and is continuing to incur losses. As of March 31, 1997, the Company had an accumulated deficit of approximately $60.4 million on a pro forma basis (including the results of Mercator). In connection with the Acquisition, the Company expects to incur several nonrecurring charges in the quarter and fiscal year ending September 30, 1997 which in the aggregate are currently estimated to be approximately $31.0 million, including the write-off of costs related to the purchase of in-process research and development, severance, employee retention and relocation, other employee benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. These amounts are preliminary estimates only and could be materially higher. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, there can be no assurance that the Company will not incur additional charges in subsequent periods to reflect other costs associated with the Acquisition or from the integration of operations after the Acquisition. Neither the Company nor any of its collaborative partners or licensees has yet developed products that have generated any revenues to the Company or entered clinical trials that would lead to revenues to the Company if successful. To date, all of the Company's revenues have resulted from payments from collaborative and license agreements and a development grant from a governmental agency. The Company expects to incur substantial additional losses over the next several years as it expands its research and development activities. Payments from collaborators and licensees, payments under governmental grants and investment income are expected to be the only sources of revenue for the foreseeable future. The Company has not yet generated any revenues from the achievement of milestones under its corporate agreements. Royalties or other revenues from commercial sales of products, if any, are not expected for a number of years. To achieve profitable operations, the Company, alone or with others, must successfully discover and functionally characterize medically relevant genes and thereafter use these discoveries to develop products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products. There can be no assurance that any of these requirements will be met. The time required to reach or sustain profitability is highly uncertain and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. Moreover, if profitability is achieved, the level of profitability cannot be predicted and may vary significantly from quarter to quarter. See "--Risks Associated with the Acquisition of Mercator" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    UNCERTAINTY OF PRODUCT DEVELOPMENT. Significant discovery, research and development efforts will be required prior to the time any of the Company's gene discoveries may lead to product candidates or result in products that may be brought to the market. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. There can be no assurance that the Company or any collaborator or licensee will be permitted to undertake clinical trials of any potential products, if developed, that sufficient numbers of patients can be enrolled for such trials, or that such clinical trials will demonstrate that the products tested are safe and efficacious. Even if clinical trials are successful, there can be no assurance that the Company or any collaborator or licensee will obtain regulatory approval for any product, that an approved product can be produced and distributed in commercial quantities at reasonable costs or gain acceptance for use by physicians and other health care providers, or that any potential products will be marketed successfully at prices that would permit the Company to operate profitably. The failure of any of these events to occur could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Company's Genomics System," "--Discovery Programs" and "--Government Regulation."

    NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FUNDING. The Company expects negative cash flow from operations to continue for the foreseeable future. The Company will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in corporate agreements, if any, and expand administrative capabilities. The Company estimates that at its planned rate of spending, existing cash and cash equivalents, together with the net proceeds from the Offering, the proceeds from the sale of the Amgen Shares, and the interest income earned on such proceeds (collectively, the "Proceeds"), will be sufficient to fund operations for approximately the next 18 months. In order to achieve this result, however, the Company will need to closely manage the rate of expenditures for all of its research programs. Although the Company anticipates that such Proceeds will be sufficient to meet its funding requirements for its primary research programs for approximately the next 18 months, the Company will be required to curtail the expansion of, or to reduce the level of expenditures for, certain of its other research programs, or to seek corporate collaborations with respect to such programs at an earlier stage than would be required if the Company had greater financial resources or obtain other funding. There can be no assurance that any such corporate collaboration will be obtained on terms favorable to the Company or at all or that any such funding will be available on terms favorable to the Company or at all.


    There can be no assurance that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. The Company's future funding requirements will depend on many factors, including any expansion or acceleration and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies or businesses, if any; the Company's ability to establish and maintain corporate relationships and academic collaborations; the Company's ability to integrate the operations of Mercator with those of Progenitor; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative and license arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals; and other factors. To the extent undertaken by the Company, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase the Company's funding requirements.

    The Company will need to raise substantial additional capital to fund operations. Prior to the Offering, Interneuron has funded substantially all of the Company's operations. Interneuron, however, is under no obligation to provide, and the Company does not expect that Interneuron will provide, any additional funds in the future. The Company intends to seek additional funding through public or private equity or debt financing and from collaborators and licensees. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. In addition, in the event that additional funds are obtained through arrangements with collaborators or licensees, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."

    DEPENDENCE ON COLLABORATORS AND LICENSEES. The Company's strategy for development and commercialization of drugs and other products from its discoveries depends upon the establishment of corporate relationships. The Company expects to rely on these relationships in order to research and develop potential products, conduct preclinical studies and clinical trials, obtain regulatory approvals, and manufacture and market any resulting products. The Company has entered into agreements with Amgen, Chiron Corporation ("Chiron") and Novo Nordisk. The Company's revenues will be dependent on the success of the products developed through these and future corporate relationships. The failure of the Company's collaborators and licensees to develop, obtain regulatory approval for, and market products incorporating the Company's discoveries would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any collaborators and licensees will commit sufficient development resources, technology, regulatory expertise, manufacturing, marketing and other resources towards developing, promoting and commercializing products incorporating the Company's discoveries. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the Company. The amount and timing of resources devoted to these activities by such parties could depend on the achievement of milestones by the Company and generally will be controlled by such parties. In addition, the Company's corporate agreements generally provide the Company's collaborators and licensees with the right to terminate the agreement in part or in full under certain circumstances. Any such termination would substantially reduce the likelihood that the applicable product candidate or candidates would be developed, would obtain regulatory approvals and would be manufactured and successfully commercialized and any such termination could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. The Company's milestone payments or royalties from sales of products by collaborators or licensees, if any, may be less than the revenues the Company could have generated had it commercialized and marketed products itself. There can be no assurance that the Company will be successful in establishing additional or maintaining existing collaborative or licensing arrangements, that any collaborators or licensees will be successful in developing and commercializing products or that the Company will receive milestone payments or generate revenues from royalties sufficient to offset the Company's significant investment in research and development and other costs. If the Company chooses in the future to engage directly in the development, manufacturing and marketing of certain products, it will require substantial additional funds, personnel and production and other facilities. There can be no assurance that any of these resources will be available to the Company on acceptable terms, if at all. See "--Need for Additional Capital; Uncertainty of Additional Funding," "Business--Corporate Agreements," "--Technology Agreements" and "--License Agreements."

    INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE. Research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corp., Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Microcide Pharmaceuticals, Inc., Millennium Pharmaceuticals, Inc. ("Millennium"), Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies and universities and other research institutions, including those receiving funding from the federally funded Human Genome Project. A number of entities are attempting to rapidly identify and patent randomly-sequenced genes and gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on gene mapping. The Company's competitors may discover, characterize or develop important genes in advance of the Company, which could have a material adverse effect on any related Company discovery program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

    The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's discovery platforms, and from organizations that are pursuing pharmaceutical or other products that are or may be competitive with the Company's or its collaborators' or licensees' potential products. Many of the organizations competing with the Company have greater capital resources, larger research and development staffs and facilities, greater experience in drug discovery and development, the regulatory approval process and pharmaceutical product manufacturing, and greater marketing capabilities than the Company.

    The Company is and will continue to be reliant on its collaborators and licensees for support of its programs, including support for its preclinical and clinical development, manufacturing and marketing. The Company's present and future collaborators and licensees are now conducting or are expected to conduct, multiple product development efforts within each disease or technology area that is the subject of the relationship with the Company. Any product candidate or technology of the Company may therefore be subject to internal competition with a potential product under development or a technology platform under evaluation by a collaborator or licensee. See "--Dependence on Collaborators and Licensees," "Business--Overview," "--The Company's Genomics System" and "--Competition."

    UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the patent positions of biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted with certainty. Commercialization of pharmaceutical products can be subject to substantial delays as a result of the time required for product development, testing and regulatory approval. The value of any patents issued or licensed to the Company may depend upon the remaining term of patent protection available at the time any products covered by such patents are commercialized.

    The Company actively pursues a policy of seeking patent protection for a number of its proprietary products and technologies. Progenitor has licensed from Ohio University two issued U.S. patents and pending U.S. patent applications relating to stem cell technology and to gene delivery technology, along with certain corresponding foreign patent applications and one issued foreign patent. Progenitor has received one issued U.S. patent relating to nucleic acid molecules encoding the B219 leptin receptor. In addition, Progenitor presently has seven pending U.S. patent applications which disclose certain leptin receptors (including various isoforms of the leptin receptor), nucleic acid molecules encoding the receptors, genetically-engineered cells and antibodies to the receptors. The Company believes that there may be significant litigation regarding patent and other intellectual property rights relating to leptin and leptin receptors. The Company is aware that Millennium has filed at least one patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffmann-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor.

    In June 1996, Millennium filed a "Protest" in the USPTO in connection with the Progenitor applications relating to leptin receptors. A Protest is a procedure available for use by a third party to provide the patent examiner who is reviewing the involved application or applications with what the third party believes to be relevant information. The Protest procedure does not afford any right to the third party to participate in the patent prosecution process beyond the filing of its written protest. Millennium's Protest primarily argued that any claims allowed to Progenitor should not be so broad as to cover Millennium's own leptin receptor. Notwithstanding the Protest, the USPTO recently issued to the Company one U.S. patent and one notice of allowance for claims relating to nucleic acid molecules encoding certain leptin receptors.

    There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than the Company's invention date, that any patent issued to the Company would be broad enough to cover leptin receptors of Millennium or others. The Company's failure to obtain a patent that covers the leptin receptors of Millennium or others, or the issuance of a patent to a third party covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity, could have a material adverse effect on the Company's business, financial condition and results of operations.

    A number of other groups are attempting to identify partial gene sequences and full-length genes, the functions of which have not been characterized. The public availability of partial gene sequence information before the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such a gene. To the extent any patents issue to other parties on such partial or full-length genes, and as other patents issue with the expansion of the biotechnology industry, the risk increases that the potential products and processes of the Company or its collaborators or licensees may give rise to claims of patent infringement.

    The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to human therapeutic uses. Substantial periods of time pass before the USPTO responds to patent applications. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the U.S. are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.

    There can be no assurance that any patents issued to the Company would not be found invalid or unenforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed patent applications or received patents, and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which may result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated. Accordingly, there can be no assurance that the Company will develop proprietary technologies that are patentable, that the Company's patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology or products, nor can there be any assurance that the Company's patents will not be held invalid by a court of competent jurisdiction.

    In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its confidential and proprietary information, including many of the Company's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, Progenitor has required its employees, consultants, scientific advisors and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement, as the case may be, with Progenitor. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by Progenitor will be the exclusive property of Progenitor. Mercator has confidentiality and inventions assignment agreements with all existing employees but has not entered into such agreements with all of its former employees and consultants. The Company will continue to require its employees, consultants, scientific advisors and collaborators and licensees to execute confidentiality agreements and inventions assignment agreements (in the case of its employees) upon the commencement of employment, the consulting relationship or the collaboration or license with the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborators, licensees or others, that former Mercator employees or consultants will not disclose proprietary information of Mercator without being in breach of any confidentiality restriction, or that others will not independently develop the same or substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators, licensees or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company may incur substantial costs if it is required to defend itself in patent suits brought by third parties or if the Company initiates such a suit to enforce the Company's patents or to determine the validity, scope or enforceability of other parties' proprietary rights. Any legal action against the Company or its collaborators or licensees claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators or licensees to obtain a license or licenses in order to continue to manufacture or market the affected products and processes or require the Company or its collaborators or licensees to cease doing so. There can be no assurance that the Company or its collaborators or licensees would prevail in any such action or that any license required under any such patents would be made available on commercially acceptable terms, if at all. Any adverse outcome of such litigation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources. The Company is unable to predict how courts will resolve any future issues relating to the validity, scope or enforceability of its patents should they be challenged.

    It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses, cease certain activities or pay substantial damages. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially acceptable terms, if at all. Failure by the Company or its collaborators and licensees to obtain a license to any technology required to commercialize the Company's discoveries may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

    MANAGEMENT OF GROWTH; RISK OF ACQUIRING NEW TECHNOLOGIES. One of the Company's strategies is to maintain its technological competitiveness by accessing new equipment and advanced technologies. The expansion of the Company's scientific infrastructure may involve the retention of additional personnel, the establishment of new or expanded facilities and the acquisition of technology rights, products, equipment, businesses or assets of other companies. There can be no assurance that the Company's management personnel, systems, procedures and controls will be adequate to support the expansion of the Company's operations. The acquisition of additional personnel, technology rights, products, equipment, businesses or assets of other companies, as well as the entry into new areas of scientific research, will require the dedication of management resources in order to achieve the strategic objectives associated with such growth and expansion. There can be no assurance that the Company will be able to manage successfully the growth and expansion of its operations. Failure of the Company to manage its growth, or any specific acquisition of additional capabilities, could have a material adverse effect on the Company's business, financial condition and results of operations.

    RISKS ASSOCIATED WITH THE ACQUISITION OF MERCATOR. On February 14, 1997, Progenitor entered into a definitive Agreement and Plan of Reorganization, as amended (as the same may be amended, supplemented or modified, the "Acquisition Agreement") with Mercator under which the operations of the respective companies will be combined by means of a merger of a wholly-owned subsidiary of Progenitor with and into Mercator, contingent upon the completion of the Offering. In completing the Acquisition, Progenitor will rely upon certain representations and warranties made by Mercator with respect to Mercator and its operations as well as Progenitor's own due diligence investigation. There can be no assurance that such representations and warranties are true in all respects or that Progenitor's due diligence uncovered all materially adverse facts relating to the assets, research capabilities and operations of Mercator. The representations and warranties of Mercator do not survive the closing of the Acquisition and the Company will not have any remedy for breaches of representations and warranties identified after the closing. Furthermore, the Acquisition involves the integration of two companies that have previously operated independently at different locations with separate work forces. No assurance can be given that difficulties encountered in integrating the operations of Mercator will be overcome, or that the specific benefits expected from the integration of Mercator, including the addition of new research capabilities, equipment and technologies, will be achieved or that any anticipated cost savings will be realized. The acquisition of Mercator also involves a number of special risks, including assimilation of new operations and personnel; the diversion of resources from the Company's existing business, research capabilities, equipment and technologies; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies in addition to the other requirements associated with growth of the Company's scientific infrastructure and research capabilities; assimilation of new management personnel; and maintenance of standards, controls, procedures and policies. The process of integrating Mercator's operations, including its personnel, could cause interruption of, or loss of momentum in, the activities of the Company's business and operations, including those of the business acquired.


    In connection with the Acquisition, the Company expects to incur several one-time charges in the quarter and fiscal year ending September 30, 1997 which in the aggregate are currently estimated to be approximately $31.0 million, including the write-off of $27.0 million in costs related to the purchase of in-process research and development, $1.0 million for severance, retention and bonus programs, $2.5 million for employee relocation, and $500,000 for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. These amounts are preliminary estimates only and could be materially higher. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in addressing duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, there can be no assurance that the Company will not incur additional charges in subsequent periods to reflect other costs associated with the Acquisition or from the integration of operations after the Acquisition. There can be no assurance that the Acquisition will not have a material adverse effect on the business, financial condition and results of operations of the Company or that the Company will realize the benefits and strategic objectives sought through the Acquisition. Costs associated with the Acquisition, or liabilities and expenses associated with the operations of Mercator, that exceed the expectations of Progenitor, could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Human Resources" and "--Facilities."


    Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior net operating loss carryforwards is limited after an ownership change to an annual amount equal to the value of the loss corporation's stock immediately before the date of the ownership change, multiplied by the federal long-term tax exempt rate. To date, the Company has not incurred an ownership change under Section 382. As a result of the actions contemplated by the Offering, the Acquisition and the related transactions, the Company is likely to incur such a change of ownership, in which case the Company's ability to use the losses incurred prior to the date of the Offering may be limited as to timing, pursuant to Section 382.

    UNCERTAINTIES RELATED TO CLINICAL TRIALS. Before seeking regulatory approval for the commercial sale of any products that may be developed incorporating the Company's discoveries, the Company or its collaborators or licensees will be required to demonstrate through preclinical studies and clinical trials that such products are safe and effective for use in the target indications. To date, no product candidates incorporating the Company's discoveries have entered clinical trials. The results from preclinical studies and early clinical trials may not be indicative of results that will be obtained in large-scale testing, and there can be no assurance that any clinical trials, if undertaken, will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials also are often conducted with patients having advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the product candidate being tested but which can nevertheless affect clinical trial results. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. If products developed by the Company or its collaborators or licensees are not shown to be safe and effective in clinical trials, the resulting delays in developing other product candidates and conducting related preclinical studies and clinical trials, as well as the need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Company's Genomics System" and "--Discovery Programs."

    GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. Prior to marketing, any new drug or other product developed by the Company or its collaborators or licensees must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials and also may include post-marketing studies of each product candidate to establish its safety and efficacy, usually takes many years and requires the use of substantial resources. Preclinical studies include laboratory evaluations and will require animal tests conducted in accordance with the United States Food and Drug Administration's ("FDA") current Good Laboratory Practices ("cGLP") regulations to assess the product's potential safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections also may be encountered based upon changes in FDA policies for drug or biologic approval during the period of product development and FDA regulatory review of each new drug application ("NDA") submitted in the case of new pharmaceutical agents, or product license application ("PLA") in the case of biologics. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its collaborators or licensees, and have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that regulatory approval will be obtained for any drugs or other products developed by the Company or its collaborators or licensees. Furthermore, regulatory approval may entail limitations on the indicated use of a drug or other product. Because certain of the products likely to result from the Company's discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities other than the FDA and, as a result, regulatory approvals may be obtained more slowly than for products using conventional technologies. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be submitted to the FDA and the NIH, and may be subject to approval by the Recombinant DNA Advisory Committee ("RAC") and the NIH. Furthermore, gene therapies are relatively new technologies that have not been tested extensively in humans. The regulatory requirements governing these products and related clinical procedures for their use are uncertain and subject to change.

    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborators or licensees conform to the FDA's current good manufacturing practice ("cGMP") regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market.

    Discovery of previously unknown problems with a product may have adverse effects on the Company's business, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including during preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval of or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an investigational new drug application ("IND") for any product candidate, and no product candidate has been approved for commercialization in the U.S. or elsewhere. The Company intends to rely primarily on its collaborators or licensees to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its collaborators or licensees will be able to conduct clinical trials or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's collaborators or licensees from marketing drugs or other products developed by the Company or will limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the principal members of its scientific and management staff and the services of Dr. Douglass B. Given, President and Chief Executive Officer, and Dr. H. Ralph Snodgrass, Vice President, Research and Chief Scientific Officer, in particular. The loss of either of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. In order to support the Company's existing operations, the Company will be required to hire and retain additional management, administrative and financial personnel. Recruiting and retaining qualified scientific personnel and advisors to perform research and development work in the future also will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel and advisors on acceptable terms given the competition among numerous pharmaceutical, biotechnology and other companies, universities and other research institutions for experienced personnel and advisors. In addition, the Company's anticipated growth and expansion, including the Acquisition, is expected to place increased demands on the Company's resources and management skills. The failure of the Company's existing personnel to handle such increased demands or the Company's failure to attract and to retain additional personnel with such capabilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with the Acquisition of Mercator," "Business--Human Resources" and "Management."

    DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS. The Company has relationships with collaborators at academic and other institutions who conduct research in cooperation with the Company. Such collaborators are not employees of the Company. All of the Company's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The potential success of the Company's discovery programs depends in part on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be able to negotiate additional acceptable collaborations at academic and other institutions or that its existing collaborations will be maintained or be successful.

    The Company's research collaborators and scientific advisors sign agreements which provide for confidentiality of the Company's proprietary information and results of studies, but not all of Mercator's former employees and consultants have signed such agreements. There can be no assurance that the Company will be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of the Company's confidential information could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Uncertainty of Patents and Proprietary Rights."


    CONTROL OF COMPANY BY, AND POTENTIAL CONFLICTS OF INTEREST WITH, INTERNEURON. Interneuron has expressed its intention to purchase 500,000 Units in the Offering at the initial public offering price. As a result, following the Offering, Interneuron will beneficially own approximately 37% of the Company's Common Stock (approximately 36% if the Underwriter's over-allotment option is exercised in full). The actual ownership percentage of Interneuron in the Company after the Offering will depend upon the amount of the Final Acquisition Consideration payable with respect to the Acquisition, which will determine the number of shares of Common Stock to be issued in the Acquisition.


    Interneuron is and will continue to be the Company's largest stockholder. Accordingly, Interneuron will continue to have substantial influence over the election of directors of the Company and other matters submitted to a stockholder vote, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets. In addition, the Company and Interneuron intend to enter into an intercompany services agreement that will provide among other things that in the event of any future equity offering by the Company, Interneuron will have the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully-diluted interest in the Company immediately prior to such equity offering, subject to certain limitations.

    Interneuron may elect to increase its ownership percentage in the Company through other means, including additional equity investments or the purchase of Common Stock in the open market. Interneuron, however, has not made any commitment to purchase additional securities and there can be no assurance that it will do so. Interneuron's ownership of a substantial block of the Company's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of the Company.


    In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. The Company granted Interneuron an option and right of first refusal to acquire an exclusive, worldwide license to manufacture, use and sell the protein product of the DEL-1 gene (as defined below) ("Del-1") for human therapeutic uses in exchange for a royalty to the Company based on sales. While the option agreement specifies the payments to be made to Interneuron if the Company or a third party develops such a therapeutic, the terms of any license agreement should Interneuron exercise its option, including the amount of the royalty to the Company, will be determined through negotiations between Interneuron and the Company and, given the relationship between Interneuron and the Company, the terms of any such license agreement may not be as favorable to the Company as those that may be obtainable from a third party. In addition, such option and right of first refusal may have an adverse effect on the Company's ability to enter into license or other agreements relating to Del-1 with third parties. In connection with the grant of the option, Interneuron relinquished its right to certain minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 1,439,016 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering. Interneuron and the Company agreed to determine the value of the relinquishment of the minimum return adjustments and the extent to which such value may be credited against payments, including royalties, that would otherwise be payable by Interneuron to the Company under any such license. Such relinquishment may be deemed taxable income to the Company. There can be no assurance that all of such income would be offset by current expenses or operating loss carryforwards.



    Interneuron has agreed to recapitalize a portion of its investment in the Company immediately prior to the closing of the Offering such that (i) Interneuron will not be entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering; and (ii) Interneuron will contribute to the Company's capital all outstanding balances of intercompany loans from Interneuron to Progenitor ($13.9 million as of July 31, 1997). See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Discovery Programs," "--Corporate Agreements," "Certain Transactions--Relationship with Interneuron," "Principal Stockholders" and "Description of Securities--Preferred Stock."


    UNCERTAINTY OF HEALTH CARE REFORM MEASURES AND THIRD-PARTY
REIMBURSEMENT. The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of third-party payors, such as government health administration authorities, private health insurers and other organizations, to contain or reduce the cost of health care. In the U.S. and in certain foreign jurisdictions there have been, and the Company expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the consideration or approval of such proposals could have a material adverse effect on the trading and market price of the Common Stock or on the Company's ability to raise capital or to complete additional corporate agreements, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

    In both domestic and foreign markets, successful commercial sales of the Company's or its collaborators' or licensees' potential products will depend in part on the availability of reimbursement from government and health administrative authorities, private health insurers or other third-party payors. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. There can be no assurance that any of the Company's potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company, its collaborators or licensees to maintain price levels sufficient to realize an appropriate return on its investment. In addition, the trend toward managed health care in the U.S. and the concurrent growth of managed care organizations, such as health maintenance organizations, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, could result in pricing pressure for any products that might be developed by the Company. If adequate reimbursement is not provided by government and other third-party payors for the Company's or its collaborators' or licensees' potential products, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    RISK OF PRODUCT LIABILITY. The testing, manufacture, marketing and sale of pharmaceutical and other products entail the inherent risk of liability claims or product recalls and associated adverse publicity. Clinical trials and sales by the Company or its collaborators or licensees of potential products incorporating the Company's discoveries may expose the Company to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others selling such products. The Company currently has a limited amount of clinical trial and product liability insurance coverage through Interneuron. The Company will seek to obtain its own coverage upon completion of the Offering and to maintain and appropriately increase such coverage as clinical development of any product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. Certain of the Company's license agreements require it to indemnify licensors against product liability claims arising from products developed using the licensed technology. Also, certain of these agreements and other collaborative and license agreements require the Company to maintain minimum levels of insurance coverage. The failure to maintain product liability coverage, the occurrence of any product liability claim or a recall of products of the Company or its collaborators or licensees could inhibit or prevent commercialization of products being developed by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent any product liability claim exceeds the amount of any insurance coverage, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Corporate Agreements," "--Technology Agreements," "--License Agreements" and "--Product Liability Insurance."


    NO PRIOR TRADING MARKET; NO ASSURANCE OF ACTIVE TRADING MARKET; POTENTIAL VOLATILITY OF TRADING PRICES. Prior to the Offering, there has been no public market for the Common Stock or the Warrants and there can be no assurance that an active public market for the Common Stock or the Warrants will develop or be sustained after the Offering. The initial public offering price of the Units has been determined through negotiations between the Company and representatives of the Underwriters. The allocation of the initial public offering price of the Units between the Unit Shares and the Warrants has been determined by the Board of Directors of the Company acting in good faith after consultation with independent financial advisers. There can be no assurance that future market prices for the Common Stock and Warrants together will equal or exceed the initial public offering price of the Units or that the price of each of the

Common Stock and the Warrants will equal or exceed such allocation. The stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. In addition, the market prices of securities of other biotechnology companies in the past have been highly volatile and the market price of the Company's Common Stock and Warrants also may experience such volatility. Factors such as the results of preclinical studies and clinical trials by the Company or its collaborative partners, licensees or competitors, evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new discoveries, product opportunities or products by the Company or its competitors, changes in governmental regulations or third-party reimbursement policies, developments in patent or other proprietary rights of the Company or its competitors, fluctuations in the Company's operating results and changes in general market conditions for biotechnology stocks could have an adverse impact on the future price of the Common Stock and the Warrants. See "Underwriting."


    POSSIBLE DELISTING FROM THE NASDAQ NATIONAL MARKET; MARKET ILLIQUIDITY. The Common Stock and Warrants (collectively, the "Listed Securities") have been approved for separate listing on the Nasdaq National Market. In order to maintain such listing, the Company will be required to comply with certain Nasdaq National Market listing maintenance standards including minimum tangible asset value amounts, public float requirements and minimum stock price amounts. There can be no assurance that the Company will be able to comply with such listing maintenance standards as in effect from time to time. If the Company is unable to comply with the standards for continued listing, the Listed Securities could be subject to delisting from the Nasdaq National Market. Trading, if any, in the Listed Securities would thereafter be conducted on the Nasdaq Small Cap Market or on an electronic bulletin board established for securities that do not meet the Nasdaq Small Cap Market listing requirements or in what is commonly referred to as the "pink sheets." As a result of any such delisting from the Nasdaq National Market, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.



    DETERMINATION OF UNIT SHARES IPO PRICE; POTENTIAL CONFLICTS OF
INTEREST. The allocation of the initial public offering price of the Units between the Unit Shares and the Warrants has been determined by the Board of Directors of the Company acting in good faith after consultation with independent financial advisers. The Unit Shares IPO Price, which was determined by such allocation, was one of the main factors in determining (i) the number of shares of Common Stock to be issued upon conversion of the Series A and Series B Preferred Stock; (ii) the number of shares of Common Stock to be issued to The Ohio University Foundation in connection with its anti-dilution adjustment;
(iii) the number of shares of Common Stock to be issued pursuant to the Acquisition; and (iv) the number of shares of Common Stock to be issued to Amgen. In determining the Unit Shares IPO Price, each member of the Company's Board of Directors may be deemed to have a conflict of interest with respect to one or more of these matters by virtue of an affiliation with The Ohio University Foundation, Interneuron or a related entity, or, in the case of Dr. Given, the receipt upon the closing of the Offering of options with an exercise price equal to the Unit Shares IPO Price. There can be no assurance that the market prices of the Common Stock or the Warrants after the Offering will correspond to the allocation by the Board of Directors. See "Management," "Certain Transactions," "Certain Federal Tax Considerations" and "Underwriting."


    REDEMPTION OF WARRANTS. The outstanding Warrants are subject to redemption at $0.01 per Warrant upon at least 30 days (but not more than 60 days) written notice provided that the market price (as determined in the Warrant Agreement described below) of the Common Stock during the 30 consecutive trading days ending within three days of the date of the notice of redemption equals or exceeds 200% of the then-current Warrant exercise price. If the Company exercises the right to redeem the outstanding Warrants, a holder would be forced to (i) exercise the Warrant; (ii) sell the Warrant at the then-current market price; or (iii) accept the redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the then-current market price of the Warrants. See "Description of Securities--Warrants."

    CURRENT PROSPECTUS REQUIRED TO EXERCISE THE WARRANTS. Holders will be able to exercise the Warrants only if a current prospectus relating to the Warrant Shares is then in effect. Although the Company has undertaken to maintain the effectiveness of a current prospectus covering the Warrant Shares subject to certain limited exceptions, there can be no assurance that the Company will be able to do so. The value of the Warrants may be impaired if a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective. See "Description of Securities--Warrants."

    ANTI-TAKEOVER CONSIDERATIONS. After the Offering, the Company will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's stockholders. The Company has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock would dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, all outstanding options under the Company's 1992 Stock Option Plan and 1996 Stock Incentive Plan become exercisable, and purchase dates under the 1996 Employee Stock Purchase Plan could be accelerated, upon certain changes in control of the Company. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could delay or make more difficult a merger, tender offer or proxy contest involving the Company and may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. There can be no assurance that this provision, the rights of option holders and the Company's ability to issue Preferred Stock will not have an adverse effect on the market value of the Company's stock or Warrants in the future. See "Management--Stock Plans" and "Description of Securities."

    HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS. Research and development conducted by the Company involves the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. The Company, and its collaborators and licensees, as applicable, are subject to international, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such substances and certain waste products. The Company believes that the safety procedures relating to its in-house research and development and production efforts are in material compliance with the standards currently prescribed by such laws and regulations. However, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. Moreover, there can be no assurance that the Company's collaborators and licensees are and will continue to be in compliance with such standards or that the Company will not be required to incur significant costs in the future to comply with new or modified standards. In such events, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

    MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The Company intends to use the net proceeds of the Offering, together with the cash proceeds received from the sale of the Amgen Shares and the sale of 25,000 shares of Common Stock to The Ohio University Foundation, primarily for research and development. In addition, the Company intends to use a portion of such net proceeds as follows: (i) approximately $1.0 million to pay expenses relating to employee benefit and retention plans relating to the Acquisition; and (ii) approximately $1.0 million relating to legal, accounting and other costs incurred in the Acquisition and related Form S-4 registration statement. The Company expects to consolidate its operations in California, and, in connection with such consolidation, to use approximately $2.5 million of such net proceeds to facilitate employee relocation, and $500,000 of such net proceeds for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. The Company anticipates using the balance of such net proceeds for the expansion or upgrade of facilities, acquisition of equipment and for working capital and other general corporate purposes. The

Company also may use such proceeds for other purposes, including the acquisition of technology rights, products, equipment, businesses or assets of other companies. No such transactions involving a material amount of consideration are being negotiated as of the date of this Prospectus. Accordingly, management will retain broad discretion over the use of such net proceeds. There can be no assurance as to the timing or application of such proceeds, or that the application thereof will not have a material adverse effect on the Company's future business, financial condition or results of operations. See "Use of Proceeds," "Certain Transactions" and "Description of Securities."

    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON STOCK PRICE. Prior to the Offering, there has not been any public market for the Common Stock or the Warrants and there can be no assurance that a significant public market for the Common Stock or the Warrants will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the Warrants or the future ability of the Company to raise capital through an offering of equity securities.


    After the Offering, the Company will have outstanding 13,273,068 shares of Common Stock (13,685,568 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,750,000 Unit Shares (and up to an additional 2,750,000 shares of Common Stock issuable upon exercise of the Warrants) offered hereby will be freely tradeable without restriction in the public market under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. After taking into account the purchases by Interneuron and entities affiliated with Robertson, Stephens & Co. of an aggregate of 750,000 Unit Shares (the "Affiliate Shares"), 2,000,000 Unit Shares will be freely tradeable immediately after the closing of the Offering. The Affiliate Shares will be subject to certain volume, manner of sale and other limitations under Rule 144, as well as the lockup agreements described below. The 142,000 Unit Shares to be purchased by entities affiliated with InterWest Partners and Oak Investment Partners will be eligible for immediate sale in the public market, subject to the Mercator Lockup Agreements described below. In addition, 3,440,928 shares of the Company's Common Stock will be issued in connection with the Acquisition and registered under the Company's Registration Statement on Form S-4. However, 3,376,996 of such shares issued to "affiliates" of Mercator within the meaning of Rule 145 under the Securities Act will be subject to certain volume, manner of sale and other limitations under Rules 144 and 145, as well as the lockup agreements described below.



    The remaining 7,082,140 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.



    Pursuant to "lockup" agreements, all of the Company's executive officers and directors and certain stockholders, who collectively hold 1,291,215 of such Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Interneuron will hold 4,430,664 of such Restricted Shares and has agreed pursuant to a lockup agreement not to offer, sell, grant any option to purchase or otherwise dispose of any of its Restricted Shares (plus the 500,000 Affiliate Shares that Interneuron will acquire in the Offering) for a period of 365 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. In addition, Amgen has agreed not to offer, sell, grant any option to purchase or otherwise dispose of, for a period of 180 days from the date of this Prospectus, any of the 1,023,256 Restricted Shares it will hold without the prior written consent of the Company, and the Company has agreed in the Underwriting Agreement that it will not grant such consent without the prior written consent of Lehman Brothers Inc.


    In addition to the limitations under Rule 145, substantially all stockholders and optionholders of Mercator have entered into lockup agreements ("Mercator Lockup Agreements"), pursuant to which they have agreed not to offer, sell, grant any option to purchase or otherwise dispose of shares of the Company's Common Stock acquired in the Acquisition (including upon the exercise of any Replacement Options after the Acquisition) without the prior written consent of Lehman Brothers Inc. Such restrictions lapse as to one-third of all shares beneficially owned by a holder that is not an "affiliate" of Mercator within the meaning of Rule 145 after each of 180 days, 270 days and 365 days following completion of the Acquisition, and as to one-third of all shares held by an "affiliate" of Mercator within the meaning of Rule 145 after each of 240, 270 and 365 days following completion of the Acquisition.


    The Company also has agreed that it will not offer, sell, grant any option to purchase or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans, without the prior written consent of Lehman Brothers Inc.


    Upon termination of the agreements described above, approximately 1,448,110, 1,208,999, 1,208,999 and 6,139,663 of such shares will be eligible for immediate sale in the public market beginning 181, 241, 271 and 366 days, respectively, after the date of this Prospectus, subject to certain volume, manner of sale and other limitations under Rules 144 and 145 and approximately 883,814, 47,334, 64,786 and 64,786 of such shares will be eligible for immediate sale in the public market beginning 181, 241, 271 and 366 days after the date of this Prospectus without limitation under Rule 144(k) or otherwise. Lehman Brothers Inc. may, at any time without notice, release all or any portion of the shares subject to such agreements.



    In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 132,731 shares immediately after the Offering), or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



    After the effective date of the Offering, the Company intends to file registration statements on Form S-8 to register an aggregate of 695,463 shares of Common Stock reserved for issuance upon exercise of outstanding options, an aggregate of 952,731 shares of Common Stock reserved for issuance pursuant to options to be granted upon the closing of the Offering with an exercise price equal to the Unit Shares IPO Price, an aggregate of 1,660,694 shares of Common Stock to be reserved for grants or awards under its 1992 Stock Option Plan and 1996 Stock Incentive Plan and an aggregate of 595,358 shares of Common Stock subject to Replacement Options that are reserved for issuance under its 1997 Stock Option Plan. Such registration statements will become effective automatically upon filing. The Company has filed a registration statement on Form S-8 to register an aggregate of 100,000 shares of Common Stock reserved for issuance under the 1996 Employee Stock Purchase Plan. Shares issued under the foregoing plans after the filing of the registration statements on Form S-8 may be sold in the open market subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lockup agreements and vesting restrictions imposed by the Company.



    After the closing of the Offering, 72,536 shares of Common Stock issuable upon exercise of outstanding warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Certain registration rights also have been granted to Amgen in connection with the purchase of the Amgen Shares. See "Description of Securities--Registration Rights" and "Shares Eligible for Future Sale."



    DILUTION. Investors purchasing Units in the Offering will incur immediate and substantial dilution equal to $4.07 per share. The initial public offering price of the Units has been determined by negotiations between the Company and representatives of the Underwriters. The allocation of the initial public offering price of the Units between the Unit Shares and the Warrants has been determined by the Board of Directors of the Company acting in good faith after consultation with independent financial advisers. See "--No Prior Trading Market; No Assurance of Active Trading Market; Potential Volatility of Trading Prices," "--Determination of Unit Shares IPO Price; Potential Conflicts of Interest," "Dilution," "Management," "Certain Transactions" and "Underwriting."


    ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


    The aggregate net proceeds from the sale of the 2,750,000 Units offered hereby are estimated to be approximately $16.6 million ($19.3 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated expenses of the Offering of approximately $1.5 million payable by the Company and assuming no exercise of the Warrants. The Company also will receive $4.5 million in cash and a $1.0 million promissory note from the sale of the Amgen Shares, and approximately $67,000 in cash from the sale of 25,000 shares of Common Stock to The Ohio University Foundation, pursuant to a stock purchase right.


    The Company intends to use the net proceeds of the Offering, together with the cash proceeds received from the sale of the Amgen Shares and the sale of 25,000 shares of Common Stock to The Ohio University Foundation, primarily for research and development. In addition, the Company intends to use a portion of such net proceeds as follows: (i) approximately $1.0 million to pay expenses relating to employee benefit and retention plans relating to the Acquisition; and (ii) approximately $1.0 million relating to legal, accounting, and other costs incurred in the Acquisition and related Form S-4 registration statement. The Company expects to consolidate its operations in California, and, in connection with such consolidation, to use approximately $2.5 million of such net proceeds to facilitate employee relocation, and $500,000 of such net proceeds for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems, and facilities, and other integration costs. The Company anticipates using the balance of such net proceeds for the expansion or upgrade of facilities, acquisition of equipment and for working capital and other general corporate purposes. The Company also may use a portion of the net proceeds of the Offering to acquire technology rights, products, equipment, businesses or assets of other companies. No such transactions involving a material amount of consideration are being negotiated as of the date of this Prospectus.


    The amounts actually expended for each purpose including the allocation of funding among the Company's research programs will depend on numerous factors, including any expansion or acceleration of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies; the Company's ability to establish and maintain relationships with corporate and academic collaborators; the ability of the Company to integrate the operations of Mercator with those of Progenitor; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals, if any; and other factors. The Company estimates that, at its planned rate of spending, subject to the factors described above, the net proceeds of the Offering, together with the proceeds from the sale of the Amgen Shares, and the interest income earned on such proceeds, together with existing cash and cash equivalents (collectively, the "Proceeds"), will be sufficient to meet its funding requirements for approximately the next 18 months. In order to achieve this result, however, the Company will need to closely manage the rate of expenditures for all of its research programs. Although the Company anticipates that such Proceeds will be sufficient to meet its funding requirements for its primary research programs for approximately the next 18 months, the Company will be required to curtail the expansion of, or to reduce the level of expenditures for, certain of its other research programs, or to seek corporate collaborations with respect to such programs at an earlier stage than would be required if the Company had greater financial resources or obtain other funding. There can be no assurance that any such corporate collaboration will be obtained on terms favorable to the Company or at all or that any such funding will be available on terms favorable to the Company or at all. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. Pending such uses, the Company intends to invest the net proceeds of the Offering in investment grade, interest-bearing securities. See "Risk Factors--History of Operating Losses; Anticipation of Future Losses," "--Need for Additional Capital; Uncertainty of Additional Funding," "--Management Discretion as to Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions" and "Description of Securities."


                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on shares of its Common Stock. The Company currently intends to retain any future earnings for its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any payment of cash dividends would be made at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


    The following table sets forth as of March 31, 1997 (i) the actual capitalization of Progenitor as if the 1-for-2 reverse stock split had occurred prior to March 31, 1997; (ii) the Company's capitalization on a pro forma basis as if the Acquisition had occurred as of March 31, 1997 (assuming Final Acquisition Consideration of $22.0 million for Mercator) and giving effect to
(a) the automatic conversion of all outstanding shares of Progenitor's Series A and Series B Preferred Stock into an aggregate of 3,074,767 shares of Common Stock upon the closing of the Offering, (b) the contribution to capital of indebtedness evidenced by a convertible debenture and a promissory note held by Interneuron (with an aggregate outstanding balance of $7.1 million as of March 31, 1997), (c) the contribution to capital of the Interneuron Bridge Loan (with an outstanding balance of $1.3 million as of March 31, 1997), and (d) the issuance of 71,900 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering; and
(iii) the Company's capitalization on a pro forma as adjusted basis to reflect
(a) the issuance and sale of the 2,750,000 Units offered hereby (after deducting underwriting discounts and commissions and the estimated expenses of the Offering payable by the Company) and the receipt and application of the estimated net proceeds therefrom, (b) the sale of 1,023,256 shares of Common Stock to Amgen, concurrently with the closing of the Offering, and (c) the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $2.69 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering. See "Use of Proceeds," "Business--Corporate Agreements," "--Mercator Acquisition," "Certain Transactions" and "Description of Securities."



                                                                                         AS OF MARCH 31, 1997
                                                                               -----------------------------------------
                                                                                     (IN THOUSANDS, EXCEPT SHARES
                                                                                          AND PER SHARE DATA)
                                                                                               PRO FORMA
                                                                               PROGENITOR   FOR ACQUISITION   PRO FORMA
                                                                                 ACTUAL     AND CONVERSIONS  AS ADJUSTED
                                                                               -----------  ---------------  -----------
Cash and cash equivalents....................................................   $       8      $     132      $  21,302
                                                                               -----------  ---------------  -----------
                                                                               -----------  ---------------  -----------
Long-term obligations (1)....................................................   $   8,763      $     966      $     966
Stockholders' equity (deficit):
  Preferred Stock, Series A, $0.01 par value: 2,120,000 shares authorized;
    2,020,496 shares issued and outstanding, actual; no shares authorized,
    issued or outstanding, pro forma and pro forma as adjusted...............          20         --             --
  Preferred Stock, Series B, $0.01 par value: 880,000 shares authorized;
    349,000 shares issued and outstanding, actual; no shares authorized,
    issued or outstanding, pro forma and pro forma as adjusted...............           3         --             --
  Common Stock, $0.001 par value: 39,000,000 shares authorized; 2,887,217 shares issued and outstanding, actual; 9,474,812 shares issued and outstanding, pro forma; and 13,273,068 shares issued and outstanding, pro
    forma as adjusted (2)....................................................           3              9             13
  Shareholder promissory note receivable.....................................      --             --             (1,000)
  Additional paid-in capital.................................................      14,972         57,382         78,837
  Deficit accumulated during development stage...............................     (22,962)       (60,092)       (60,419)
                                                                               -----------  ---------------  -----------
    Total stockholders' equity (deficit).....................................      (7,964)        (2,701)        17,431
                                                                               -----------  ---------------  -----------
      Total capitalization...................................................   $     799      $  (1,735)     $  18,397
                                                                               -----------  ---------------  -----------
                                                                               -----------  ---------------  -----------


------------------------------

(1) See Notes 5, 9, 10, 13 and 14 to the Progenitor Financial Statements.


(2) Excludes: (i) 2,750,000 shares of Common Stock issuable upon exercise of the Warrants; (ii) 3,408,888 shares of Common Stock reserved for grants or awards under the Company's 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan, of which (a) options to purchase 695,463 shares of Common Stock were outstanding as of June 20, 1997 under such stock plans, with a weighted average exercise price of $5.13 per share, and (b) options to purchase 952,731 shares of Common Stock are to be granted under the 1996 Stock Incentive Plan upon the closing of the Offering, with an exercise price equal to the Unit Shares IPO Price; (iii) 595,358 shares of Common Stock issuable upon exercise of Replacement Options to be issued under the 1997 Stock Option Plan in connection with the Acquisition, with a weighted average exercise price of $0.83 per share; (iv) 72,536 shares of Common Stock issuable upon exercise of warrants outstanding as of June 20, 1997, with an exercise price of $3.31 per share; and (v) 56,738 shares of Common Stock issuable upon exercise of the Mercator Warrants, with a weighted average exercise price of $2.94 per share. See "Management--Stock Plans," "Certain Transactions" and "Description of Securities."

                                    DILUTION


    Pro forma net tangible book value per share is equal to the Company's net tangible assets (tangible assets of the Company less total liabilities) divided by 9,474,812 shares of Common Stock outstanding as of March 31, 1997 (as if the 1-for-2 reverse split of the Company's Common Stock had occurred prior to March 31, 1997), assuming (i) the Acquisition occurred as of March 31, 1997; (ii) the automatic conversion of all outstanding shares of Progenitor's Series A and Series B Preferred Stock into an aggregate of 3,074,767 shares of Common Stock upon the closing of the Offering; and (iii) the issuance of 71,900 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering. See "Business--Corporate Agreements," "--Mercator Acquisition," "Description of Securities" and "Certain Transactions--Relationship with Interneuron."



    As of March 31, 1997, the Company had a pro forma net tangible book value deficit of approximately $3.4 million or $0.36 per share. Without taking into account any other changes in pro forma net tangible book value deficit other than to give effect to (i) the issuance and sale of the 2,750,000 Units offered hereby and the receipt and application of the estimated net proceeds therefrom;
(ii) the sale of 1,023,256 shares of Common Stock to Amgen for $4.5 million in cash and a $1.0 million promissory note, concurrently with the closing of the Offering; and (iii) the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $2.69 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering, the pro forma net tangible book value of the Company as of March 31, 1997 would have been approximately $17.4 million or $1.31 per share. This represents an immediate increase in pro forma net tangible book value of $1.67 per share to existing stockholders and an immediate dilution of $4.07 per share to new investors. The following table sets forth the per share dilution to new investors in the
Offering:



Initial public offering price per share allocated to each share of
  Common Stock.......................................................             $    5.38
  Pro forma net tangible deficit per share as of March 31, 1997......  $   (0.36)
  Increase per share attributable to new investors...................       1.67
                                                                       ---------
Pro forma net tangible book value per share after the Offering.......                  1.31
                                                                                  ---------
Dilution per share to new investors..................................             $    4.07
                                                                                  ---------
                                                                                  ---------



    The following table summarizes, on a pro forma basis as of March 31, 1997, the differences between existing stockholders, former Mercator stockholders, Amgen, and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (before deducting underwriting discounts and commissions and estimated offering expenses). The calculation in this table with respect to shares of Common Stock to be purchased by new investors in the Offering excludes shares of Common Stock issuable upon exercise of the Warrants.



                                            SHARES PURCHASED          TOTAL CONSIDERATION
                                        -------------------------  --------------------------  AVERAGE PRICE
                                           NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                        ------------  -----------  -------------  -----------  -------------
Existing stockholders.................     6,058,884       45.7%   $  36,117,000       48.2%     $    5.96
Former Mercator stockholders..........     3,440,928       25.9       18,495,000       24.7           5.38
Amgen.................................     1,023,256        7.7        5,500,000        7.4           5.38
New investors.........................     2,750,000       20.7       14,781,000       19.7           5.38
                                        ------------      -----    -------------      -----
    Total.............................    13,273,068      100.0%   $  74,893,000      100.0%
                                        ------------      -----    -------------      -----
                                        ------------      -----    -------------      -----



    The foregoing tables reflect no exercise of outstanding options or warrants subsequent to March 31, 1997. As of June 20, 1997, there were (i) 3,408,888 shares of Common Stock reserved or to be reserved for grants or awards under the Company's 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan, of which (a) options to purchase 695,463 shares of Common Stock were outstanding under such stock plans, with a weighted average exercise price of $5.13 per share, and (b) options to purchase 952,731 shares of Common Stock are to be granted under the 1996 Stock Incentive

Plan upon the closing of the Offering, with an exercise price equal to the Unit Shares IPO Price; (ii) 595,358 shares of Common Stock issuable upon exercise of Replacement Options to be issued under the 1997 Stock Option Plan in connection with the Acquisition, with a weighted average exercise price of $0.83 per share;
(iii) 72,536 shares of Common Stock issuable upon exercise of outstanding warrants, with an exercise price of $3.31 per share; and (iv) 56,738 shares of Common Stock issuable upon exercise of the Mercator Warrants, with a weighted average exercise price of $2.94 per share. See "Capitalization," "Business--Corporate Agreements," "Management--Stock Plans" and "Description of Securities-- Preferred Stock."

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


    The following pro forma financial statements are presented assuming (i) that the consummation of the Acquisition was accounted for using the purchase method of accounting; (ii) the automatic conversion of all outstanding shares of Progenitor's Series A and Series B Preferred Stock into an aggregate of 3,074,767 shares of Common Stock upon the closing of the Offering, the contribution to capital of indebtedness evidenced by a convertible debenture and a promissory note held by Interneuron (with an aggregate outstanding balance of $7.1 million as of March 31, 1997) upon the closing of the Offering, the issuance of 71,900 shares of Common Stock to The Ohio University Foundation pursuant to an anti-dilution adjustment, and the contribution to capital of the Interneuron Bridge Loan (with an outstanding balance of $1.3 million as of March 31, 1997) in connection with the Offering (collectively, the "Conversions"); and
(iii) the issuance and sale of 2,750,000 Units offered hereby (after deducting underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom, the sale of the Amgen Shares for $4.5 million in cash and a $1.0 million promissory note, concurrently with the closing of the Offering, and the sale of 25,000 shares of Common Stock to The Ohio University Foundation at a price of $2.69 per share, pursuant to a stock purchase right, concurrently with the closing of the Offering (collectively, the "Offering Adjustments"). See "Business--Corporate Agreements," "Certain Transactions--Relationship with Interneuron" and "Description of Securities."


    The pro forma balance sheet assumes that the Acquisition, Conversions and Offering Adjustments were consummated as of March 31, 1997. The pro forma statements of operations have been prepared by combining the historical financial statements of Progenitor for the fiscal year ended September 30, 1996 and for the six months ended March 31, 1997 with the historical financial statements of Mercator for the year ended December 31, 1996 and for the six months ended March 31, 1997, respectively. The pro forma statements of operations assume that the Acquisition, Conversions and Offering Adjustments were consummated as of October 1, 1995.

    The pro forma statements of financial position and results of operations exclude certain non-recurring items such as estimated costs of $1.0 million for severance, retention and bonus programs, $2.5 million to facilitate employee relocation, and $500,000 for other costs such as employee benefit and integration costs related to the consolidation of operations and the elimination of duplicate systems and facilities of Progenitor and Mercator subsequent to the consummation of the Acquisition. In addition, the Company will likely incur additional costs of being a public reporting entity. Such increases in costs, particularly insurance and annual financial reporting costs, have not been included in the pro forma statements of operations for either period presented. In addition, the shares issuable upon the automatic conversions pursuant to the minimum return provisions on the Series A and B Preferred Stock have been treated as a dividend in the pro forma balance sheet. This dividend on preferred stock, which will increase the net loss attributable to holders of Common Stock by approximately $12.3 million, has been excluded as an adjustment in the pro forma statement of operations as it is a non-recurring item directly related to the Offering. See "Risk Factors--History of Operating Losses; Anticipation of Future Losses," "--Risks Associated with the Acquisition of Mercator" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments. The pro forma financial statements do not represent what the Company's actual results of operations would have been had the transactions occurred on such dates nor does it purport to predict or indicate the Company's financial position or results of operations at any future date or for any future period. The pro forma financial statements should be read in conjunction with the historical financial statements of both Progenitor and Mercator and the related notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            PRO FORMA BALANCE SHEETS
                                 MARCH 31, 1997
                                  (UNAUDITED)


                                                                                       PRO
                                                                                      FORMA
                                                              PRO      DEBT AND        FOR
                                                  ACQUI-     FORMA      EQUITY       ACQUI-
                               ACTUAL             SITION      FOR     CONVERSION     SITION      OFFERING     PRO
                      ------------------------   ADJUST-     ACQUI-    ADJUST-         AND       ADJUST-    FORMA AS
                      PROGENITOR   MERCATOR(1)   MENTS(2)    SITION    MENTS(3)    CONVERSIONS   MENTS(4)   ADJUSTED
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
                                                              (IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash
    equivalents.....   $      8     $    124     $ --       $    132   $ --         $    132     $21,170    $21,302
  Accounts
    receivable......        176       --           --            176     --              176       --           176
  Deferred interest
    expense.........     --              750        (750)      --        --           --           --         --
  Prepaid expenses
    and other
    current
    assets..........         96           65       --            161     --              161       --           161
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
    Total current
      assets........        280          939        (750)        469     --              469      21,170     21,639
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
Property and
  equipment at
  cost..............      1,660        2,474      (1,298)      2,836     --            2,836       --         2,836
    Less accumulated
     depreciation...       (822)      (1,298)      1,298        (822)    --             (822)      --          (822)
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
                            838        1,176       --          2,014     --            2,014       --         2,014
Notes receivable
  from officers, net
  and other.........         58          150       --            208     --              208       --           208
Deferred offering
  and acquisition
  costs.............      1,627           97      (1,013)        711     --              711        (711)     --
Convertible bridge
  promissory note
  receivable from
  Mercator..........      1,308       --          (1,308)      --        --           --           --         --
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
    Total assets....   $  4,111     $  2,362     $(3,071)   $  3,402   $ --         $  3,402     $20,459    $23,861
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------

LIABILITIES AND
  STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts
    payable.........   $    506     $    685     $   583    $  1,774   $ --         $  1,774     $ --       $ 1,774
  Accrued
    expenses........      2,421           93       --          2,514     --            2,514         327      2,841
  Convertible notes
    payable.........     --            2,250      (2,250)      --        --           --           --         --
  Equipment
    financing
    obligations--
    current.........        385          464       --            849     --              849       --           849
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
    Total current
      liabilities...      3,312        3,492      (1,667)      5,137     --            5,137         327      5,464
Note
payable--Interneuron...     6,577     --           --          6,577    (6,577)       --           --         --
Convertible
debenture--Interneuron...       495    --          --            495      (495)       --           --         --
Bridge
Loan--Interneuron...      1,310       --           --          1,310    (1,310)       --           --         --
Convertible Notes
payable--Progenitor..                  1,308      (1,308)      --        --           --           --         --
Equipment financing
  obligations.......        381          585       --            966     --              966       --           966
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
    Total
      liabilities...     12,075        5,385      (2,975)     14,485    (8,382)        6,103         327      6,430
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------

Redeemable preferred
  stock,
  Series A..........     --            3,015      (3,015)      --        --           --           --         --
Redeemable preferred
  stock,
  Series B..........     --            8,020      (8,020)      --        --           --           --         --
Redeemable preferred
  stock,
  Series C..........     --            4,526      (4,526)      --        --           --           --         --
Redeemable preferred
  stock,
  Series D..........     --           --           --          --        --           --           --         --

Stockholders' equity
  (deficit):
  Preferred stock,
    Series A........         20       --           --             20       (20)       --           --         --
  Preferred stock,
    Series B........          3       --           --              3        (3)       --           --         --
  Common stock......          3       --               3           6         3             9           4         13
  Common stock......     --               53         (53)      --        --           --           --         --
  Shareholder
    promissory note
    receivable......     --           --           --          --        --           --          (1,000)    (1,000)
  Additional paid-in
    capital.........     14,972       --          21,338      36,310    21,072        57,382      21,455     78,837
  Deficit
    accumulated
    during
    development
    stage...........    (22,962)     (18,637)     (5,823)    (47,422)  (12,670)      (60,092)       (327)   (60,419)
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
    Total
      stockholders'
      equity
      (deficit).....     (7,964)     (18,584)     15,465     (11,083)    8,382        (2,701)     20,132     17,431
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
    Total
      liabilities
      and
      stockholders'
      equity
      (deficit).....   $  4,111     $  2,362     $(3,071)   $  3,402   $ --         $  3,402     $20,459    $23,861
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------
                      ----------   -----------   --------   --------  ----------   -----------   --------   --------

                       PRO FORMA STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                      ACTUAL
                                            ---------------------------
                                               FOR THE       FOR THE
                                             YEAR ENDED     YEAR ENDED                   DEBT AND
                                            SEPTEMBER 30,  DECEMBER 31,   PRO FORMA       EQUITY
                                                1996           1996          FOR        CONVERSION      PRO FORMA
FOR THE YEAR ENDED SEPTEMBER 30, 1996        PROGENITOR    MERCATOR(1)   ACQUISITION   ADJUSTMENTS     AS ADJUSTED
------------------------------------------  -------------  ------------  -----------  --------------  -------------
                                                       (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Revenues..................................   $     1,332    $      500    $   1,832    $    --        $       1,832
Operating expenses:
  Research and development................         3,873         6,049        9,922          386(5)          10,308
  General and administrative..............         1,791         1,593        3,384         --                3,384
                                            -------------  ------------  -----------       -----      -------------
    Total operating expenses..............         5,664         7,642       13,306          386             13,692
                                            -------------  ------------  -----------       -----      -------------
Nonrecurring expense......................           974        --              974         --                  974
Interest expense, net.....................           178            66          244         (120)(6)            124
                                            -------------  ------------  -----------       -----      -------------
  Net loss................................   $    (5,484)   $   (7,208)   $ (12,692)   $    (266)     $     (12,958)
                                            -------------  ------------  -----------       -----      -------------
                                            -------------  ------------  -----------       -----      -------------
Supplemental net loss per share...........   $     (0.91)
                                            -------------
                                            -------------
Shares used in computing supplemental net
 loss per share...........................     6,009,876(7)
                                            -------------
                                            -------------
Pro forma net loss per share..............                                                            $       (0.94)
                                                                                                      -------------
                                                                                                      -------------
Shares used in computing pro forma net
 loss per share...........................                                                               13,779,282(7)
                                                                                                      -------------
                                                                                                      -------------



                                                       ACTUAL
                                             --------------------------
                                              FOR THE SIX MONTHS ENDED                   DEBT AND
                                                   MARCH 31, 1997         PRO FORMA       EQUITY
                                             --------------------------      FOR        CONVERSION      PRO FORMA
FOR THE SIX MONTHS ENDED MARCH 31, 1997       PROGENITOR    MERCATOR(1)  ACQUISITION   ADJUSTMENTS     AS ADJUSTED
-------------------------------------------  -------------  -----------  -----------  --------------  -------------
                                                        (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)
Revenues...................................  $         859   $     125    $     984    $    --        $         984
Operating expenses:
  Research and development.................          2,150       3,249        5,399          386(5)           5,785
  General and administrative...............          1,226         802        2,028         --                2,028
                                             -------------  -----------  -----------       -----      -------------
    Total operating expenses...............          3,376       4,051        7,427          386              7,813
                                             -------------  -----------  -----------       -----      -------------
Interest expense, net......................            287          73          360         (265)(6)             95
                                             -------------  -----------  -----------       -----      -------------
  Net loss.................................  $      (2,804)  $  (3,999)   $  (6,803)   $    (121)     $      (6,924)
                                             -------------  -----------  -----------       -----      -------------
                                             -------------  -----------  -----------       -----      -------------
Supplemental net loss per share............  $       (0.46)
                                             -------------
                                             -------------
Shares used in computing supplemental net
 loss per share............................      6,065,658(7)
                                             -------------
                                             -------------
Pro forma net loss per share...............                                                           $       (0.50)
                                                                                                      -------------
                                                                                                      -------------
Shares used in computing pro forma net loss
 per share.................................                                                              13,835,064(7)
                                                                                                      -------------
                                                                                                      -------------

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

(1) Reflects the actual financial statements of Mercator for the date or period indicated. Mercator actual financial statements for the six month period ended March 31, 1997 were derived by combining the unaudited financial statements of Mercator for the three month period ended December 31, 1996 with the unaudited financial statements of Mercator for the three month period ended March 31, 1997. Progenitor will consummate the Acquisition upon the closing of the Offering.

(2) In connection with the Acquisition, the allocation of the purchase price to the assets and liabilities of Mercator at estimated fair values is as follows:


Purchase Price:
  Common stock, stock options and warrants to be issued:
    3,440,928 shares of common stock..........................  $  18,495
    Stock options for 595,358 shares of common stock..........      2,707
    Warrants for 56,738 shares of common stock................        138
    Progenitor funding to Mercator............................      1,308
  Total estimated acquisition fees and costs..................      1,500
                                                                ---------
    Total purchase price......................................  $  24,148
                                                                ---------
                                                                ---------
Allocation of purchase price:
  In-process research and development.........................  $  24,460
  Excess of the estimated fair value of Mercator liabilities
    assumed over assets purchased as of March 31, 1997........       (312)
                                                                ---------
    Total.....................................................  $  24,148
                                                                ---------
                                                                ---------



   For pro forma financial statement purposes, the purchase price was estimated using the initial public offering price, and the Unit Shares IPO Price. The initial public offering price of the Units has been determined through negotiations between Progenitor and representatives of the Underwriters. The Unit Shares IPO Price has been determined by the Board of Directors of Progenitor acting in good faith after consultation with independent financial advisers. See "Risk Factors--No Prior Trading Market; No Assurance of Active Trading Market; Potential Volatility of Trading Prices" and "-- Determination of Unit Shares IPO Price; Potential Conflicts of Interest." The actual purchase price for Mercator will be determined by a valuation of the Common Stock, stock options and warrants issued at the time of the closing of the Offering.

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

   The Acquisition was reflected in the unaudited pro forma balance sheet as follows:


Eliminate deferred interest expense.........................             $    (750)
To establish fair value of property and equipment...........                (1,298)
To eliminate Mercator accumulated depreciation..............                 1,298
Accounts payable incurred for acquisition costs.............                  (583)
Eliminate Mercator convertible notes payable, net...........                 2,250
Eliminate Convertible Note Payable--Progenitor..............                 1,308
Eliminate Convertible bridge promissory note receivable from
 Mercator ..................................................                (1,308)
Write-off of deferred acquisition cost......................                (1,013)
Eliminate Mercator redeemable preferred stock, Series A.....                 3,015
Eliminate Mercator redeemable preferred stock, Series B.....                 8,020
Eliminate Mercator redeemable preferred stock, Series C.....                 4,526
Reflect par value of the 3,440,928 shares of common stock
 issued.....................................................                    (3)
Eliminate Mercator common stock.............................                    53
Reflect the issuance of common stock, options and warrants
 in additional paid-in capital..............................               (21,338)
Deficit accumulated during the development stage:
  Reflect charge for purchase of in-process
    research and development................................     24,460
  Eliminate Mercator deficit accumulated
    during the development stage............................    (18,637)
                                                              ---------
    Subtotal................................................                 5,823
                                                                         ---------
      Total.................................................             $       0
                                                                         ---------
                                                                         ---------

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

   The allocation of the Mercator purchase price among the identifiable tangible and intangible assets and liabilities is based on preliminary estimates of the fair market value of those assets and liabilities. The technological feasibility of the purchased in-process research and development technology has not yet been established and the technology has no alternative future use. Final determination of the allocation of the purchase price will be based on independent appraisals expected to be completed shortly after the Acquisition is consummated. Accordingly, final amounts could differ from those used herein and the impact of such difference in the Company's financial statements could be material.

   In addition, the Company will provide additional funding to Mercator prior to the closing of the Offering, funded in stages based upon a plan sufficient to meet the working capital obligations of Mercator. The additional funding will be part of Progenitor's purchase price consideration ($1,308 as of March 31, 1997). Prior to the closing of the Offering, Progenitor anticipates that approximately $4,000 will be funded to Mercator, and that the amount allocated to in-process research and development to be written off in connection with the Acquisition would be approximately $27,000.


   In connection with the Acquisition, the Company expects to incur several nonrecurring charges in the quarter and fiscal year ending September 30, 1997 which in the aggregate are currently estimated to be $31,000, including the write-off of costs related to the purchase of in-process research and development, severance, employee retention and bonus programs and employee relocation, and other employee benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in consolidating duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. The costs of the write-off of in-process research and development have been considered in the purchase price allocation above, while the remaining costs have been excluded from the pro forma presentation. In addition, the charge for purchased in-process research and development ($24,460) has been excluded from the pro forma statement of operations as it is a material nonrecurring charge which will be reflected in the statement of operations of the Company within the year following the Acquisition.

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

(3) Reflects the following Conversions which will occur upon the closing of the
    Offering:


(a)  The automatic conversion of all outstanding shares of
     Progenitor's Preferred Stock Series A and Series B into an aggregate of 3,074,767 shares of Common Stock:
     Preferred stock, Series A...................................  $    (20)
     Preferred stock, Series B...................................  $     (3)

(b)  The contribution to capital of indebtedness evidenced by a convertible debenture and a promissory note held by
     Interneuron:
     Note payable--Interneuron...................................  $ (6,577)
     Convertible debenture--Interneuron..........................  $   (495)

(c)  The contribution to capital of the Interneuron Bridge
     Loan:.......................................................  $ (1,310)

(d)  Issuance of 71,900 shares of Common Stock to The Ohio
     University Foundation in connection with an anti-dilution
     adjustment pursuant to a stock purchase right...............  $   (386)
     To reflect a dividend for the total value of the shares of
     Common Stock to be issued upon the automatic conversion of the Series B Preferred Stock (a total of 725,353 shares with a value of the Unit Shares IPO Price less consideration of
     $1,560 paid as reflected in the historical financial
     statements).................................................    (2,339)
     To reflect as a dividend the additional shares of Common
     Stock otherwise issuable upon automatic conversion of Series
     A Preferred Stock, but the right to which shares was
     relinquished or contributed to capital by Interneuron
     (1,850,163 shares at the Unit Shares IPO Price).............    (9,945)
                                                                   --------
                                                                   $(12,670)
                                                                   --------
                                                                   --------

(e)  To reflect the par value and additional paid-in capital as a result of items (a) through (d) above:
     Common Stock, (par value of $0.001) for a total issuance of
     3,146,667 shares of common stock............................  $      3
     Additional paid-in capital..................................  $ 21,072



    The dividends shown in 3(d) above related to minimum return provisions which will increase the net loss attributable to holders of Common Stock by approximately $12.3 million for the year ended September 30, 1997.



    In exchange for an option agreement dated as of July 2, 1997, Interneuron has relinquished its right to minimum return adjustments through the quarter ended April 7, 1997 to the conversion ratio of its Series A Preferred Stock. These rights, if not relinquished, would have resulted in Interneuron receiving an additional 1,439,016 shares of Common Stock upon conversion of its Series A Preferred Stock.



    Interneuron has agreed to recapitalize a portion of its investment in the Company immediately prior to the closing of the Offering such that (i) Interneuron will not be entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering; and (ii) Interneuron will contribute to the Company's capital all outstanding balances of intercompany loans from Interneuron

                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


    to Progenitor ($7.1 million as of March 31, 1997). The outstanding balances of the intercompany loans from Interneuron have increased to $13.9 million as of July 31, 1997.


(4) Reflects the Offering Adjustments as follows:


(a)        To record the receipt and application of cash and cash equivalents:
             The issuance and sale of the 2,750,000 Units offered hereby
               (after deducting underwriting discounts and commissions and the estimated expenses of the Offering)............................  $  16,603
             The receipt of $4,500 in cash in connection with the purchase of
               1,023,256 Amgen Shares.........................................      4,500
             The sale of 25,000 shares of Common Stock to The Ohio University
               Foundation at a price of $2.69 per share.......................         67
                                                                                ---------
                                                                                $  21,170
                                                                                ---------
                                                                                ---------

(b)        To record an accrual for bonuses payable to officers of the Company
             in connection with the Offering..................................  $     327

(c)        To reflect the stockholder promissory note receivable from Amgen...  $  (1,000)

(d)        To reflect the par value and additional paid-in capital as a result of item (a) above:
             Common Stock (par value of $.001), for consideration of a total
               issuance of 3,798,256 shares of Common Stock...................  $       4
             Additional paid-in capital.......................................  $  21,455


(5) Reflects research and development expense regarding the additional shares issued to The Ohio University Foundation pursuant to an anti-dilution adjustment in connection with the Offering relating to previous research and technology arrangements.


(6) Eliminates interest expense relating to a convertible debenture, a promissory note held by Interneuron, and the Interneuron Bridge Loan which will be contributed to the capital of the Company by Interneuron upon closing of the Offering.


(7) Supplemental loss per share amounts are computed using the weighted-average number of shares outstanding of Common Stock and Common Stock equivalents. Common Stock equivalents are excluded from the computation when their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission, Common Stock equivalent shares relating to stock options and warrants (using the treasury stock method) that were issued during the 12-month period prior to the filing of this Registration Statement are included for all periods presented whether or not they are anti-dilutive. In addition, the supplemental net loss per share amounts have been presented to reflect net loss per share had the Conversions occurred as of October 1, 1995.

    Pro forma net loss per share amounts are based upon the supplemental net loss per share amounts adjusted for the Acquisition and the Offering Adjustments assuming the Acquisition and the Offering occurred as of October 1, 1995.

                 PROGENITOR SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial data of Progenitor. The selected financial statement of operations data for each of the three years in the period ended September 30, 1996 and the balance sheet data as of September 30, 1995 and 1996 are derived from the financial statements of Progenitor, which have been audited by Coopers & Lybrand L.L.P., independent accountants, that are included elsewhere in this Prospectus and are qualified by reference to such financial statements and the notes related thereto. Coopers & Lybrand L.L.P.'s report on these financial statements which appears elsewhere herein, includes an explanatory paragraph with respect to Progenitor's ability to continue as a going concern described in Note 1 to the Progenitor Financial Statements. The selected statement of operations data for the period from May 8, 1992 (date of inception) to September 30, 1992 and for the year ended September 30, 1993, and the balance sheet data as of September 30, 1992, 1993, and 1994, are derived from financial statements audited by Coopers & Lybrand L.L.P. that are not included herein. The statement of operations data for the six months ended March 31, 1996 and 1997 and for the period from May 8, 1992 (date of inception) to March 31, 1997 and the balance sheet data as of March 31, 1997, have been derived from unaudited financial statements which include all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial data set forth herein. The results for the six months ended March 31, 1996 and 1997, are not necessarily indicative of the results to be expected for future periods. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Progenitor Financial Statements and related Notes thereto and other financial information included elsewhere herein.

                                                                                                                    MAY 8, 1992
                                    MAY 8, 1992                                                    SIX MONTHS         (DATE OF
                                     (DATE OF                                                        ENDED           INCEPTION)
                                   INCEPTION) TO          YEARS ENDED SEPTEMBER 30,                MARCH 31,             TO
                                   SEPTEMBER 30,  ------------------------------------------  --------------------   MARCH 31,
                                       1992         1993       1994       1995       1996       1996       1997         1997
                                   -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.........................    $  --        $  --      $  --      $   2,821  $   1,332  $     912  $     859   $    5,012
Operating expenses:
  Research and development.......          775        3,116      4,113      4,228      3,873      1,706      2,150       18,255
  General and administrative.....          264        1,339      1,275      1,116      1,791        691      1,226        7,011
                                   -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
Total operating expenses.........        1,039        4,455      5,388      5,344      5,664      2,397      3,376       25,266
                                   -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
Nonrecurring expense.............       --           --         --         --            974     --         --              974
Interest expense.................           23          246        648        352        178         56        287        1,734
                                   -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
Net loss.........................    $  (1,062)   $  (4,701) $  (6,036) $  (2,875) $  (5,484) $  (1,541) $  (2,804)  $  (22,962)
                                   -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                   -------------  ---------  ---------  ---------  ---------  ---------  ---------  ------------

                                                              AS OF SEPTEMBER 30,                        AS OF
                                            --------------------------------------------------------   MARCH 31,
                                              1992       1993        1994        1995        1996         1997
                                            ---------  ---------  ----------  ----------  ----------  ------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............  $      35  $      11  $       10  $    1,174  $       22   $        8
  Working capital.........................       (379)      (562)       (988)       (269)     (1,755)      (3,032)
  Total assets............................        568        979         977       2,395         920        4,111
  Long-term obligations...................      1,210      6,150      11,767         705       4,010        8,763
  Deficit accumulated during development
    stage.................................     (1,062)    (5,763)    (11,799)    (14,674)    (20,158)     (22,962)
  Total stockholders' deficit.............     (1,057)    (5,755)    (11,791)       (101)     (5,164)      (7,964)

                  MERCATOR SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth selected historical financial data of Mercator. The selected financial statement of operations data for each of the three years in the period ended December 31, 1996, and the balance sheet data as of December 31, 1995 and 1996, are derived from the financial statements of Mercator, which have been audited by Ernst & Young LLP, independent auditors, that are included elsewhere in this Prospectus and are qualified by reference to such financial statements and the notes related thereto. Ernst & Young LLP's report on these financial statements which appears elsewhere herein, includes an explanatory paragraph with respect to Mercator's ability to continue as a going concern described in Note 1 to the Mercator Financial Statements. The selected statement of operations data for the period from October 9, 1992 (date of inception) to December 31, 1993 and the balance sheet data as of December 31, 1993 and 1994, are derived from financial statements audited by Ernst & Young LLP that are not included herein. The statement of operations data for the three months ended March 31, 1996 and 1997 and for the period from October 9, 1992 (date of inception) to March 31, 1997 and the balance sheet data as of March 31, 1997 have been derived from unaudited financial statements which include all adjustments, consisting solely of normal recurring adjustments which Mercator considers necessary for a fair presentation of its financial position at the end of, and the results of its operations for, these periods. The results for the three months ended March 31, 1996 and 1997 are not necessarily indicative of the results to be expected for future periods. The selected historical financial data should be read in conjunction with the Mercator Financial Statements and related Notes thereto and other financial data included elsewhere herein.

                                                                                                                   OCTOBER 9,
                                         OCTOBER 9, 1992                                                              1992
                                            (DATE OF                                           THREE MONTHS         (DATE OF
                                          INCEPTION) TO      YEARS ENDED DECEMBER 31,             ENDED          INCEPTION) TO
                                          DECEMBER 31,    -------------------------------       MARCH 31,          MARCH 31,
                                              1993          1994       1995       1996       1996       1997          1997
                                         ---------------  ---------  ---------  ---------  ---------  ---------  --------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues.............................     $  --         $  --      $     375  $     500  $     125  $  --        $      875
  Operating costs and expenses:
    Research and development...........         1,222         2,330      4,183      6,049      1,240      1,592        15,376
    General and administrative.........           180           639      1,524      1,593        283        393         4,329
                                              -------     ---------  ---------  ---------  ---------  ---------  --------------
  Total operating costs and expenses...         1,402         2,969      5,707      7,642      1,523      1,985        19,705
                                              -------     ---------  ---------  ---------  ---------  ---------  --------------
  Loss from operations.................        (1,402)       (2,969)    (5,332)    (7,142)    (1,398)    (1,985)      (18,830)
  Interest income......................            54           229        291        114         19          6           694
  Interest expense.....................           (21)          (95)      (156)      (180)       (49)       (49)         (501)
                                              -------     ---------  ---------  ---------  ---------  ---------  --------------
  Net loss.............................     $  (1,369)    $  (2,835) $  (5,197) $  (7,208) $  (1,428) $  (2,028)   $  (18,637)
                                              -------     ---------  ---------  ---------  ---------  ---------  --------------
                                              -------     ---------  ---------  ---------  ---------  ---------  --------------

  Net loss per share...................     $  (14.38)    $  (28.62) $  (48.70) $  (55.27) $  (12.94) $   (8.66)
                                              -------     ---------  ---------  ---------  ---------  ---------
                                              -------     ---------  ---------  ---------  ---------  ---------

                                                                        AS OF DECEMBER 31,                  AS OF
                                                            -------------------------------------------   MARCH 31,
                                                              1993       1994       1995        1996        1997
                                                            ---------  ---------  ---------  ----------  -----------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $     858  $   2,002  $   1,446  $      439   $     124
  Short-term investments..................................        690      4,094        487      --          --
  Working capital.........................................      1,393      6,355      1,112      (1,790)     (2,553)
  Total assets............................................      2,187      7,834      3,573       3,083       2,362
  Long-term obligations and redeemable preferred stock....      3,331     11,580     12,004      16,247      17,454
  Deficit accumulated during development stage............     (1,369)    (4,204)    (9,401)    (16,609)    (18,637)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH EACH OF THE PROGENITOR AND MERCATOR FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    A development stage company, Progenitor was incorporated in February 1992 and commenced operations in May 1992. Progenitor has devoted substantially all of its resources since inception to research and development programs. To date, all of Progenitor's revenues have resulted from payments from collaborators and licensees and a grant from the U.S. Department of Commerce's National Institute of Standards and Technology Advanced Technology Program ("ATP") that was awarded to Progenitor in November 1994. Payments from collaborators, license fees, payments under governmental grants and investment income, in each case, if any, are expected to be the only sources of revenue for the foreseeable future. Certain payments under collaborative and license arrangements are contingent upon the Company meeting certain milestones. Payments under collaborative or licensing arrangements, if any, will be subject to significant fluctuation in both timing and amount and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period. The Company has not yet received any royalties or other revenues from the sale of products or services and does not expect to receive any such revenues for the next several years, if at all. As of March 31, 1997, Progenitor had a total stockholders' deficit of $8.0 million, including an accumulated deficit of $23.0 million. See "Risk Factors-- History of Operating Losses; Anticipation of Future Losses."


    Interneuron provided the initial funding of Progenitor and had invested $19.7 million in Progenitor in equity and debt financings through March 31, 1997. Interneuron has expressed its intention to purchase 500,000 Units in the Offering at the initial public offering price. As a result, following the Offering, Interneuron will beneficially own approximately 37% of the Company's Common Stock (approximately 36% if the Underwriter's over-allotment option is exercised in full). Accordingly, Interneuron is and will continue to be the Company's largest stockholder. Interneuron has no obligation to invest any additional funds in the Company, and the Company does not expect Interneuron to do so. Progenitor raised an additional $1.6 million in net proceeds through a private placement of Preferred Stock in fiscal 1995. The Company intends to seek additional funding through public or private equity or debt financing and collaborative and license arrangements. There can be no assurance, however, that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. See "Risk Factors--Need for Additional Capital; Uncertainty of Additional Funding," "-- Control of Company By, and Potential Conflicts of Interest With, Interneuron" and "Certain Transactions--Relationship With Interneuron."



    On February 14, 1997, Progenitor entered into the Acquisition Agreement. Progenitor intends to close the Acquisition by issuing 3,440,928 shares of Common Stock to the Mercator stockholders (assuming Final Acquisition Consideration of $22.0 million for Mercator). See "Business--Mercator Acquisition."


    Significant discovery, research and development efforts will be required prior to the time any of the Company's gene discoveries may lead to product candidates or result in products that may be brought to the market, if at all. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, if at all, even if any are successfully developed and proven safe and effective. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. See "Risk Factors--Uncertainty of Product Development."

    The Company intends to use the net proceeds of the Offering, together with the cash proceeds received from sale of the Amgen Shares and the sale of 25,000 shares of Common Stock to The Ohio University Foundation, primarily for research and development. In addition, the Company intends to use a portion of such net proceeds as follows: (i) approximately $1.0 million to pay expenses relating to employee benefit and retention plans relating to the Acquisition; and (ii) approximately $1.0 million relating to legal, accounting and other costs relating to the Acquisition and related Form S-4 registration statement. The Company expects to consolidate its operations in California, and, in connection with such consolidation, to use approximately $2.5 million of such net proceeds to facilitate employee relocation, and $500,000 of such net proceeds for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. The Company anticipates using the balance of such net proceeds for the expansion or upgrade of facilities, acquisition of equipment and for working capital and other general corporate purposes.

    The Company's Series A and Series B Preferred Stock will be automatically converted into Common Stock in the event of a qualifying initial public offering such as the Offering. The terms of the Series A and Series B Preferred Stock provide that, upon such an offering, the conversion ratio will be adjusted so that the holders receive a minimum return of 35% annually, commencing July 7, 1995.


    Interneuron has relinquished its right to seven minimum return adjustments on its holdings of Series A Preferred Stock in exchange for an option agreement dated as of July 2, 1997. Pursuant to this option agreement, Interneuron received a right of first refusal to acquire an exclusive, worldwide license to manufacture, use and sell certain technology related to the Company's Del-1 protein on terms to be negotiated. In the event that Progenitor grants such rights to a third party, the Company must share fees, milestone payments and royalties with Interneuron. Should the Company develop and sell the technology independently, the Company will pay Interneuron royalties on net sales. Thus, should the Company license or sell the technology to a third party, royalty payments will be paid to Interneuron. Because the amount of revenue to be shared or royalties to be paid depends upon the future development and success of the technology and the structure of any future sale or license agreement, it is not currently possible to estimate the future effect of the option on the Company. The Company is not required to pursue the development of Del-1 and does not expect the payments to be made to Interneuron if Del-1 is successfully developed to be material to its total cost of developing Del-1. In addition, Del-1 is only one of a number of discoveries generated from the Company's genomics system. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron" and "Business--Corporate Agreements."



    As a result of the option agreement, Interneuron relinquished its right to receive minimum return adjustments on its Series A Preferred Stock through April 7, 1997. These rights, if not relinquished, would have resulted in Interneuron receiving an additional 1,439,016 shares of Common Stock upon conversion of its Series A Preferred Stock.



    Interneuron has agreed to recapitalize a portion of its investment in the Company immediately prior to the closing of the Offering such that (i) Interneuron will not be entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering; and (ii) Interneuron will contribute to the Company's capital all outstanding balances of intercompany loans from Interneuron to Progenitor ($13.9 million as of July 31, 1997).



    Upon the closing of the Offering, the minimum return adjustments on the Series A and Series B Preferred Stock will be treated for accounting purposes as a dividend to the preferred holders in the form of 435,121 additional shares of Common Stock to be issued, and 1,850,163 shares of Common Stock the issuance of which was relinquished or contributed to the capital of the Company by Interneuron. In accordance with generally acceptable accounting principles, this dividend will increase the net loss attributable to holders of Common Stock by approximately $12.3 million for the year ended September 30, 1997.


  PRO FORMA FOR ACQUISITION

    As of March 31, 1997, the Company, on a pro forma basis (including Mercator) had an accumulated deficit of approximately $60.4 million. The Company expects to incur substantial additional losses over the next several years as it expands its research and development activities. In connection with the Acquisition, the Company expects to incur several nonrecurring charges in the quarter ended September 30, 1997, which in the aggregate are currently estimated to be approximately $31.0 million, including the write-off of $27.0 million in costs related to the purchase of in-process research and development, $1.0 million for severance, retention and bonus programs, $2.5 million to facilitate employee relocation, and $500,000 for other costs such as benefit costs, the consolidation of operations, the elimination of duplicate systems and facilities, and other integration costs. Factors that could increase such costs include any unexpected employee turnover, unforeseen delays in consolidating duplicate facilities once the Acquisition has been completed and the associated costs of hiring temporary employees and consultants, and any additional fees and charges to obtain consents, regulatory approvals or permits. In addition, the Company will likely incur material additional costs associated with being a public reporting entity. Such increases in costs will primarily relate to communication with stockholders, insurance and annual financial reporting costs. See "Risk Factors--Risks Associated with the Acquisition of Mercator" and "Business--Facilities."


RESULTS OF OPERATIONS

  PROGENITOR SIX MONTHS ENDED MARCH 31, 1996 AND 1997

    Revenues for the six months ended March 31, 1996 and 1997 were $912,000 and $859,000, respectively. For the first six months of 1996, Progenitor recognized $500,000 in revenues pursuant to the collaboration agreement with Chiron entered into in March 1995, and also recognized revenues totaling $400,000 under the Company's ATP grant which provides for aggregate payments of $2.0 million over three years. For the first six months of fiscal 1997, Progenitor recognized $500,000 in revenue as a result of entering into a license agreement with Amgen, and $351,000 of revenues related to Progenitor's ATP grant.

    Research and development expense increased from $1.7 million for the six months ended March 31, 1996 to $2.2 million for the six months ended March 31, 1997. The increase was due to the addition of five scientific staff members and related recruiting costs, annual salary increases, costs associated with additional sponsored research agreements entered into during September 1996, and increased costs and expenses associated with patent filings and license and collaborative agreements in process.

    General and administrative expenses increased from $691,000 for the six months ended March 31, 1996 to $1.3 million for the six months ended March 31, 1997. The increase is due primarily to new administrative personnel, and overall salary increases.

    Interest expense increased from $57,000 for the six months ended March 31, 1996 to $287,000 for the six months ended March 31, 1997 primarily as a result of increased borrowings under the promissory note payable to Internueron.

  PROGENITOR FISCAL YEARS ENDED SEPTEMBER 30, 1994, 1995 AND 1996

    Revenues of $2.8 million in fiscal 1995 were primarily attributable to an initial cash payment of $2.5 million under Progenitor's collaboration agreement with Chiron and recognition of $260,000 of revenues related to a payment under Progenitor's ATP grant. Revenues for fiscal 1996 totaled $1.3 million as a result of a $500,000 milestone payment received from Chiron in January 1996 and revenues recognized under the ATP grant totaling $751,000.

    Research and development expenses increased from $4.1 million for fiscal 1994, to $4.2 million for fiscal 1995 and decreased to $3.9 million for fiscal 1996. The increase in fiscal 1994 was largely due to the addition of senior research and development management in late fiscal 1993 as well as annual salary increases, increased short-term sponsored research commitments and increased depreciation expenses resulting from additions of laboratory, office and computer equipment. The increase in research and development expenses in fiscal 1995 was largely attributable to the $750,000 reimbursement to Chiron for certain start-up manufacturing costs related to the Chiron collaboration. The decrease in research and development expenses to $3.9 million was largely attributable to the $750,000 Chiron reimbursement recorded in June 1995. Other research and development expenses consisted primarily of salaries and consulting fees, legal fees, sponsored research projects, license fees and expenditures for laboratory supplies and animal facilities. The Company expects research and development expenses to increase in the future, depending on the availability of capital.

    General and administrative expenses were $1.3 million for fiscal 1994, decreased to $1.1 million for fiscal 1995, and increased to $1.8 million for fiscal 1996. The slight decrease between fiscal 1994 and fiscal 1995 resulted primarily from a credit from Interneuron for overbilled employee benefit expenses incurred prior to fiscal 1995, which was offset against similar expenses in 1995. The fiscal 1996 increase was largely due to increases in annual salaries, recruitment and relocation fees associated with new administrative personnel, consulting and legal fees, travel expenses and occupancy charges. The Company expects general and administrative expenses to increase in the future depending on the availability of capital.

    Interest expense decreased from $648,000 for fiscal 1994 to $352,000 for fiscal 1995, and to $179,000 for fiscal 1996. The decrease in interest expense in fiscal 1995 was due to a lower average debt balance resulting from the conversion into equity of $11.5 million of Progenitor's debt payable to Interneuron and the receipt by Progenitor of a cash payment of $2.5 million in fiscal 1995 under its collaboration agreement with Chiron. Interest expense incurred by Progenitor in fiscal 1996 resulted from debt funding provided to Progenitor by Interneuron which resumed upon depletion of the cash received from Chiron in fiscal 1995. Progenitor began incurring interest expense related to equipment financings in fiscal 1994. The Company expects to continue financing equipment purchases through sale-leaseback arrangements, if favorable terms are available, which could result in an increase in interest expense.

    During fiscal 1996, Progenitor incurred $974,000 of nonrecurring expense related to its initial filing of the Registration Statement in connection with the Offering.


    No income tax provision or benefit has been provided for federal income tax purposes as Progenitor has incurred losses since inception. As of September 30, 1996, Progenitor had deferred tax assets of $8.0 million. Because of uncertainties surrounding the realization of these favorable tax attributes in future tax periods, all of the net deferred tax assets have been fully offset by a valuation allowance. As of September 30, 1996, Progenitor had total federal net operating loss carryforwards of $18.4 million and federal tax credits of approximately $618,000, both of which expire on dates through 2010. Under
Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating loss carryforwards is limited after an ownership change to an annual amount equal to the value of the loss corporation's stock immediately before the date of the ownership change, multiplied by the federal long-term tax exempt rate. To date, Progenitor has not incurred an ownership change under
Section 382. As a result of the actions contemplated by the Offering, the Acquisition and the related transactions, Progenitor is likely to incur such a change of ownership, in which case Progenitor's ability to use the losses incurred prior to the date of the Offering may be limited as to timing, pursuant to Section 382. Under the terms of an option agreement with Interneuron with respect to certain aspects of Del-1, Interneuron relinquished its rights to certain minimum return provisions of the Company's Series A Preferred Stock. Such relinquishment may be deemed taxable income to Progenitor. Interneuron has also agreed to recapitalize a portion of its investment in the Company immediately prior to the closing of the IPO such that (i) Interneuron will not be entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering; and (ii) Interneuron will contribute to the Company's capital all outstanding balances of intercompany loans from Interneuron to Progenitor ($13.9 million as of July 31, 1997). All or a portion of such recapitalized amounts may be deemed taxable income to Progenitor. There can be no assurance that all of the foregoing taxable income amounts would be offset by current expenses or operating loss carryforwards. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron," "Business--Discovery Programs," "--Corporate Agreements" and "Certain Transactions--Relationship With Interneuron."

LIQUIDITY AND CAPITAL RESOURCES

  PROGENITOR

    Since inception, Progenitor has financed its operations primarily through debt and equity financings from Interneuron of $19.7 million through March 31, 1997, a private financing of $1.6 million in net proceeds from the sale of Progenitor's Preferred Stock in fiscal 1995 and a private financing from The Ohio University Foundation in February 1996 of $350,000. In addition, Progenitor received payments of $2.5 million and $500,000 from Chiron in April 1995 and January 1996, respectively, and received payments of $65,000 and $769,000 in fiscal 1995 and fiscal 1996, respectively, and $351,000 for the six months ended March 31, 1997, under the ATP grant. Progenitor also completed sale-leaseback transactions generating $88,000, $117,000 and $551,000 in cash during fiscal 1995, fiscal 1996, and the six months ended March 31, 1997, respectively. Progenitor used these sources of financing to fund its operations. During fiscal 1995, and fiscal 1996, respectively, Progenitor used $1.6 million and $4.8 million of cash in operating activities. As of March 31, 1997, Progenitor had cash and cash equivalents totaling $8,000.


    The Company expects negative cash flow from operations to continue for the foreseeable future. The Company will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in collaborative or license agreements, if any, and expand administrative capabilities. The Company estimates that, at its planned rate of spending, its existing cash and cash equivalents, together with the net proceeds from the Offering, the proceeds from the sale of the Amgen Shares, and the interest income earned on such proceeds (collectively, the "Proceeds"), will be sufficient to meet its funding requirements for approximately the next 18 months. In order to achieve this result, however, the Company will need to closely manage the rate of expenditures for all of its research programs. Although the Company anticipates that such Proceeds will be sufficient to meet its funding requirements for its primary research programs for approximately the next 18 months, the Company will be required to curtail the expansion of, or to reduce the level of expenditures for, certain of its other research programs, in the future or to seek corporate collaborations with respect to such programs at an earlier stage than would be required if the Company had greater financial resources or obtain other funding. There can be no assurance that any such corporate collaboration will be obtained on terms favorable to the Company or at all or that any such funding will be available on terms favorable to the Company or at all. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. The Company's future funding requirements will depend on many factors, including any expansion or acceleration of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies or businesses, if any; the Company's ability to establish and maintain corporate relationships and academic collaborations; the Company's ability to integrate the operations of Mercator with those of Progenitor; the Company's ability to manage growth; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative and licensing arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals, if any; and other factors. To the extent undertaken by the Company, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase the Company's funding requirements.


    The Company will need to raise substantial additional capital to fund operations. Prior to the Offering, Interneuron has funded substantially all of Progenitor's operations. Interneuron, however, is under no obligation to provide, and the Company does not expect that Interneuron will provide, any additional funds in the future. The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. In addition, in the event that additional funds are obtained through collaborative or license arrangements, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Risk Factors-- Need for Additional Capital; Uncertainty of Additional Funding."

  FUNDING FOR MERCATOR PRIOR TO THE ACQUISITION

    In connection with the Acquisition, the Company has committed an aggregate maximum amount of $6.6 million to fund Mercator's interim working capital needs (the "Mercator Bridge Financing"), estimated to be $800,000 per month. The Mercator Bridge Financing will bear interest at a fixed rate of 10% per annum and would be payable on January 15, 1999, or on such earlier date as provided in the Agreement.


    In order to provide funding for the Mercator Bridge Financing, Interneuron agreed to provide Progenitor a line of credit of up to an aggregate maximum amount of $6.6 million bearing interest at 10% per annum (the "Interneuron Bridge Loan"). Interneuron has agreed to recapitalize a portion of its investment in the Company by making a contribution to the Company's capital of the entire balance of the Interneuron Bridge Loan effective immediately prior to closing of the Offering. The outstanding balance of such Interneuron Bridge Loan was $3.7 million as of July 31, 1997. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron," "Certain Transactions--Relationship with Interneuron" and "Description of Securities--Preferred Stock."


IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

    In October, 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," which establishes an alternative method of accounting for employee stock compensation plans based on a fair value methodology. However, the statement allows an entity to continue to use the accounting prescribed by APB Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." The Company will adopt the disclosure requirements of SFAS No. 123 in fiscal year 1997, but will elect to continue to measure compensation cost following the accounting prescribed in APB Opinion No. 25.

                                    BUSINESS

OVERVIEW

    Progenitor is engaged in the discovery and functional characterization of genes to identify targets for the development of new pharmaceuticals. The Company's initial focus is on the identification of genes important in blood and immune cell development ("hematopoiesis"), blood vessel development ("angiogenesis"), bone formation ("osteogenesis"), cancer, asthma and schizophrenia. Using its core developmental biology approach and an array of genomics technologies, Progenitor has identified several potential therapeutic targets, and intends to accelerate its discovery of potential targets by accessing complementary gene discovery and characterization technologies. Consistent with this strategy, Progenitor will complete the acquisition of Mercator concurrently with the closing of the Offering. Through the Acquisition, Progenitor gains a complementary gene discovery approach, disease genetics, established discovery programs and worldwide rights to two genes. The Company intends to use its integrated genomics system to provide its partners with in-depth functional information in support of each therapeutic target. Such well-characterized targets may have the potential to expedite product development and to reduce development costs.

    Using its developmental biology approach and integrated genomics technologies, Progenitor discovered the B219 leptin receptor gene, for which it has received one issued U.S. patent and one notice of allowance from the USPTO. The B219 leptin receptor may have therapeutic applications in obesity, diabetes and certain blood and immune system disorders. Progenitor has entered into a license agreement with Amgen relating to certain aspects of the Company's leptin receptor technology. The Company is seeking collaborations for its retained rights to the leptin receptor technology, including small molecule screening and cell sorting. Progenitor also has discovered a red blood cell growth factor activity that may have therapeutic applications in cancer, anemias and other diseases, and is collaborating with Novo Nordisk in the isolation, development and commercialization of the associated growth factor. In addition, Progenitor has discovered, in collaboration with Vanderbilt University ("Vanderbilt"), the developmentally-regulated endothelial locus-1 ("DEL-1") gene, which the Company believes has roles in angiogenesis and osteogenesis. Progenitor and Vanderbilt have filed joint patent applications with respect to DEL-1.

    On February 14, 1997, Progenitor entered into an agreement to acquire Mercator concurrently with the closing of the Offering. In addition to obtaining a disease genetics approach to gene discovery, Progenitor will obtain technologies that will enhance and extend its genomics capabilities. Progenitor also will obtain worldwide rights to a gene associated with hereditary hemochromatosis ("HH"), an iron overload disease, and the EPM1 epilepsy gene, both discovered using this disease genetics approach. Mercator has eleven pending U.S. patent applications, a provisional U.S. patent application and certain corresponding foreign applications relating to its genomics technologies and discoveries, and has received notices of allowance from the USPTO for patent applications relating to the diagnosis of HH using specific gene markers and genetic mutations, and for an application relating to its automated genomic sequencing technology. A patent application relating to the EPM1 epilepsy gene is pending in the USPTO. See "Risk Factors--Uncertainty of Patents and Proprietary Rights," "--Mercator Acquisition" and "--Patents and Proprietary Rights."

BUSINESS STRATEGY

    The Company's objective is to identify and functionally characterize genes as therapeutic targets, and to commercialize those targets through partnerships with biopharmaceutical firms. A further objective of the Company is to provide its partners with a comprehensive package of in-depth functional information in support of each target. The information package may include patents and patent applications, proof of principle and accompanying data from assays and model systems, and high-throughput functional assays for drug candidate design and testing. The Company believes that such a package may increase the likelihood of obtaining corporate partnerships because it has the potential to expedite development to the clinical testing stage, and to reduce the need to pay multiple royalties for separate technology components.

    Key elements of the Company's business strategy to achieve this objective include:

    EMPLOY ITS INTEGRATED GENOMICS SYSTEM. The Company intends to implement its integrated genomics system to accelerate the discovery and characterization of therapeutic targets for the development of new pharmaceuticals. Using its complementary gene discovery approaches in developmental biology and disease genetics, and applying its genomics technologies, the Company believes it can generate more potential targets with more in-depth functional characterization than could be achieved through a single approach.

    EMPLOY FLEXIBLE DEVELOPMENT AND COMMERCIALIZATION APPROACH. The Company intends to use a two-tiered approach to developing and commercializing its gene discoveries. The Company intends to enter into partnerships with biopharmaceutical firms to support gene discovery programs in specific disease areas. In parallel, the Company intends to continue to identify and characterize promising genes that can be developed to a later stage internally before partnering. Such genes may command higher milestone and royalty payments than genes derived from programs underwritten by third parties.

    PURSUE PATENT PROTECTION. The Company will continue to seek protection for its discoveries and proprietary technologies through the maintenance of trade secrets and by filing applications for patents, where appropriate. The Company believes that its integrated system may improve its ability to identify gene sequences correlated with biological functions and, therefore, may enhance the likelihood of ultimately securing patent protection for its discoveries of novel genes and related proteins and their uses.

    MAINTAIN TECHNOLOGICAL COMPETITIVENESS. The Company intends to continue to access the best available genomics technologies in order to maintain its competitiveness and ensure a sustainable flow of therapeutic targets. The Company has entered into and intends to continue to enter into multiple collaborations, licensing agreements and other business arrangements to gain access to such technologies.

THE COMPANY'S GENOMICS SYSTEM

    Genomics generally refers to technologies and methods directed toward the identification of the location, structure and function of genes of a given organism. Many genomics initiatives have focused largely on determining the location and structure of genes. The Company focuses on elucidating gene function using approaches that the Company believes may accelerate discovery of genes with medical relevance. The Company's system combines developmental biology and disease genetics approaches with genomics capabilities, including sequencing, positional cloning, statistical analysis, model organisms and assay development.

    Developmental biology is the study of the genetic events that control cell growth and differentiation in an organism from its beginning as a fertilized egg through maturation. In the course of development, precursor cells differentiate into specialized adult cells in discrete stages that are marked by changes in the expression of a few fundamental genes. The timing and level of expression of such genes is what distinguishes one cell type from another. Because such genes are expressed at higher levels during development, and thus may be found more easily in developing cells and tissues than in mature systems, the Company believes that developing cells and tissues provide a rich and largely unexploited source of genes with fundamental biological roles. These genes may have significance in the treatment and management of diseases characterized by abnormal cell growth and differentiation, such as cancer, blood and immune system disorders and osteoporosis. The Company believes that its expertise in manipulating and analyzing developing cells and tissues may allow it to isolate and characterize the function of these genes. The Company used its developmental biology approach to identify the B219 leptin receptor and DEL-1.

    The Company combines its developmental biology expertise with expertise in disease genetics. Disease genetics facilitates the discovery of multiple genes associated with complex diseases, such as asthma, schizophrenia and epilepsy. The Company's disease genetics approach incorporates enhanced positional cloning techniques, carefully selected patient populations, technologies for discovery and analysis of multiple genetic markers, mutation analyses, and statistically powerful methods to expedite discovery of genes potentially associated with a given disease. The Company used its disease genetics approach in the discovery of its HH gene. This approach also was used in the discovery of the EPM1 epilepsy gene.

    Bioinformatics serves as an essential interface between the Company's gene discovery approaches. The Company's bioinformatics system provides a means to assess gene discoveries in relation to information in public databases, to correlate discoveries with known sequences, to capture additional intellectual property based on discovered genes and to expedite evaluation and recognition of gene discoveries as therapeutic targets. The Company also uses its bioinformatics system as a discovery tool to capitalize on the wealth of information being generated by the Human Genome Project and other genomics programs.

    The Company believes that its integrated genomics system provides it with the capabilities necessary to discover and characterize new candidate genes as therapeutic targets for major unmet medical needs. Developmental biology provides the Company access to fundamental genes involved in cell growth and differentiation. Disease genetics methods facilitate evaluation of genes discovered using developmental biology. Moreover, the Company's disease genetics approach provides it with genes directly associated with a specific disease that can be functionally characterized using developmental biology.

A table entitled "The Company's Genomics System". The table consists of 3 columns and 3 rows. The rows are labeled, top to bottom, with circular icons (repeated from the inside front cover) and the words "Developmental Biology", "Genomics Technologies" and "Disease Genetics". The columns are labeled (left to right) within arrow-shaped bars (pointing left to right): "Discovery Resources", "Discovery Tools" and "Further Elucidation of Gene Function". The text of the table is as follows:

                                                                                                   FURTHER ELUCIDATION OF GENE
                            DISCOVERY RESOURCES                    DISCOVERY TOOLS                           FUNCTION
DEVELOPMENTAL BIOLOGY   -Stem Cells                  -Receptor Technologies                        -Murine Developmental Assays
                        -Developing Tissues          - Gene Expression Analysis                    -Transgenic and Gene
                                                                                                   Knock-Out Technologies
                                                                                                   -Disease Models
                                                                                                   -Gene Delivery and
                                                                                                   Expression
GENOMICS TECHNOLOGIES   -Genomics Databases          -Bioinformatics
                                                     -Computational Biology
                                                     -Screening Algorithms
DISEASE GENETICS        -Patient DNA Collections     -High-Throughput Genomic Sequencing
                                                     -Chromosome Analysis
                                                     -Gene Mapping
                                                     -Genetic Analysis

DISCOVERY RESOURCES

    The Company believes that, taken together, the following resources provide a unique platform for the discovery and functional characterization of candidate genes for therapeutic development.

STEM CELLS

    The Company has developed proprietary lines of mouse ("murine") yolk sac stem cells and murine embryonic stem ("ES") cells, and methods for using them. These methods enable the Company to take multiple "molecular snapshots" in order to identify, isolate and study the function of genes associated with critical stages of development. Because these genes control fundamental changes in the cells that form major organs, the Company believes that they may be useful in the treatment and management of diseases characterized by abnormal changes in the cells of such organs.

    The Company uses proprietary techniques to isolate, grow, maintain and differentiate in culture stem cells derived from the murine yolk sac, a tissue that surrounds the organism during early development. The yolk sac is a source of novel hematopoietic and angiogenic genes that may be expressed exclusively or at enhanced levels during early development. The Company used cultured murine yolk sac stem cell lines to identify its BFU-e red blood cell growth factor activity. In May 1995, the Company entered into a collaboration with Novo Nordisk relating to this growth factor. In November 1996, the Company's licensor received a notice of allowance from the USPTO for a patent application relating to cellular compositions derived from the human and murine yolk sac and methods of obtaining and using such compositions. See "Risk Factors--Dependence on Collaborators and Licensees" and "--Uncertainty of Patents and Proprietary Rights," and "--Corporate Agreements--Novo Nordisk Agreement."

    In addition to yolk sac stem cells, the Company uses proprietary methods to exploit murine ES cells for the discovery of novel genes. ES cells have the capacity to develop into all cells and tissues of the adult organism. This development occurs in discrete stages that are marked by changes in the expression of a few fundamental genes. In developing tissues, the genetic transition from one stage to another is blurred because cells within a tissue co-exist in a number of different stages. The Company has developed methods to eliminate this blurring through the isolation, identification, and study of the differentiation, function and gene expression of single precursor cells. Furthermore, the Company uses its murine ES system as an in vitro differentiation model for experimentally manipulating and studying the function of novel genes from various sources in the context of organ formation. The Company believes that these proprietary stem cell lines and related methods may yield potential therapeutic targets for blood, immune, vascular and bone diseases as well as other disorders.

DEVELOPING TISSUES

    The Company uses a variety of developing tissues, including tissues from the murine liver, pancreas, brain and bone, as sources for the discovery of novel genes. For example, the B219 leptin receptor was discovered in early hematopoietic cells found in the developing murine liver, which is a rich source of genes important in blood and immune system development. The Company also selectively targets and isolates murine tissue-specific precursor cells. For example, early endothelial precursor cells are purified and studied for changes in gene expression as they develop into blood vessels. The Company believes that genes responsible for blood vessel development may have therapeutic potential in cancer, cardiovascular disorders and other diseases characterized by abnormal blood vessel formation or degeneration.

PATIENT DNA COLLECTIONS

    The Company uses multiple strategic populations to identify genes associated with complex diseases. These populations include genetically isolated populations that have intermarried for centuries, as well as large populations that have been accessed through national databases. The Company believes that the analysis of these types of populations provides it with the ability to narrow the chromosomal regions that are selected for study, which may decrease the time required to locate genes associated with complex diseases. Clinical collaborations are in place to obtain approximately 5,000 DNA samples from selected groups in Denmark, Finland, Israel and the U.S. for the study of genes associated with asthma, schizophrenia and HH. As of June 20, 1997, approximately 75% of the samples from these collaborations had been collected, and the Company anticipates obtaining the balance within the next 18 months. These collaborations typically entail relationships with physicians caring for selected patient groups and access to patient family histories and samples. Most of these agreements allow the Company to re-study patients as the research program proceeds. Stringent criteria are applied to select patients most likely to have a genetic predisposition to a particular disease, thus reducing the complexity of gene isolation. Once a patient population is selected, blood samples from patients, their families and control groups within the population are used for DNA extraction and the establishment of permanent cell lines. These cell lines become continuing sources for DNA and RNA extraction and chromosomal analyses. The Company uses DNA samples in linkage and disease association studies, supplemented by analysis of information from detailed clinical databases, to discover disease genes.

DISCOVERY TOOLS

    The Company employs a variety of discovery tools in order to identify candidate genes with medical relevance from its discovery resources.

GROWTH FACTOR RECEPTOR TECHNOLOGIES

    The Company has developed proprietary gene cloning and screening techniques, and related bioinformatics capabilities, to identify novel members of a family of genes that encode receptors for growth factors involved in blood cell formation as well as in the growth and development of neural and other tissues. The Company used these technologies to facilitate the discovery of the B219 leptin receptor. The Company intends to use its discovered receptors to identify and clone novel growth factors, to screen for small molecules that activate or inhibit receptor functions, and to identify and purify bone marrow cell populations with potential therapeutic characteristics. In addition, the Company will seek to identify the therapeutic activities of various forms of these receptors.

GENE EXPRESSION ANALYSIS

    The Company uses a range of molecular biology technologies in proprietary ways to reveal the expression of genes in single stem cells, developing tissues and adult normal and diseased tissues. The Company believes that the use of these technologies, which allow comparisons of the timing and levels of gene expression in such cells and tissues, may yield important insights on the genetic basis of development and disease. The Company applied gene expression analysis in its discovery of the B219 leptin receptor and DEL-1. The Company continues to apply these technologies to its various discovery resources, and has identified novel genes involved in hematopoiesis and angiogenesis, which will be subjected to further functional characterization. The Company is developing bioinformatics applications and high-throughput systems to further exploit its capabilities in the analysis of gene expression.

    The Company has entered into a collaboration with the Ontario Cancer Institute to isolate and characterize novel hematopoietic genes from single murine hematopoietic cells during multiple defined stages of differentiation. The collaboration uses technology that maps the expression of known genes during cell differentiation and, when combined with subtractive techniques, allows for the isolation of novel protein-encoding complementary DNAs ("cDNAs") from single, well-characterized cells. These methods provide for cleaner sampling of gene expression than can be accomplished in larger cultures of mixed or non-synchronized cells and may facilitate the discovery of potentially medically relevant genes and their functional characterization.

BIOINFORMATICS

    The Company has implemented and intends to continue to upgrade and integrate its bioinformatics system to capture, manage and analyze the data from its discovery programs and to serve as an interface between its developmental biology and disease genetics approaches. Bioinformatics allows the Company to correlate and analyze data on its potential gene targets with data from public and proprietary databases using a combination of standard and proprietary computational tools and screening algorithms. This correlation and analysis may provide new insights and guidance to discovery programs, contributing to the isolation of new genes, elucidation of gene and protein function and determination of novelty. The Company's bioinformatics capabilities and computational biology tools also allow gene discovery through analysis of data from the Human Genome Project and other genomic databases.

    In order to enhance its bioinformatics capabilities, the Company recently entered into a purchase and license agreement with Pangea Systems, Inc. ("Pangea") under which it acquired a custom bioinformatics hardware and software system, technical support, bioinformatics and data management consulting services and access to system enhancements. This system is compatible with and expands the Company's existing bioinformatics and general laboratory data management capabilities. In addition, the Company has entered into a separate collaboration agreement with Pangea under which the Company will explore potential collaborations that would combine the Company's developmental biology expertise with Pangea software to produce new bioinformatics products. The Company also will serve as a beta test site for, and gain an option for discounted purchase of, new bioinformatics products. See "Technology Agreements-- Pangea Agreements."

HIGH-THROUGHPUT GENOMIC SEQUENCING

    The Company has developed an automated, proprietary system for sequencing large regions of genomic DNA, and has adapted this for sequencing cDNAs. This system integrates directed sequencing and bioinformatics to facilitate analysis and comparison of large regions of human chromosomes and genes discovered in developing cells, tissues and organs. The Company believes that this system's efficiency in generating complete human genomic DNA sequences (based on labor and capital costs incurred to produce a given amount of such sequences) is comparable to that of systems used by the world's largest, best-equipped genome centers. In February 1997, the Company received a notice of allowance from the USPTO for a patent application relating to portions of this genomic sequencing process.

CHROMOSOME ANALYSIS AND GENE MAPPING

    The Company possesses a number of technologies that expedite positional cloning of disease genes from human populations and evaluation of genes discovered through developmental biology. These include physical mapping to locate markers, chromosome separation to analyze separately each parental chromosome for inheritance patterns, and clone coverage to obtain a proprietary series of overlapping contiguous clones spanning the chromosomal region believed to contain a disease gene. In addition to these technologies, the Company has developed a high-throughput approach for identifying and assaying new markers in any region of genomic DNA. This marker development approach is critical to the implementation of disease association studies.

GENETIC ANALYSIS

    The Company implements several analytical methods for the identification of genes associated with complex diseases. These methods include linkage analysis, identity-by-descent and population-based disease association. Linkage analysis involves determination of the likelihood that a specific genetic marker is associated with an inherited disease trait. Identity-by-descent analyzes whether affected individuals carry a particular chromosomal region more often than would be expected by chance. Identification of such a region that is identical-by-descent reduces the amount of chromosomal material that must be searched to locate a specific gene. Population-based disease association represents a statistically powerful comparison of affected and unaffected individuals from a given population to determine whether a particular chromosomal region is found at a higher frequency among affected individuals than unaffected individuals. The Company believes disease association may be applicable to a broad range of population types and diseases, including complex diseases. To provide it with the flexibility necessary to address complicated patterns of gene inheritance and expression, the Company has developed the ability to apply alternative analytical methods to a given disease gene discovery program. The Company used a combination of these methods to discover its HH gene.

FURTHER ELUCIDATION OF GENE FUNCTION

    Many of the tools the Company uses for gene discovery and initial functional characterization also are used in the further elucidation of gene function. The Company has built and will continue to supplement a set of developmental and adult models and systems for in-depth evaluation of the biological roles of its discoveries. In combination, developmental biology and disease genetics approaches to gene identification provide initial information on gene function and medical relevance. A more thorough understanding of biological functions and therapeutic implications is necessary to determine the appropriateness of genes as therapeutic targets. The Company has assembled a group of well-characterized cellular, developmental and adult models and methods to study the role of genes in tissue and organ formation in order to determine their therapeutic relevance. These include murine, XENOPUS (frog) and zebrafish assays, transgenic and gene knock-out technologies and methods of gene delivery and protein expression.

    The Company believes that genes discovered using developmental biology and disease genetics are equally amenable to further functional characterization using these biological models. For example, developing cells, tissues and model systems allow direct evaluation of the role and potential utility of a gene by over-expressing or inhibiting the expression of the gene during cell growth, early organization of tissues and organ formation. In addition, the Company uses animal and human models of disease, such as tumor implants in animals or tissue samples from cancer patients, to study the expression and potential therapeutic relevance of its discoveries. By using this range of models, the Company has been able to predict and to elucidate further the role of the B219 leptin receptor in adult hematopoiesis, and the role of DEL-1 in angiogenesis and osteogenesis.

    The Company believes that access to a variety of cellular and animal models and species is important because different models may reveal different gene functions. Multiple models also may provide the breadth and flexibility necessary to develop appropriate assays and screens for exploring diverse potential effects of genes and high-throughput functional assays for drug candidate design and testing.

    The Company uses the following to accelerate the further elucidation of gene function:

MURINE DEVELOPMENTAL ASSAYS

    The Company's murine ES and yolk sac stem cell lines and related proprietary methods serve as assay systems for the functional characterization of genes. Murine stem cells can be manipulated in order to study the effects of the addition or deletion of specific genes on normal cell function during development, either in vitro or in vivo, and the effects of candidate molecules on the genes in question. The Company currently is using this technology to identify and characterize novel genes, receptors and related proteins involved in the development of the blood and vascular systems. In addition, the Company has licensed an ES cell-based assay system from the National Jewish Center for Immunology and Respiratory Medicine ("National Jewish Center") to support cloning of an identified murine BFU-e red blood cell growth factor and its human equivalent. The Company also uses certain murine yolk sac stem cell lines to evaluate the effects of discovered genes on endothelial cell growth and blood vessel formation.

    The Company also has entered into two collaborations to exploit murine development to evaluate candidate genes from its discovery programs. The first collaboration, with the University of Cambridge, allows the Company to prioritize gene sequences for further functional characterization and to obtain whole-body evaluation of gene expression during murine development using in situ DNA hybridization. In situ DNA hybridization, which uses complementary binding of DNA strands to indicate gene expression at specific sites throughout an animal, was instrumental in the discovery by University of Cambridge researchers of two genes involved in the early formation of mammalian tissues.

    In the second collaboration, with Ohio University, transgenic mice are used as tools to study the effects of over- and under-expression of genes during early stages of development through adulthood, which the Company believes may provide results relevant to human gene function and medical applications.

XENOPUS DEVELOPMENTAL ASSAYS

    The Company has entered into a collaboration to identify and functionally characterize novel hematopoietic genes using developing XENOPUS systems. The XENOPUS system is useful for assessment of mammalian gene function, particulary hematopoietic genes, because it can be manipulated easily and produces a large volume of eggs for insertion and analysis of numerous individual genes. Therefore, the biological effects of a broad range of mammalian genes can be assessed in a rapid, high-throughput, reproducible system.

ZEBRAFISH DEVELOPMENTAL ASSAYS

    As part of a research collaboration with Ohio University, the Company has accessed the use of the zebrafish as an additional high-throughput developmental biology assay system for gene characterization. Zebrafish have a number of useful attributes for developmental biology assay systems, including a clear body for organ visualization, ease of cell manipulation and transplantation, rapid development, prolific egg-laying, and an established information base on genes affecting development. In the collaborative program, candidate genes from a variety of discovery sources will be inserted into fertilized zebrafish eggs and the effects of the genes during development will be assessed. These assays can be accomplished within 24 to 72 hours after transduction of the embryos with the genes of interest.

TRANSGENIC AND GENE KNOCK-OUT TECHNOLOGIES

    Transgenic and gene knock-out animal models allow the Company to distinguish the effects of the gain or loss of function of individual genes from the background of genetic and cellular activity. Transgenic animals provide a means to evaluate the functional effects of the selective over-expression of a gene in living systems. The classical transgenic approach is to produce adult animals that express a given gene at continuous, high levels. This approach is time-consuming and unsuitable for high-throughput analyses. The Company's transgenic technologies minimize these drawbacks through over-expression of genes at selected stages in early development, and evaluation of the effects on tissue and organ formation. The Company also produces developmental and adult gene knock-out models through genetic manipulation of ES cells. These models allow the Company to evaluate the biological effects of eliminating expression of a gene of interest. The Company uses a range of techniques to evaluate the effects of gene over-expression, or lack of expression, in major organs of mature animal models.

GENE DELIVERY AND EXPRESSION

    Gene delivery and expression technologies permit the Company to study the function of newly discovered genes in a range of cellular and animal models. Among a variety of systems the Company uses is a proprietary gene delivery system, T7T7, which the Company developed in collaboration with Ohio University. T7T7 is a nonviral system that can induce expression of the gene it carries in a cell's cytoplasm (the area surrounding the nucleus). The T7T7 system works in both cell cultures and whole organisms, and in both dividing and nondividing cells. The Company currently is collaborating with Chiron to explore potential commercialization of the T7T7 system in clinical gene therapy applications. See "--Corporate Agreements--Chiron Agreement" and "--Patents and Proprietary Rights."

DISCOVERY PROGRAMS

    The Company has established gene discovery programs for the identification of medically relevant genes in the areas of hematopoiesis, angiogenesis, osteogenesis and diseases such as HH, asthma, schizophrenia and epilepsy. To date, these programs have produced one issued U.S patent and six notices of allowance from the USPTO, three corporate agreements and the identification of three novel gene and protein candidates.

    A diagram entitled "The Company's Discovery Programs". The diagram lists the Company's discovery programs in a column on the far left, labeled "Program". Across the top of the diagram, left to right, are labels indicating development partner or licensee (if any) and R&D stage of each program, as follows:
"Partner/Licensee", "Discovery Phase", "Gene Identification", "Further Elucidation of Gene Function" and "Target Development". Arrows extend, left to right, from each label in the left column to indicate the stage of R&D of each program, as follows: "Leptin Receptor (protein)"/AMGEN--arrow to "Target Development"; "Red Blood Cell Growth Factor"/NOVO NORDISK--arrow to "Discovery Phase"; "T717 Gene Therapy"/CHIRON--arrow to "Target Development; "HH Diagnostic"--arrow to "Target Development"; "HH/Anemia Therapeutic"--arrow to "Further Elucidation of Gene Function"; "Leptin Receptor (screening, sorting)--arrow to "Further Elucidation of Gene Function"; "DEL-1 Gene"-- arrow to "Further Elucidation of Gene Function"; "Asthma"--arrow to "Discovery Phase"; "Schizophrenia"--arrow to "Discovery Phase"; "Angiogenesis"--arrow to "Gene Identification"; "Epilepsy (EPM1 Gene)--arrow to "Further Elucidation of Gene Function"; "Hematopoiesis"--arrow to "Gene Identification". The first 3 programs and corresponding arrows are in an upper area labeled "Partnered/Licensed Programs"; the remainder are in the lower area labeled "Programs to be Partnered".

LEPTIN RECEPTORS

    Abnormalities in the expression of leptin and the functioning of leptin receptors have been implicated in obesity, diabetes and other metabolic disorders. The Company used its proprietary receptor discovery technology and murine developmental tissue resources to identify gene sequences that encode various forms of the B219 leptin receptor. In September and December 1994, the Company filed U.S. patent applications relating to the B219 leptin receptor, and recently received one issued U.S. patent and one notice of allowance from the USPTO for claims relating to genes encoding the leptin receptor. In December 1996, the Company licensed certain aspects of its leptin receptor technology to Amgen for human therapeutic, diagnostic and prophylactic uses. The Company has retained exclusive rights to the leptin receptor technology for certain other uses, including small molecule screening and cell sorting. The Company is seeking collaborators in these two areas. See "Risk Factors--Dependence on Collaborators and Licensees," "--Corporate Agreements--Amgen Agreements" and "--Patents and Proprietary Rights."

    The Company recently published findings suggesting that leptin receptors may play a broad and fundamental biological role. In particular, the Company has demonstrated in vitro that leptin stimulates the growth and differentiation of certain hematopoietic cells, including stem cell populations found in adult bone marrow. In order to characterize further the function of leptin receptors, the Company is investigating the role of leptin in the hematopoietic and immune systems, for potential adjunct therapies for cancer and treatments for anemias and other disorders of the blood and immune system.

RED BLOOD CELL GROWTH FACTOR

    The Company believes there is a large and growing market for agents that stimulate new red blood cell development for patients with inherited anemias and for patients who are undergoing kidney dialysis, cancer chemotherapy or bone marrow transplantation. The Company has identified a growth factor activity that stimulates the formation and development of red blood cells from burst-forming units-erythroid ("BFU-e"), which are the earliest red blood cell precursors found in adult bone marrow. The identified activity is distinct from that of erythropoietin and other known growth factors. The Company is collaborating with Novo Nordisk, through its subsidiary, ZymoGenetics, Inc. ("ZymoGenetics"), for research, development and commercialization efforts relating to the BFU-e red blood cell growth factor activity identified by the Company. The Company, along with Novo Nordisk, is seeking to purify the murine BFU-e red blood cell growth factor and clone its gene and its human equivalent. See "Risk Factors-- Dependence on Collaborators and Licensees," "--Corporate Agreements--Novo Nordisk Agreement" and "--Patents and Proprietary Rights."

HEREDITARY HEMOCHROMATOSIS

    Hereditary hemochromatosis is an iron overload disease that can lead to life-threatening conditions such as cirrhosis, liver cancer, diabetes, heart failure and arthritis. HH is one of the most common genetic disorders, with an estimated one million affected individuals in the U.S. If the disease is detected early, the simple treatment of blood removal can prevent serious liver disease and death. HH is under-diagnosed because it is difficult to correlate early symptoms, such as general fatigue and abdominal pain, with the disease. In addition, the confirmatory test for the disease is liver biopsy, an invasive procedure. The Company targeted HH because it believes that an accurate, non-invasive diagnosis of HH is an unmet medical need with significant implications for patient care.

    Using its disease genetics approach, the Company has discovered a gene associated with HH. The Company has pending U.S. and foreign patent applications relating to certain diagnostic markers for HH, and has received two notices of allowance from the USPTO for two such applications. The Company also has pending patent applications relating to mutations in its HH gene for which it has received a notice of allowance from the USPTO and pending patent applications relating to the gene itself. In addition, the Company has pending a patent application on the transcript map of all genes in the region of the HH gene.

    The Company is seeking corporate collaborations to commercialize a diagnostic test for HH. The Company believes that its HH gene also may yield new clues regarding the biology of iron metabolism. The Company intends to develop functional data on the HH gene in this area in an effort to provide insight into novel therapeutic applications for certain anemias and other diseases associated with iron metabolism. The Company is seeking collaborations to develop and commercialize these therapeutic applications. See "--Patents and Proprietary Rights."

DEL-1 GENE IN ANGIOGENESIS AND OSTEOGENESIS

    The Company believes that drugs designed to inhibit the growth of new blood vessels may represent an important therapeutic approach to treating cancer. The Company, in collaboration with Vanderbilt, has discovered DEL-1, a gene that encodes a novel cell-surface protein, Del-1, involved in the early growth and development of blood vessels and bone. Since DEL-1 is not expressed in most normal adult tissues, and Del-1 is accessible in the lining of blood vessels, the Company believes that Del-1 may be a highly specific, accessible and stable target for the development of cancer therapeutics, diagnostics and imaging agents. The Company has shown that mice implanted with human tumors express the murine DEL-1 gene in developing blood vessels that feed the tumor. The Company also has demonstrated that a variety of human tumor samples have a higher level of DEL-1 expression than normal, noncancerous tissues. In addition, the Company is investigating DEL-1 expression in bone and cartilage formation for potential therapeutic applications in bone growth and repair, and osteoporosis.

    Progenitor and Vanderbilt have filed jointly two U.S. patent applications relating to the DEL-1 nucleotide sequences, the proteins they encode, methods of expressing functional gene products, methods of using DEL-1 and Del-1, and genetically-engineered cells. A corresponding international patent application was published in December 1996. The Company has an exclusive, worldwide license to Vanderbilt's commercial rights under these patent applications.

    Interneuron owns an option to acquire an exclusive license to manufacture, use and sell certain aspects of Del-1. Subject to such option, the Company is seeking collaborations to pursue the research, development and commercialization of DEL-1 and Del-1. See "--Corporate Agreements--Interneuron Agreement."

EPILEPSY

    Epilepsy is a neurological disorder that affects approximately 150 million people worldwide. In February 1997, the Company obtained an exclusive, worldwide license to the EPM1 epilepsy gene from Stanford University ("Stanford"), which has filed a U.S. patent application relating to such gene. The EPM1 gene, discovered using a disease genetics approach, implicates a new biochemical pathway for epilepsy that the Company believes may serve as a target for therapeutics and diagnostics for the disease. The Company intends to investigate the EPM1 gene for the development of such therapeutics and diagnostics. See "--License Agreements--Stanford University" and "--Patents and Proprietary Rights."

ASTHMA

    Asthma is a respiratory disease that affects approximately 12 million people in the U.S. Current medications address only symptoms, leaving an unmet medical need for treatments of the causes of asthma. The Company is attempting to identify and characterize novel genes as potential therapeutic targets for such treatments. To this end, the Company is conducting gene identification activities using its disease genetics approach. In November 1995, the Company began a program to collect up to 3,000 samples for the identification of genes associated with asthma from carefully selected populations in Denmark, Israel and the U.S. As of June 20, 1997, the Company had collected over 1,400 patient samples. In the initial studies performed by the Company using a portion of the population samples, linkages have been established to specific chromosomal regions. The Company is applying disease association methods and chromosome analysis technologies to some of these regions to identify candidate disease genes for evaluation. The Company is seeking a corporate collaboration for this program.

SCHIZOPHRENIA

    Schizophrenia is a disabling psychiatric disease that affects approximately 50 million people worldwide. Current therapies for schizophrenia include antipsychotic drugs that treat the symptoms of the disease, often with poor response or severe side effects. The Company is using its disease genetics approach to identify genes that play a role in schizophrenia. In March 1996, the Company began a program to collect patient samples for the identification of genes associated with schizophrenia. As of June 20, 1997, the Company had collected over 600 samples, and anticipates collecting up to 1,500 over the course of the program. Patient samples are being obtained through a number of research collaborations, including a collaboration with the University Central Hospital in Finland. This collaboration provides access to the geographically isolated population of Finland, which is recognized to be a powerful resource for the study of inherited diseases. The Company's schizophrenia program also includes populations in the U.S. and Denmark, involving hundreds of affected sibling pairs and their parents. In addition, samples from more than 70 families have been obtained from the U.S. National Institute of Mental Health collection program. The Company is seeking a corporate collaboration for this program.

ANGIOGENESIS

    The Company believes that genes important in blood vessel development may provide unique targets for therapeutic and diagnostic approaches to cancer and to other diseases characterized by abnormal blood vessel growth, such as diabetic retinopathy and macular degeneration, diseases that are leading causes of blindness. As of June 1997, the Company, in collaboration with Vanderbilt, had identified fifteen novel gene sequences in addition to the DEL-1 gene that are expressed during the early stages of blood vessel development. These identified sequences and their biological significance are being evaluated for functional and therapeutic relevance in collaboration with Vanderbilt. If these gene sequences are determined to be therapeutically relevant, the Company will seek to exercise its rights under its agreement with

Vanderbilt and enter into commercial collaborations for further development of these gene sequences as therapeutic targets. See "--DEL-1 Gene in Angiogenesis and Osteogenesis" and "--License Agreements-- Vanderbilt University."

HEMATOPOIESIS

    The Company believes that substantial medical needs remain in the treatment of cancer, hematopoietic and immune system disorders and diseases of the central nervous system, and that early developmental systems, such as ES, yolk sac and developing liver cells, provide a key discovery source for therapeutic targets for these diseases. The Company has developed selective, stage-specific cDNA libraries from these sources that may enable it to discover novel hematopoietic growth factors and regulatory molecules for cancer adjunct therapy and other potential indications. The Company's developmental systems enable gene isolation during differentiation of rare hematopoietic precursor cells that appear only briefly during development. The Company, together with its collaborators at the National Jewish Center and the Ontario Cancer Center, will seek to isolate novel genes from these cells, determine their function and identify therapeutic uses for its discoveries.

T7T7 GENE THERAPY

    The Company is collaborating with Chiron to explore clinical uses of the T7T7 gene delivery system. In this collaboration, Chiron has agreed to develop and potentially to commercialize the T7T7 system for selected applications. The Company has retained the right to market and license the T7T7 system for other applications and to use and license joint technologies of the collaboration as well as technological improvements to the T7T7 system made by Chiron. The initial T7T7-based gene therapy product being developed by Chiron is intended for treatment of solid-tumor cancers. See "Risk Factors--Dependence on Collaborators and Licensees" and "--Corporate Agreements--Chiron Agreement."

    With respect to all of the above programs, there can be no assurance that the Company will be successful in entering into additional collaborative agreements or that any drugs or other products will be developed or commercialized, that any additional patents will issue from any of the Company's applications with respect to such programs or that, if issued, any resulting patents will provide the Company with meaningful protection or rights. See "Risk Factors--Early Stage of Development; Uncertainty of Final Product Development," "--Dependence on Collaborators and Licensees," "--Uncertainty of Patents and Proprietary Rights" and "--Dependence upon Research Collaborators and Scientific Advisors."

CORPORATE AGREEMENTS

AMGEN AGREEMENTS

    On December 31, 1996, the Company entered into a license agreement with Amgen relating to certain aspects of the Company's leptin receptor technology. The agreement grants Amgen an exclusive, worldwide license, with the right to grant sublicenses, to use the Company's patent rights relating to the leptin receptor and antibodies to the leptin receptor to develop products with human therapeutic, diagnostic and prophylactic uses. In addition, Amgen received a non-exclusive, worldwide license, with the right to grant sublicenses, to other patent rights that are necessary or useful to Amgen in the development and commercialization of the leptin receptor technology in Amgen's field of use. The Company retained exclusive rights to use its leptin receptor technology for the following uses: (i) any ex vivo uses for ligand and small molecule drug screening; (ii) any ex vivo uses for cell sorting; (iii) any anti-sense uses for human therapeutic, diagnostic and/or prophylactic applications; and (iv) any in vivo human therapeutic, diagnostic and/or prophylactic applications of antibodies to the leptin receptor. The Company also retained a non-exclusive right, with a right to grant licenses, to the leptin receptor technology for human diagnostic uses to the extent necessary to develop and commercialize products under the Company's exclusive retained rights, and a non-exclusive right, without the right to grant licenses, to the licensed technology in Amgen's field of use for research and development purposes only. Amgen has sole discretion over the development and commercialization of licensed products.

    The license agreement terminates upon the expiration of the last to expire of any issued patent or patents that might issue relating to the licensed technology. Amgen may terminate the agreement earlier by providing written notice of its election to discontinue all development and commercialization activities relating to the licensed technology, and also may terminate, in whole or in part, any of the licenses granted to it under the agreement by providing 60 days written notice of termination. In addition, the Company may terminate the agreement earlier in the event of a material breach by Amgen of its obligations or any of its representations and warranties under the agreement. Upon a termination, other than as a result of a material breach by the Company, Amgen's license rights revert to the Company.

    The Company received a $500,000 license fee upon execution of the agreement. In addition, in the event that Amgen pursues the development of products related to the licensed technology, the Company would be entitled to receive up to an additional $22.0 million upon attainment of certain development, regulatory and commercialization milestones, plus potential royalties on product sales. Additional milestone payments of up to $12.0 million, plus royalty payments, could be made to the Company for the development and commercialization of a subsequent product. An additional $2.0 million in milestone payments, plus royalties, could be paid to the Company for the regulatory approval and commercialization of a diagnostic test. There can be no assurance that Amgen will pursue the development of products related to the licensed technology, or, if it decides to pursue such development, that it will be successful in developing or commercializing any products using the Company's leptin receptor technology or that the license agreement will not terminate prior to its expiration. As such, there can be no assurance that any milestones will be achieved or that any royalties or other payments contemplated by the license agreement will ever be made. See "Risk Factors--Dependence on Collaborators and Licensees."

    In connection with the license agreement, the Company and Amgen entered into the Amgen Purchase Agreement, which provides for the purchase by Amgen of the Amgen Shares concurrently with the closing of the Offering. Pursuant to the Amgen Purchase Agreement, Amgen has agreed for a period of time to limit its ownership interest in the Common Stock below a specified percentage. Pursuant to the Amgen Purchase Agreement, Amgen also will receive certain registration rights with respect to the Amgen Shares. See "Description of Securities--Registration Rights."

NOVO NORDISK AGREEMENT

    In May 1995, the Company and Novo Nordisk, through its subsidiary ZymoGenetics, entered into a research, development and commercialization agreement under which Novo Nordisk received an exclusive, worldwide license to any and all rights of the Company related to the BFU-e red blood cell growth factor activity identified by the Company for use in any and all human therapeutic and small molecule drug design uses. An amended and restated agreement was executed between the parties in January 1997. Under the agreement, the development effort is divided into two stages. During the first stage, which has not yet commenced, Novo Nordisk and the Company will attempt to purify, clone and sequence a BFU-e red blood cell growth factor and other growth factors with similar hematopoietic functions. If this stage is successfully completed, Novo Nordisk will have the right to decide whether to proceed to the second stage, in which the Company may conduct research to establish the biological function of the growth factor. During the second stage, if commenced, Novo Nordisk has the option to engage the Company for additional research, which may entitle the Company to receive up to $4.0 million in research fees from Novo Nordisk.

    The agreement with Novo Nordisk terminates upon the expiration of the last patent that might issue relating to the Company's growth factor discoveries. Novo Nordisk also has a right to earlier termination of the agreement upon 30 days notice. If Novo Nordisk exercises this right prior to paying a license fee, it would be obligated to grant to the Company an exclusive worldwide license to all of Novo Nordisk's rights arising from the research conducted pursuant to the agreement to make, use and sell related products. In the event that Novo Nordisk and the Company had developed joint technology under the agreement prior to such early termination, the Company would be obligated to pay Novo Nordisk royalties for any sales of products made using the licensed technology.

    If Novo Nordisk decides to develop any licensed products, it will be obligated to pay the Company a one-time license fee of $2.0 million and up to an additional $22.0 million for each product if certain clinical testing, regulatory and marketing approval milestones are met. In addition, the Company has the right to receive royalties for sales of any resulting products. In the event that all milestones are reached with respect to the BFU-e red blood cell growth factor, the Company would receive an aggregate of $28.0 million under the agreement, plus royalties on any net product sales. Novo Nordisk has the right to manufacture and market any such products on an exclusive worldwide basis. There can be no assurance that the Company or Novo Nordisk will successfully clone the murine BFU-e red blood cell growth factor or its human equivalent, or, if the factor is cloned, that Novo Nordisk will continue the program, that the license agreement will not otherwise be terminated prior to its expiration, that the Company will be able to clarify the biological function of the growth factor or that Novo Nordisk will be successful in developing and commercializing any drugs or other products utilizing the BFU-e red blood cell growth factor. As such, there can be no assurance that any milestones will be achieved, or that any royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors--Dependence on Collaborators and Licensees."

CHIRON AGREEMENT

    In March 1995, the Company entered into an agreement with Chiron for the development and commercialization of the T7T7 gene delivery system for selected applications. The agreement grants Chiron an exclusive, worldwide license to the T7T7 gene delivery system for (i) all products carrying a single specified gene, which has potential applications for tumor ablation; (ii) four infectious disease vaccine constructs; (iii) products used for the prevention, therapy or diagnosis of human restenosis; (iv) five additional constructs designated by Chiron; and (v) additional constructs, with certain limitations, that may be designated by Chiron upon payment of a fee for each such additional construct. The Company also may grant licenses to third parties to constructs for fields of use not licensed to and not in conflict with the exclusive licenses granted to Chiron. Any such third-party licenses are subject to Chiron's right of first refusal for any construct of the T7T7 gene delivery system not already covered by the agreement for the development of a noninfectious disease vaccine. Pursuant to the agreement, Chiron and the Company may develop jointly the T7T7 tumor ablation product for the treatment of cancer. The parties will own jointly all preclinical and clinical data from the collaboration, which may be used by either party for any purpose subject to the exclusive licenses granted to Chiron. The Company has the right to collaborate and jointly invest in Chiron's development efforts on the tumor ablation product, with the Company's level of participation in any resulting product revenues based on its relative contribution to development costs. Under the agreement, Chiron has committed to use reasonable efforts to commercialize one or more licensed products and has certain manufacturing rights and obligations for any resulting products. If Chiron chooses to abandon development of a construct, its license rights terminate with respect to that construct. Subject to the foregoing rights, the agreement provides that each party will retain ownership of all inventions (and any related patents) made solely by its employees and arising from the activities performed under the agreement.

    The agreement terminates upon the later of the expiration of the patents upon which it is based or, within any given country, ten years after the first commercial sale of a product developed under the agreement within such country. In such events, Chiron's affected license rights become fully paid and non-exclusive. Chiron also may terminate the agreement earlier with respect to any particular construct upon 30 days notice, and either party may terminate the agreement in the event of a material breach by the other party of its obligations under the agreement. In such events, Chiron's license rights would revert to the Company, but Chiron would retain exclusive rights to inventions and discoveries made solely by its employees, and joint rights to discoveries made jointly with the Company. Chiron also would be required to pay the Company all royalties accrued before termination.

    The Company received a $2.5 million payment upon execution of the agreement as a license fee and reimbursement of past research and development expenses, and an additional $500,000 in January 1996 for continued funding of the Company's research and development expenses. The Company has paid Chiron $750,000 pursuant to the agreement, in full satisfaction of the Company's obligation to reimburse Chiron for certain start-up manufacturing costs. Under the agreement, the Company is entitled to receive up to an additional $4.3 million in various fees and milestone payments for each licensed product if all specified research, clinical development, regulatory and marketing approval milestones are achieved, plus additional fees for development of specific constructs and for the first product developed. The agreement encompasses a minimum of eleven potential products that Chiron may develop. In the event that all such milestones are achieved and all contemplated products reach market, the Company would receive an aggregate of $51.3 million (including payments already received) plus royalties on net product sales. There can be no assurance that the Company and Chiron will be successful in developing or commercializing any drugs or products utilizing the T7T7 gene delivery system or that the agreement will not terminate prior to its expiration. As such, there can be no assurance that any milestones will be achieved or that any royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors--Dependence on Collaborators and Licensees."

INTERNEURON AGREEMENT

    In July 1997, the Company granted Interneuron an option to acquire an exclusive, worldwide license to manufacture, use and sell certain aspects of Del-1 for human therapeutic uses on terms to be negotiated. The Company retained the right to negotiate with third parties to license Del-1, subject to a right of first refusal held by Interneuron and provided that, in the event the Company grants such rights to a third party, the Company must share fees, milestone payments and royalties with Interneuron. Should the Company develop and sell products using Del-1 independently, the Company will be required to pay Interneuron royalties on net sales. The option and right of first refusal agreement terminates upon the expiration of the last to expire of any patent that might issue relating to the licensed technology, or upon the conclusion of a license agreement with Interneuron.


    In exchange for receiving the option and right of first refusal, Interneuron paid the Company $1 and relinquished its right to certain minimum return adjustments through the quarter ended April 7, 1997 to the conversion ratio of its Series A Preferred Stock. Interneuron and the Company agreed to determine the value of the relinquishment of the minimum return adjustments and the extent to which such value may be credited against payments, including royalties, that would otherwise be payable to the Company under any license agreement with Interneuron. The terms of the Series A Preferred Stock provide for Interneuron to receive a 35% annual return, implemented through minimum return adjustments to the conversion ratio of the Series A Preferred Stock, at the time the Series A Preferred Stock converts to Common Stock. Such conversion would have occurred automatically on the closing of the Offering and, accordingly, prior to the relinquishment, Interneuron would have been entitled to receive an additional 1,439,016 shares of Common Stock upon the closing of the Offering. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest with, Interneuron," "--Discovery Programs," "Certain Transactions--Relationship with Interneuron" and "Description of Securities--Preferred Stock."


TECHNOLOGY AGREEMENTS

AFFYMETRIX AGREEMENTS

    The Company has entered into two agreements with Affymetrix, Inc. ("Affymetrix") with respect to a technology that has the potential to expedite the discovery of candidate genes in disease association studies. Pursuant to one agreement, Affymetrix and the Company have agreed to use a DNA-enrichment method developed by the Company in combination with Affymetrix' GeneChip-TM- technology to evaluate the utility of this combined technology for identifying DNA variations in expressed genes. The Company believes that, once identified, such variations may accelerate the identification of candidate genes and chromosomal regions that are implicated in human disease. In connection with a separate agreement, the Company recently has completed a study that validates the use of the combined technology in identifying chromosomal regions that harbor gene mutations in human cancers. The Company believes that the combined technology may be applicable to a wide range of diseases that exhibit genetic predisposition.

PANGEA AGREEMENTS

    The Company has entered into purchase and collaboration agreements with Pangea relating to the licensing and further development of advanced bioinformatics technology. Pursuant to the agreements, the Company purchased bioinformatics products that combine hardware and software for use in information management and high-throughput analysis. The Company will serve as a principal test site for new systems and technologies developed by Pangea, and will be eligible to purchase new products at a substantial discount. The Company and Pangea also will explore potential collaborations that would combine the Company's developmental biology expertise with Pangea software to produce new bioinformatics products.

LICENSE AGREEMENTS

VANDERBILT UNIVERSITY

    In July 1995, the Company entered into a license agreement with Vanderbilt pursuant to which the Company obtained an exclusive worldwide license to Vanderbilt's commercial rights under a jointly owned patent application to develop and market products and processes utilizing technology relating to DEL-1 and Del-1. Under this agreement, the Company is obligated to pay royalties on any resulting product sales. Vanderbilt University may terminate the agreement after three years if the Company has not made adequate efforts to commercialize products based on the gene.

STANFORD UNIVERSITY

    In February 1997, the Company entered into a license agreement with Stanford for an exclusive worldwide license to Stanford's commercial rights under a patent application relating to the EPM1 epilepsy gene, which allows the Company to develop and market diagnostic and therapeutic products relating to the gene. Under this agreement, the Company is obligated to pay certain patent expenses, royalty milestones on patents, and royalties on any resulting products.

OHIO UNIVERSITY


    The Company entered into licensing agreements with Ohio University as of January 1992 relating to yolk sac stem cells and as of April 1993 relating to the T7T7 gene delivery system. The licensing agreements, as amended, grant the Company an exclusive worldwide license to the yolk sac stem cells and T7T7 gene delivery system, respectively, and related technologies covered in Ohio University's existing patents and patent applications, as well as any technology developed from related sponsored research. In exchange, the Company is obligated to pay Ohio University certain license and research fees as well as royalties based on net sales of any resulting products. In addition, under the 1992 license agreement and the terms of a related stock purchase agreement, The Ohio University Foundation received a 5% equity interest in the Company subject to certain anti-dilution protection and was granted the right to purchase 25,000 shares of the Company's Common Stock in the event of an initial public offering, merger or other similar corporate transaction at a price equal to 50% of the anticipated public offering price or merger or other consideration, as applicable. The Ohio University Foundation has agreed to exercise such right to purchase 25,000 shares immediately prior to the Offering at a price equal to $2.69 per share. The Ohio University Foundation also has the right to designate two representatives to the Board of Directors of the Company until the Company consummates an initial public offering. See "Certain Transactions--The Ohio University Foundation."


ADVANCED TECHNOLOGY PROGRAM GRANT

    In November 1994, the Company was awarded a $2.0 million, three-year grant to study yolk sac-derived endothelial cells for therapeutic applications under the ATP. The grant specifies the research and development of therapeutics based on an understanding of the biology of development of endothelial cells. The research agreements between the Company and its subcontractors under the ATP grant (the University of Colorado, The University of Wisconsin, Ohio University, Vanderbilt University and Bio Support, Inc.) require that all parties assign rights to any inventions made by them under the grant to the

Company. The ATP grant provides that the Company retains full rights to any intellectual property developed as part of the project.

    The ATP grant is administered by the United States Department of Commerce. As of June 20, 1997, the Company had received $1,360,598 under the ATP grant, and $145,820 in additional funds were payable to the Company. The balance of the grant, $489,978, is payable in equal quarterly installments during the period from June 20, 1997 to May 31, 1998. The grant is subject to yearly appropriations by the United States Congress for the ATP program, and legislation has been introduced to eliminate the program. The National Institute of Standards and Technology has informed the Company that, although it could not guarantee the availability of funds for the Company's grant for the year ending May 31, 1998, it is likely that the Company will receive such grant payments. There can be no assurance, however, that funding for the ATP program will not be reduced or eliminated at any time.

PATENTS AND PROPRIETARY RIGHTS

    Patents and licenses are important to the Company's businesses. The Company's policy is to file patent applications to protect technology, inventions and improvements to inventions that are considered important to the development of its business. The Company also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. To date, the Company has filed or exclusively licensed a number of pending patent applications in the USPTO relating to its various technologies and discoveries, as well as foreign counterparts of certain of these applications in Europe, Japan and certain other countries. At the present time, Progenitor owns one issued U.S. patent which relates to nucleic acid molecules that encode the B219 leptin receptor. In addition, Progenitor owns, or has exclusively licensed, a number of pending U.S. patent applications, and certain corresponding foreign applications, relating to its various technologies and discoveries. These pending patent applications include the following: seven U.S. applications, owned by Progenitor, relating to certain leptin receptors (including various isoforms of the leptin receptor), for which the USPTO issued one notice of allowance; two U.S. patent applications, co-owned with and licensed from Vanderbilt, relating to DEL-1; one U.S. application, licensed from Ohio University, relating to the T7T7 gene delivery system; and one allowed U.S. application, licensed from Ohio University, relating to yolk sac stem cells. Additionally, Progenitor has an exclusive license from Ohio University to one issued U.S. patent covering a method of providing tissue-specific expression of exogenous genetic material in a mammal by genetically transformed embryonic carrier cells such as yolk sac cells, and one issued U.S. patent relating to the T7T7 gene delivery system. Progenitor also has licensed, on a nonexclusive basis, from Associated Universities, Inc. and the Wisconsin Alumni Research Foundation, respectively, two issued U.S. patents relating to the T7T7 gene delivery program.

    Through its pending acquisition of Mercator, Progenitor will obtain Mercator's patent and proprietary rights. Mercator presently has pending eleven U.S. patent applications, a provisional U.S. patent application and certain corresponding foreign applications. These patent applications relate to the following four basic inventions: (i) a method for conducting large-scale genomic sequencing, for which Mercator has received a notice of allowance from the USPTO; (ii) a method for diagnosing HH utilizing genetic markers associated with the HH gene region, for which Mercator has received two notices of allowance from the USPTO; (iii) HH diagnostic markers which are genetic mutations within the HH gene, for which Mercator has received a notice of allowance from the USPTO; and (iv) an HH gene, cloned versions of the gene, expression of the gene product in recombinant form, and various uses of the gene in the development of research tools, diagnostics and therapeutics. Also, among the eleven pending applications, Mercator has a patent application relating to a transcript map of all genes in the region of the HH gene. In addition, Mercator has an exclusive license from Stanford for a U.S. patent application relating to the EPM1 epilepsy gene.

    Mercator also has developed a number of research methods and tools that currently are held as trade secrets. Examples of these technologies are an improved, integrated approach to clone coverage and physical mapping, high-throughput genotyping systems, proprietary screening probes that allow improved gene isolation across a given genomic region, a large-scale method for evaluating DNA sequence variation across many individuals, and computer software to speed the discovery of sequence differences in genomic DNA.

    The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the patent positions of biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted with certainty. Commercialization of pharmaceutical products can be subject to substantial delays as a result of the time required for product development, testing and regulatory approval. The value of any patents issued or licensed to the Company may depend upon the remaining term of patent protection available at the time products that utilize the patented technology are commercialized.

    The Company believes that there may be significant litigation regarding patent and other intellectual property rights relating to leptin and leptin receptors. The Company is aware that Millennium has filed a patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffmann-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor. There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than Progenitor's invention date, or that any patent issued to Progenitor would be broad enough to cover leptin receptors of Millennium or others. Progenitor's failure to obtain a patent that covers the leptin receptors of Millennium or others, or the issuance of a patent to a third party covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, could have a material adverse effect on the Company's business, financial condition and results of operations.

    A number of other groups are attempting to identify partial gene sequences and full-length genes, the functions of which have not been characterized. The public availability of partial gene sequence information before the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such a gene. To the extent any patents issue to other parties on such partial or full-length genes, and as other patents issue with the expansion of the biotechnology industry, the risk increases that the potential products and processes of the Company or its collaborators or licensees may give rise to claims of patent infringement.

    The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to human therapeutic uses. Substantial periods of time pass before the USPTO responds to patent applications. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.

    There can be no assurance that any patents issued to the Company would not be held invalid or unenforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed patent applications or received patents, and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which may result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated. Accordingly, there can be no assurance that the Company will develop proprietary technologies that are patentable, that the Company's patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology or products, nor can there be any assurance that the Company's patents will not be held invalid by a court of competent jurisdiction.

    In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its unpatented confidential and proprietary information, including many of the Company's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, the Company requires its employees, consultants, scientific advisors and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborators or licensees or others, or that others will not independently develop substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators, licensees or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company may incur substantial costs if it is required to defend itself in patent suits brought by third parties or if the Company initiates such a suit to enforce the Company's patents or to determine the validity, scope or enforceability of other parties' proprietary rights. Any legal action against the Company or its collaborators or licensees claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators or licensees to obtain a license or licenses in order to continue to manufacture or market the affected products and processes or require the Company or its collaborators or licensees to cease doing so. There can be no assurance that the Company or its collaborators or licensees would prevail in any such action or that any license required under any such patents would be made available on commercially acceptable terms, if at all. Any adverse outcome of such litigation could have a material adverse effect on the Company's business, financial position and results of operations. In addition, if the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources. The Company is unable to predict how courts will resolve any future issues relating to the validity, scope or enforceability of its patents should they be challenged.

    It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses, cease certain activities or pay substantial damages. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially acceptable terms, if at all. Failure by the Company or its collaborators and licensees to obtain a license to any technology required to commercialize the Company's discoveries may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Uncertainty of Patents and Proprietary Rights."

COMPETITION

    Research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corp., Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Microcide Pharmaceuticals, Inc., Millennium, Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies and universities and other research institutions, including those receiving funding from the federally funded Human Genome Project. The Company's competitors may discover, characterize or develop important genes in advance of the Company, which could have a material adverse effect on any related Company discovery program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

    In addition, the Company faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and governmental agencies. The Company is subject to significant competition from organizations that are pursuing technologies that are the same or similar to those which constitute the Company's discovery approaches, and from organizations that are pursuing pharmaceutical or diagnostic products that are competitive with the Company's or its collaborators' potential products. Many of the organizations competing with the Company have greater capital resources, larger research and development staffs and facilities, greater experience in drug discovery and development, the regulatory approval process and pharmaceutical product manufacturing, and greater marketing capabilities than the Company. See "Risk Factors--Intense Competition; Rapid Technological Change."

    The Company is and will continue to be reliant on its collaborators and licensees for support of its programs, including preclinical and clinical development, manufacturing and marketing of its initial products. The Company's present and future collaborators and licensees are now conducting or are expected to conduct, multiple product development efforts within disease or technology areas that are the subject of their respective alliances with the Company. Any product candidate or technology of the Company may therefore be subject to internal competition with a potential product under development or a technology platform under evaluation by a collaborator or licensee. See "Risk Factors--Dependence on Collaborators and Licensees."

GOVERNMENT REGULATION

    Prior to marketing, any new drug or other product developed by the Company or its collaborators or licensees must undergo an extensive regulatory approval process in the U.S. and other countries. This regulatory process, which includes preclinical studies and clinical trials, and also may include post-marketing studies of each product candidate to establish its safety and efficacy, usually takes many years and requires the use of substantial resources. Preclinical studies include laboratory evaluations and will require animal tests conducted in accordance with the FDA's cGLP regulations to assess the product's potential safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections also may be encountered based upon changes in the FDA's policies for drug or biologic approval during the period of product development and FDA regulatory review of each NDA submitted in the case of new pharmaceutical agents, or PLA in the case of biologics. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its collaborators or licensees, and have a materially adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that regulatory approval will be obtained for any drugs or other products developed by the Company or its collaborators or licensees. Furthermore, regulatory approval may entail limitations on the indicated use of a drug or other product. Because certain of the products likely to result from the Company's discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities other than the FDA and, as a result, regulatory approvals may be obtained more slowly than for products using conventional technologies. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the NIH must be submitted to the FDA and the NIH, and may be subject to approval by the RAC and the NIH. Furthermore, gene therapies are relatively new technologies that have not been tested extensively in humans. The regulatory requirements governing these products and related clinical procedures for their use are uncertain and subject to change.

    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborators or licensees conform to the FDA's cGMP regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market.

    Discovery of previously unknown problems with a product may have adverse effects on the Company's business, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including during preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval of or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an IND for any product candidate, and no product candidate has been approved for commercialization in the U.S. or elsewhere. The Company intends to rely primarily on its collaborators or licensees to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its collaborators or licensees will be able to conduct clinical trials or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's collaborators or licensees from marketing drugs or other products developed by the Company or will limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the current standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval" and "--Hazardous and Radioactive Materials; Environmental Matters."

PRODUCT LIABILITY INSURANCE

    The testing, manufacture, marketing and sale of pharmaceutical and other products entail the inherent risk of liability claims or product recalls and associated adverse publicity. Clinical trials and sales by the Company or its collaborators or licensees of potential products incorporating the Company's discoveries may expose the Company to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others selling such products. The Company currently has a limited amount of clinical trial and product liability insurance coverage through Interneuron. The Company will seek to obtain its own coverage upon the closing of the Offering and to maintain and appropriately increase such coverage as clinical development of any product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. Certain of the Company's license agreements require the Company to indemnify licensors against product liability claims arising from products developed using the licensed technology. Also, certain of these agreements and other collaborative and license agreements require the Company to maintain minimum levels of insurance coverage. The failure to maintain product liability coverage, or the occurrence of any product liability claim, or a recall of any products of the Company or its collaborators or licensees could inhibit or prevent commercialization of products being developed by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent any product liability claim exceeds the amount of any insurance coverage, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors--Risk of Product Liability."

HUMAN RESOURCES

    As of June 20, 1997, the Company had 63 full-time employees, of whom 20 hold Ph.D. or M.D. degrees. Of the Company's full-time employees, 52 are engaged in research and development activities, and 11 are engaged in business development, finance and administration. None of the Company's employees is covered by a collective bargaining agreement, and the Company has never experienced any strike or work stoppage. The Company believes its relations with its employees to be good.

    In order to support its operations, the Company must hire and retain additional research, management, administrative and financial personnel. In addition, in connection with the Acquisition and the potential relocation of the Company's facilities, the Company may be required to expend substantial additional resources to create a combined personnel base. The Company's success will depend in large part on its ability to attract and retain key employees and scientific advisors. Competition among biotechnology and pharmaceutical and other companies for highly skilled scientific and management personnel is intense. There can be no assurance that the Company will be successful in retaining its existing personnel or advisors, or in attracting additional qualified employees. See "Risk Factors--Dependence on Collaborators and Licensees," "--Dependence on Research Collaborators and Scientific Advisors," "--Dependence on Key Personnel" and "--Risks Associated with the Acquisition of Mercator."

FACILITIES

    The Company currently occupies approximately 19,000 square feet of laboratory and office space in Columbus, Ohio. Total lease payments for fiscal 1996 were $154,175. Payments for the six months ended March 31, 1997 were $111,444. In addition, the Company leases a separate facility for laboratory animals with approximately 7,000 square feet of space from The Ohio State University. Space in this facility is leased on a per diem basis for each animal housed. Total lease payments to The Ohio State University in fiscal 1996 were $132,822. Payments for the six months ended March 31, 1997 were $50,176. The current lease on the laboratory and office facility expires on December 31, 1997. The Company also leases and occupies facilities consisting of approximately 25,000 square feet of research laboratory and office space located in Menlo Park, California. The lease expires on September 30, 1998 and contains provisions for two one-year renewal options and an option to lease an additional 10,000 square feet. In May 1997, the Company exercised one of its renewal options, extending the lease term for the twelve-month period from October 1, 1998 to September 30, 1999, at a monthly rent of $17,900 during such period. In addition, the Company exercised its option to lease an additional 10,000 square feet for a twenty-three month term from November 1, 1997 to September 30, 1999, at a monthly rent of approximately $8,500. Total base payments for fiscal 1996 were $176,040. Payments for the six months ended March 31, 1997 were $102,390. The Company expects that its current facilities will be adequate to serve its needs for the foreseeable future.

Although the Company believes that these facilities will be adequate to meet its projected needs for the next two years, it may be required to locate additional or alternative facilities within this time frame.

    In connection with the acquisition of Mercator, the Company expects to relocate its facilities in whole or in part to the San Francisco Bay Area. Such a relocation will involve substantial nonrecurring charges including lease termination costs, costs of moving records and equipment and employee severance and relocation payments. These and related charges could have a material adverse effect on the Company's results of operations. See "Risk Factors--Risks Associated with the Acquisition of Mercator" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SCIENTIFIC ADVISORY BOARD

    The Company has established a group of scientists and physicians to advise it on scientific and medical matters in the areas of the Company's business. The Company's Scientific Advisory Board (the "SAB") includes experts in developmental biology, human genetics, hematopoiesis, hematologic oncology, cardiovascular medicine, immunology, mammalian recombinant gene transfer and transgenics. The Company periodically consults with members of the SAB regarding the Company's current and future research and development activities and focus.

    The Company's Scientific Advisory Board is composed of the following individuals by scientific discipline:

DEVELOPMENTAL BIOLOGY

    Robert Auerbach, Ph.D., is the Harold R. Wolfe Professor of Zoology, University of Wisconsin-Madison, and Director, Center of Developmental Biology. Dr. Auerbach has authored more than 150 publications and has a particular interest in hematopoietic and endothelial differentiation during embryogenesis including development of the extraembryonic yolk sac.

    Morris Laster, M.D., joined the Castle Group, Ltd. to identify and commercialize new technologies. Dr. Laster was instrumental in founding Progenitor, Inc., Neose Pharmaceuticals, Inc., and Xenograft, Inc. Dr. Laster received his medical degree from Downstate Medical Center in New York and performed a surgical internship at Case Western Reserve University.

    Thomas Quertermous, M.D., is Professor of Molecular Physiology and Biophysics, Vanderbilt University, Professor of Medicine, Vanderbilt University Medical School, and Chief, Division of Cardiology, Vanderbilt University Hospital. He was previously a member of the Clinical and Research faculty at Harvard Medical School and the Massachusetts General Hospital. Dr. Quertermous heads a leading laboratory studying the molecular basis of endothelial cell biology.

    Azim Surani, Ph.D., is Professor of Developmental Biology, University of Cambridge, and a Member, Wellcome Institute of Cancer and Developmental Biology, Cambridge, UK. Dr. Surani is a leading authority in developmental biology and genomic imprinting.

    Jonathan Van Blerkom, Ph.D., is Professor, Department of Molecular, Cellular and Developmental Biology, University of Colorado, Boulder, and Co-Director, Reproductive Genetics In Vitro, Denver, CO. Dr. Van Blerkom is a leading authority in mammalian embryology with a particular emphasis on human pre-implantation developmental biology.

    Thomas E. Wagner, Ph.D., Progenitor's Scientific Founder, is a leading authority in control mechanisms that regulate genetic expression, mammalian recombinant gene transfer and genetic recombination in eukaryotes. Dr. Wagner is Professor of Zoology and Biomedical Sciences at Ohio University and Scientific Director of the Edison BioTechnology Institute. Dr. Wagner was a pioneer in the development of transgenic animals and holds one of the key patents in the field. He was a scientific founder of the transgenic sciences company, DNX, Inc.

    Leonard I. Zon, M.D., is Associate Professor of Pediatrics, Harvard Medical School, and is a member in the Program in Cell and Developmental Biology. Dr. Zon is an Associate Investigator of the Howard Hughes Medical Institute. Dr. Zon's laboratory studies the molecular biology of hematopoiesis and events in the development of the hematopoietic system during embryogenesis.

HUMAN GENETICS

    J. Michael Bishop, M.D., is recognized for his contribution in the field of tumor viruses. Dr. Bishop received the Nobel prize (with Harold E. Varmus) in Physiology and Medicine in 1989 for his work on oncogenes. He is currently a Professor of Biochemistry & Biophysics at the University of California at San Francisco, where he also serves as Director of the C.W. Hooper Research Foundation in the Department of Microbiology and Immunology. Dr. Bishop is also a member of the National Academy of Sciences.

    David R. Cox, M.D., Ph.D., a co-founder and Director of Mercator, is a medical geneticist whose research over the past 15 years has focused on somatic cell genetics, human molecular genetics and gene mapping. Dr. Cox is co-director of The Stanford Human Genome Center at Stanford University and is also a Professor of Genetics at Stanford University. Dr. Cox is a member of the Ethical, Legal, and Social Implications Working Group of the NIH and is also a member of the Council of the International Human Genome Organization.

    Dennis T. Drayna, Ph.D., a co-founder of Mercator, was employed at Genentech Inc. from 1985 to 1992, where he isolated a number of human genes involved in lipid metabolism and localized genes involved in premature aging. Dr. Drayna was postdoctoral fellow at the Howard Hughes Medical Institute at the University of Utah, where he developed several technologies relating to human genetics and linkage analysis. Dr. Drayna received a Ph.D. in Microbiology and Molecular Genetics from Harvard University. Dr. Drayna currently is a visiting investigator at the Genome Technology Branch of the National Human Genome Research Institute.

    Phillip Hieter, Ph.D., is a recognized leader in the molecular biology and genetics of yeast, as well as chromosome structure and function. He is active in the human genome effort, including membership on the Human Genome Committee of the American Society of Human Genetics. Dr. Hieter serves as Professor of Molecular Biology and Genetics at the Johns Hopkins University School of Medicine. He has been elected to the Board of Directors of the Genetic Society of America.

    Robert Lewis, M.D., is Executive Vice President and Chief Scientific Officer at Cell Therapeutics, Inc. He is the former President of Discovery Research, Syntex USA. Prior to joining Syntex (1986-1995), Dr. Lewis was a faculty member at Harvard Medical School. Dr. Lewis is well-known for his research in immunology, especially for his work on mast cells and asthma.

    Arno G. Motulsky, M.D., is a physician-scientist who has been a leading figure in human and medical genetics research for the past four decades. He is an expert in the genetics of common chronic disease. Dr. Motulsky currently serves as Professor of Medicine and Genetics at the University of Washington School of Medicine and is a member of the National Academy of Sciences and of the Institute of Medicine.

    Richard M. Myers, Ph.D., is a co-founder of Mercator. Dr. Myers has focused his research on transcriptional regulation, mutation detection, human genetics and molecular biology. He also is the developer of a number of techniques for finding mutations in DNA. Most recently, Dr. Myers positionally cloned a gene associated with a particular type of epilepsy. Dr. Myers is Professor of Genetics at Stanford University School of Medicine and the Director of The Stanford Human Genome Center.

    Neil Risch, Ph.D., is recognized worldwide as a leader in the field of genetic epidemiology and biostatistics. Dr. Risch is especially well-known for statistical analysis applied to complex diseases, including psychiatric disorders and cancer. He recently became affiliated with Stanford University where he serves as Professor of Genetics in the School of Medicine. Prior to this, Dr. Risch served as a Professor of Public Health and Genetics at Yale University.

HEMATOLOGY/ONCOLOGY/IMMUNOLOGY

    Steven J. Burakoff, M.D., is Professor of Pediatrics, Harvard Medical School. Dr. Burakoff also serves as Chief, Division of Pediatric Oncology, and Director, Pediatric Oncology Research Program, Dana-Farber Cancer Institute, and Chief of Immunology, Bone Marrow Transplantation Unit, Children's Hospital Medical Center and Brigham and Women's Hospital. Dr. Burakoff's major research interests include cellular and molecular immunology, T cell activation and signal transduction, and transplantation immunology.

    David W. Golde, M.D., Chairman of the SAB, a renowned expert in the fields of hematologic oncology and hematopoiesis, is Physician-in-Chief and head of Hematologic Oncology at Memorial Sloan-Kettering Cancer Center, and Professor of Medicine at Cornell University Medical College. The author of over 350 scientific publications, Dr. Golde's major research interests lie in hematopoietic growth factors, human retrovirology and polypeptide hormone action.

    Jerome E. Groopman, M.D., is Chief of the Division of Hematology/Oncology at the New England Deaconess Hospital in Boston, and Professor of Medicine at Harvard Medical School. Dr. Groopman's major research interests include the relationship among retroviruses, immune function and cancer in AIDS, hematopoiesis, polypeptide growth factors and lymphokines. Dr. Groopman currently serves as Chairman of the FDA Biological Response Modifiers Advisory Committee, as a director of the American Foundation for AIDS Research and on the National Heart, Lung and Blood Institute's AIDS Advisory Committee.

MERCATOR ACQUISITION

    Progenitor and Mercator entered into the Acquisition Agreement, pursuant to which a subsidiary of Progenitor will be merged with and into Mercator, with Mercator as the surviving corporation.

    In the Acquisition, the aggregate purchase price will be paid in shares of Common Stock, based on the initial public offering price. The aggregate value of the Common Stock issued for all shares of Mercator capital stock (including shares of Common Stock issuable upon exercise of all options and warrants to purchase Mercator capital stock assumed by Progenitor) will be an amount equal to (i) $22.0 million, less (ii) both (a) the total amount, if any, by which Total Mercator Reorganization Expenses (as defined in the Acquisition Agreement) exceed $800,000 and (b) the total amount, if any, by which Total Mercator IPO Expenses (as defined in the Acquisition Agreement) exceed $50,000, and further less (iii) the amount (not to exceed $2.2 million), if any, of certain claims by Progenitor and various indemnitees for certain breaches of the covenants, representations and warranties of Mercator in the Acquisition Agreement (the value of such Common Stock, as so adjusted, the "Final Acquisition Consideration"). The allocation of the Final Acquisition Consideration among the shares of the various classes and series of Mercator capital stock and outstanding options and warrants will be determined in accordance with a formula set forth in the Acquisition Agreement.

    The representations and warranties of Mercator in the Acquisition Agreement do not survive the closing of the Acquisition, and the Company will not have any remedy for breaches of representations and warranties identified after the closing. See "Risk Factors--Risks Associated with the Acquisition of Mercator."


    The shares of Common Stock to be issued in the Acquisition are subject to a separate registration statement on Form S-4. Progenitor expects to issue 3,440,928 shares of Common Stock to the Mercator stockholders, and Replacement Options to acquire 595,358 shares of Common Stock to the optionholders of Mercator, assuming Final Acquisition Consideration of $22.0 million.


    In connection with the Acquisition, the Company has committed an aggregate maximum amount of $6.6 million to fund Mercator's interim working capital needs (the "Mercator Bridge Financing"), estimated to be $800,000 per month.


    In order to provide funding for the Mercator Bridge Financing, Interneuron agreed to provide Progenitor a line of credit up to an aggregate maximum amount of $6.6 million bearing interest at 10% per annum pursuant to the Interneuron Bridge Loan. Interneuron has agreed to make a contribution to the Company's capital of the entire balance of the Interneuron Bridge Loan effective immediately prior to the closing of the Offering. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron," "Certain Transactions--Relationship with Interneuron" and "Description of Securities--Preferred Stock."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company following the consummation of the Acquisition and the Offering are anticipated to be:

NAME                                               AGE      POSITION
---------------------------------------------      ---      ------------------------------------------------------------
Douglass B. Given, M.D., Ph.D................          45   President, Chief Executive Officer and Director

Elliott Sigal, M.D., Ph.D....................          45   Senior Vice President, Research and Development

Mark N.K. Bagnall............................          40   Vice President, Finance and Chief Financial Officer

H. Ralph Snodgrass, Ph.D.....................          47   Vice President, Research and Chief Scientific Officer

Stephen J. Williams, Ph.D....................          43   Vice President, Corporate Development

Glenn L. Cooper, M.D. (1)....................          44   Chairman of the Board

Robert P. Axline (2).........................          61   Director

Alexander. M. Haig, Jr.......................          72   Director

Morris Laster, M.D...........................          33   Director

Robert R. Momsen.............................          50   Director

Jerry P. Peppers (2).........................          51   Director

David B. Sharrock (1)........................          61   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    DOUGLASS B. GIVEN, M.D., PH.D. has served as President, Chief Executive Officer and a Director of the Company since June 1994 and served as Executive Vice President and Chief Operating Officer from January 1993 to June 1994. Prior to joining the Company, Dr. Given was Vice President at the Schering Plough Research Institute, a pharmaceutical research facility, from March 1989 to December 1992. Dr. Given also serves as a Director of the Edison BioTechnology Center, is on the Dean's Advisory Council of the University of Chicago and is on the Dean's Advisory Council of The Ohio State University. Dr. Given received an M.D. and Ph.D. in Biological Sciences from the University of Chicago, performed his postdoctoral training in Internal Medicine and Infectious Diseases at Harvard Medical School and Massachusetts General Hospital and received an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

    ELLIOTT SIGAL, M.D., PH.D. will serve as Senior Vice President, Research and Development of the Company upon consummation of the Acquisition. Dr. Sigal joined Mercator in September 1995 as Vice President of Research and Development and was named President and Chief Executive Officer in January 1996. In 1992, Dr. Sigal joined Syntex, Inc. ("Syntex"), a pharmaceutical company, and was its Executive Director of Cell Biology from 1993 to 1995. At Syntex, Dr. Sigal was appointed the Program Leader for the Atherosclerosis and COX-2 programs, and Senior Scientist, Institute of Biochemistry and Cell Biology in 1992, and, in 1995, was appointed Executive Director of the Center for Inflammation Research. After the acquisition of Syntex by Roche Bioscience, a biopharmaceutical firm, he served as Vice President of Inflammation and Immunology at Roche Bioscience. Dr. Sigal is currently an Associate Adjunct Professor of Medicine and Associate Staff Member of the Cardiovascular Research Institute at the University of California, San Francisco. Prior to completing medical school at the University of Chicago, Dr. Sigal studied business and engineering at Purdue University where he obtained a B.Sc., M.S. and Ph.D. in industrial engineering.

    MARK N.K. BAGNALL has served as Vice President, Finance and Chief Financial Officer of the Company since August 1996. Prior to joining the Company, Mr. Bagnall served as Vice President of Finance, Chief Financial Officer and Secretary of Somatix Therapy Corporation ("Somatix"), a biotechnology company, from July 1992. Previously, he served as Treasurer and Secretary of Somatix from January 1991 to July 1992, and of its predecessor, Hana Biologics, Inc., from January 1990 to January 1991. Mr. Bagnall is a Certified Public Accountant.

    H. RALPH SNODGRASS, PH.D. has served as Chief Scientific Officer of the Company since May 1996 and has served as Vice President, Research since he joined the Company in July 1993. Prior to joining the Company, Dr. Snodgrass was Assistant Professor of Microbiology and Immunology at the University of North Carolina, Chapel Hill from January 1988 to June 1993. From 1982 to 1988 Dr. Snodgrass headed a research laboratory for the study of T cell development and stem cell biology at the Basel Institute for Immunology in Switzerland. Dr. Snodgrass has held appointments at The Ohio State University as Clinical Associate Professor, Division of Bone Marrow Transplantation, Department of Internal Medicine since July 1994, and as Adjunct Associate Professor, Department of Medical Microbiology and Immunology since July 1995. Dr. Snodgrass received his Ph.D. in Immunology from the University of Pennsylvania and performed his postdoctoral training at The Fox Chase Cancer Center, Philadelphia.

    STEPHEN J. WILLIAMS, PH.D. has served as Vice President, Corporate Development of the Company since May 1996 and previously served as Vice President, Business Development from June 1994 to May 1996. Prior to joining the Company, Dr. Williams was Medical Director, Strategic Product Planning at Bristol-Myers Squibb, a pharmaceutical company, from March 1993 to June 1994; and Associate Director, New Product Planning at DuPont Merck Pharmaceutical Company from January 1991 to March 1993. Dr. Williams received his Ph.D. in Pharmacology from Duke University.

    GLENN L. COOPER, M.D. has served as Chairman of the Board of Directors of the Company since June 1994, and has been a director since December 1992. Dr. Cooper has been President, Chief Executive Officer and a director of Interneuron since May 1993 and served as President and Chief Executive Officer of the Company from September 1992 until June 1994. Prior to joining the Company in 1992, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from August 1990. Dr. Cooper serves as Chairman of the Boards of Directors of Intercardia, Inc. and Transcell Technologies, Inc. ("Transcell"), and is a director of InterNutria, Inc., each of which is a subsidiary of Interneuron. Dr. Cooper received his M.D. from Tufts University School of Medicine and performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital.

    ROBERT P. AXLINE has been a Director of the Company since June 1992 as a designee of The Ohio University Foundation. Mr. Axline has been President of Image Data Systems Inc. since 1995 and Chairman of Plastic Card Systems Inc. since 1987. Both companies are engaged in the manufacture and sale of plastic identification card machines and supplies.

    ALEXANDER M. HAIG, JR. has been a Director of the Company since December 1992. General Haig has served as Chairman and President of Worldwide Associates, Inc., a marketing consulting firm, since 1984. Previously, General Haig served as Secretary of State of the United States from January 1981 to July 1982, and President and Chief Operating Officer of United Technologies Corporation from November 1979 to January 1981, where he remains a Senior Consultant. General Haig also has served as Supreme Allied Commander of NATO and White House Chief of Staff under the Nixon and Ford Administrations. General Haig also serves on the Board of Directors of Interneuron, MGM Grand, Inc. and America Online, Inc.

    MORRIS LASTER, M.D. has served as a Director of the Company since its inception, and served as Chief Executive Officer through September 1992. Dr. Laster has been an executive of Paramount Capital Investments since 1990, and has participated in the founding of several biotechnology companies. He currently serves as Chairman of Partec Ltd., a biomedical venture and management company based in Jerusalem, Israel, affiliated with Paramount Capital Investment. Dr. Laster received his M.D. from Downstate Medical Center, New York, and postdoctoral training in surgery at Case Western Reserve University Hospital.

    ROBERT R. MOMSEN has served as a Director of Mercator since February 1995. Mr. Momsen has been a General Partner at InterWest Partners, a group of venture capital management funds, since August 1982. Mr. Momsen also serves as a Director of several public companies, including ArthroCare Corp. (a medical equipment supply company), COR Therapeutics, Inc. (a pharmaceutical company), Coulter Pharmaceutical, Inc. (a biotechnology products and services company), Innovative Devices, Inc. (a pharmaceutical consultancy), Urologix, Inc. (a medical device company) and Ventritex, Inc. (a medical device company). He received his B.S. and M.B.A. degrees from Stanford University.

    JERRY P. PEPPERS joined the Company's Board of Directors in June 1992 as a designee of The Ohio University Foundation. He is a partner in the law firm of Winthrop, Stimson, Putnam & Roberts, where he has served as an attorney since 1971. Mr. Peppers received his J.D. from Duke University.

    DAVID B. SHARROCK has been a Director of the Company since January 1994 and a Director of Interneuron since January 1995. Mr. Sharrock has been associated with Marion Merrell Dow, a pharmaceutical company, or its predecessors since 1958, most recently as Executive Vice President and Chief Operating Officer and Director from January 1990 until his retirement in December 1993. Since that time he has served as an independent consultant. Mr. Sharrock also serves as a Director of Cincinnati Bell Inc., Unitog Company, Inc. and Intercardia, Inc.

KEY SCIENTIFIC PERSONNEL

    The Company employs the following key scientific personnel:

    KAREN J. BRUNKE, PH.D. will serve as Vice President of Scientific Affairs of the Company upon consummation of the Acquisition. Dr. Brunke has served as Vice President of Clinical Research at Mercator since July 1996 and was Director of Clinical Research since she joined Mercator in February 1995. Dr. Brunke was in Research Management at Sandoz Agro, Inc., an agricultural and biological products company, from 1985 to 1994, most recently as Director of Plant Biotechnology. Dr. Brunke was an NCI postdoctoral fellow at the Institute for Cancer Research at The Fox Chase Cancer Center. Dr. Brunke received her Ph.D. in Microbiology from the University of Pennsylvania.

    JOSEPH A. CIOFFI, PH.D. has served as Director, Genomics of the Company since September 1996, and previously served as Manager, Department of Molecular Biology and Project Leader of the Company's Novel Hematopoietic Receptor Discovery Program. Dr. Cioffi joined Progenitor in December 1992 as a Research Scientist. Prior to joining the Company, Dr. Cioffi held positions at the Edison Biotechnology Institute at Ohio University, first as a Postdoctoral Fellow and then as a Staff Scientist. Dr. Cioffi received B.S. and M.S. degrees in Animal Science from Cornell University and a Ph.D. in Physiology from the University of Illinois, Urbana-Champaign.

    RANDALL SCHATZMAN, PH.D. has served as Executive Director, Biology of Mercator since July 1996 and was Director of Molecular Biology at Mercator from March 1996. Prior to joining Mercator, Dr. Schatzman served as Head of Vascular Biology at Roche Bioscience from 1994 to 1996 and headed the Cancer Biology Department at Syntex from 1986 to 1994. Dr. Schatzman did postdoctoral training at the University of California, San Francisco. He received his Ph.D. in Molecular Pharmacology from Emory University.

    YANNICK POULIOT, PH.D. has served as Director of Bioinformatics of the Company since March 1997. Prior to joining the Company, Dr. Pouliot served as Senior Product Development Scientist, Bioinformatics, at Molecular Simulations Inc., a developer of scientific software. From February 1994 to July 1996, Dr. Pouliot served as Biocomputational Scientist at Sequana Therapeutics, Inc., a genomics company. From September 1992 to December 1993, Dr. Pouliot was a Biocomputational Scientist at the Genethon human genome laboratory near Paris, France. Dr. Pouliot received his B.Sc., M.Sc. and Ph.D. degrees from the Department of Biology of McGill University, Montreal, Canada.

    ROGER K. WOLFF, PH.D. has served as Director of Genetics at Mercator since July 1996. Dr. Wolff joined Mercator in 1993 and served as Project Leader for the HH gene discovery program. Dr. Wolff trained as a postdoctoral fellow at the University of California, San Francisco and received his Ph.D. in Human Genetics from the University of Utah.

EMPLOYMENT AGREEMENTS

    DOUGLASS B. GIVEN. The Company has entered into a new employment agreement (the "Revised Given Employment Agreement") with Dr. Given. The Revised Given Employment Agreement replaces the employment agreement entered into on January 3, 1993, which terminated January 3, 1997.

    Pursuant to the Revised Given Employment Agreement, Dr. Given will receive
(i) a base salary of $275,000 per annum (increasing to $300,000 per annum upon the closing of the Offering), (ii) an annual bonus of up to 40% of his base salary upon the achievement of certain performance goals determined by the Board of Directors, (iii) executive disability benefits providing for payment of 60% of his base salary, and the ability to purchase coverage for an additional 20% of his base salary, (iv) a term life insurance policy of $1.0 million, and (v) additional stock options to purchase 310,000 shares of Common Stock at an exercise price per share equal to the Unit Shares IPO Price. Additionally, Dr. Given will receive assistance with relocation expenses, as more fully described in "Certain Transactions--Transactions with Directors and Executive Officers."

    Under the Revised Given Employment Agreement, if Dr. Given's employment is terminated without cause or upon forced resignation, death or disability, the Company will pay Dr. Given 12 months base salary, a bonus equal to a percentage of 12 months base salary that is equal to the average of the actual annual bonus percentage for the two years immediately prior to the termination date, 18 months COBRA premiums and 18 months executive disability premiums. In addition, all of the stock options granted to Dr. Given which would have vested over the two year period immediately following the date of termination of his employment will instead vest on the same dates they would have vested if he had continued to be employed by the Company during such two year period or will vest at such earlier date or dates as may be necessary by the terms of the plan pursuant to which the options were granted in order to prevent such options from lapsing.

    If Dr. Given's employment is terminated with cause, the Company will pay Dr. Given a lump sum equal to six months base salary, six months maximum bonus payments, nine months COBRA premiums and nine months executive disability plan premiums. In addition, all of the stock options granted to Dr. Given which would have vested over the one year period immediately following the date of termination of his employment will instead vest on the same dates they would have vested if he had continued to be employed by the Company during such one year period or will vest at such earlier date or dates as may be necessary by the terms of the plan pursuant to which the options were granted in order to prevent such options from lapsing.

    Upon a "change in control" (as defined in the Revised Given Employment Agreement) of the Company, Dr. Given will receive 12 months base salary and 12 months maximum bonus payments. In addition, all unvested stock options granted to Dr. Given will accelerate and vest immediately.

    ELLIOTT SIGAL. The Company signed an employment agreement (the "Revised Sigal Employment Agreement") with Dr. Sigal on February 14, 1997, effective upon the consummation of the Acquisition (the "Effective Date"), to serve as the Senior Vice President of Research and Development of the Company. Dr. Sigal has agreed to supervise and manage the preclinical and clinical development areas of the Company and oversee its research function, which will be headed by Dr. Snodgrass.

    Pursuant to the Revised Sigal Employment Agreement, Dr. Sigal will receive
(i) a base salary of $225,000 per annum, (ii) annual bonuses based upon achievement of reasonable objectives established by the Board or its Compensation Committee in the range of up to 30% of his base salary, (iii) certain additional benefits, including life insurance benefits in the amount of $450,000, and (iv) stock options to purchase shares of Common Stock equal to 1% of the outstanding Common Stock of the Company on a fully-diluted basis on the Effective Date, which options will be exercisable at a price per share equal to the Unit Shares IPO Price and will be granted in addition to the Replacement Options to be issued to Dr. Sigal in connection with the Acquisition. The options to be granted upon the closing of the Offering will vest as to 25% of such options one year after the date of grant, with 6.25% vesting each quarter thereafter until such options are fully vested four years after the date of grant. Such options are subject to accelerated vesting upon a change of control of the Company in the event that other options granted to a senior manager of the Company (other than the President and Chief Executive Officer) are provided with similar accelerated vesting upon a change of control, and are subject to partial vesting upon termination of Dr. Sigal's employment by the Company other than for "cause" (or death or disability) or upon termination of employment by Dr. Sigal for "good reason" (in each case as defined in the Revised Sigal Employment Agreement). Options granted to Drs. Snodgrass and Williams, as well as Mr. Bagnall, will become subject to accelerated vesting commitments in connection with a change of control that also would then be available to Dr. Sigal by the terms of the Revised Sigal Employment Agreement.

    The Revised Sigal Employment Agreement provides that, from and after the Effective Date, the Company will replace Mercator as the lender under a Promissory Note dated September 7, 1995 (the "Sigal Note"), pursuant to which Mercator loaned $150,000 to Dr. Sigal for a down payment on the purchase price of his principal residence (the "Property"). The Sigal Note is secured by the Property. The Sigal Note accrues interest at a rate equal to the lesser of (i) 28.2% of the capital gains realized upon a sale of the Property (a different calculation applies if the Sigal Note becomes payable prior to a sale of the Property) and (ii) the cumulative interest on the unpaid principal balance of the Sigal Note accruing at the Fannie Mae rate, compounded annually. The interest paid by Dr. Sigal to Mercator as a result of Dr. Sigal's retirement or termination of employment with Mercator shall be deducted from such interest calculation. The outstanding balance due on the Sigal Note is due on the earliest of: (a) any sale or transfer of the Property; (b) the refinancing of any loan secured by a first mortgage on the Property; (c) the first anniversary of Dr. Sigal's retirement or termination of employment with the Company; (d) the date on which Dr. Sigal ceases to be the holder of record of title to the Property; (e) any sale or transfer by Dr. Sigal of any or all of Mercator capital stock owned by him; and (f) the occurrence of an "acceleration event," as defined therein.

    The Revised Sigal Employment Agreement provides generally that if his period of employment is terminated without "cause," the Company shall: (i) pay to Dr. Sigal all accrued compensation and continue his benefits through the last business day of the 30 days notice period; (ii) pay to Dr. Sigal on the last business day of such notice period a lump sum equal to six months salary; (iii) pay Dr. Sigal's COBRA premiums for six months following the last business day of such notice period ("Benefit Continuation Period"); and (iv) to the extent permitted by the applicable plans, continue Dr. Sigal's life insurance and disability insurance coverage during the Benefit Continuation Period (items (i) through (iv) collectively referred to as "Separation Benefits"). If the Company terminates Dr. Sigal's employment for "cause," the Company shall pay Dr. Sigal all accrued compensation through the date of termination. Dr. Sigal may terminate his employment for any reason, with or without cause, by providing the Company 30 days advance written notice. The Company shall have the option, in its complete discretion, to make Dr. Sigal's termination effective at any time prior to the end of such notice period. In either event, the Company shall pay Dr. Sigal all accrued compensation through the last day of the notice period, not to exceed 30 days. Dr. Sigal may terminate his employment for "good reason" (as defined in the Revised Sigal Employment Agreement), provided Dr. Sigal gives the Company 30 days advance written notice of the reason for termination and his intent to terminate. During this period, the Company shall have an opportunity to correct the condition constituting "good reason." If not remedied, the Company shall provide Dr. Sigal the Separation Benefits.


    In August 1995, Mercator entered into an employment contract with Dr. Sigal, pursuant to which Dr. Sigal agreed to serve as Vice President of Research and Development of Mercator. In January 1996, Dr. Sigal was promoted to President and Chief Executive Officer of Mercator. In February 1996, Mercator entered into a letter agreement with Dr. Sigal setting forth Dr. Sigal's compensation package (the "Compensation Letter"). The Compensation Letter superseded portions of the prior Sigal employment agreement and provides that all of Dr. Sigal's stock options will accelerate vesting upon a change of control involving Mercator which, as defined, would include the Acquisition. All such options will be converted into Replacement Options as a result of the Acquisition. In connection with the completion of the Acquisition, Dr. Sigal will receive fully vested Replacement Options under the 1997 Plan to purchase 10,252 and 190,052 shares of the Company's Common Stock with exercise prices of $5.96 and $0.68, respectively, assuming Final Acquisition Consideration of $22.0 million.

    The Compensation Letter and, to the extent still operative, the prior Sigal employment agreement, will terminate upon consummation of the Acquisition, pursuant to the terms of the Revised Sigal Employment Agreement. Pursuant to the Revised Sigal Employment Agreement, Dr. Sigal has released all prior contractual and compensation claims he has or may have against Mercator and the Company and their respective affiliates.

    PROVISIONS FOR OTHER EXECUTIVE OFFICERS. On March 5, 1997, the Compensation Committee approved certain change of control and severance provisions for Drs. Snodgrass and Williams and Mr. Bagnall. Such provisions will provide that upon termination of the executive's employment without cause, he will receive a severance payment equal to nine months of his base rate of compensation and acceleration of all outstanding options that would have vested during the nine-month period after such termination of employment, and the Company will pay the executive's COBRA premiums over the same nine month period. In addition, such provisions provide that the executive would be entitled to full acceleration of all outstanding stock options upon termination of the executive's employment within one year of certain events defined as a change of control of the Company and a severance payment equal to one year of his base salary.

    The Company currently has no employment agreements with other employees.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

    At present, all directors are elected annually and serve until the next meeting of stockholders or until the election and qualification of their successors. In addition, The Ohio University Foundation is entitled to designate two directors. Messrs. Axline and Peppers currently serve as the designees of The Ohio University Foundation. The rights of The Ohio University Foundation to designate two members of the Board of Directors will terminate upon the closing of the Offering. Pursuant to the intercompany services agreement to be entered into by the Company with Interneuron, Interneuron will have the right to nominate one designee for election to the Company's Board of Directors, for so long as Interneuron reports the Company's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of the Company's results of operations appears in the financial results of operations of Interneuron. See "Certain Transactions--Relationship with Interneuron" and "--The Ohio University Foundation." Pursuant to the Acquisition Agreement, the Company will cause Robert R. Momsen to be elected to its Board of Directors effective on or prior to consummation of the Acquisition.

    Effective August 9, 1996, the Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Messrs. Axline and Peppers, is responsible for overseeing the actions by the Company's independent auditors and reviewing the Company's internal financial and accounting controls and policies. The Compensation Committee, which consists of Dr. Cooper and Mr. Sharrock, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and will administer various incentive compensation and benefit plans.

    All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreements. The Company has entered into employment agreements with Dr. Given and Dr. Sigal, which will be effective upon the closing of the Offering. There are no family relationships among the Company's directors and executive officers. See "--Employment Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently is composed of Dr. Cooper and Mr. Sharrock, neither of whom is an executive officer of the Company. Dr. Cooper serves as Chairman of the Board of Directors. On February 1, 1994, Mr. Sharrock entered into a consulting agreement with Progenitor, Interneuron and Transcell, pursuant to which Mr. Sharrock agreed to provide consulting services on the development and commercialization of each company's technology. Such agreement was amended effective as of December 31, 1996 with Progenitor. See "--Directors' Compensation" and "Certain Transactions--Transactions with Directors and Executive Officers."

DIRECTORS' COMPENSATION

    Effective after the Offering, the Company's non-employee directors (other than those who are employees of Interneuron) will receive cash compensation in the amount of $2,000 for attendance at meetings of the Board of Directors and any committee thereof, and directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. A total of 300,000 shares of Common Stock under the Company's 1996 Stock Incentive Plan have been reserved for issuance to non-employee directors of the Company (other than those who are employees of Interneuron) pursuant to compensation policies for such directors to be adopted by the Company in the future. To date none of such shares has been granted.

    Pursuant to a letter agreement dated January 26, 1994, Progenitor has paid Mr. Sharrock $2,000 for each meeting of the Board that he attends. Upon execution of this agreement, Progenitor also granted Mr. Sharrock options to purchase 2,500 shares of Common Stock, at an exercise price of $4.00 per share, one-third of which vests each January 21 beginning January 21, 1995. During fiscal 1996, the Company paid Mr. Sharrock $8,000 pursuant to this arrangement and accrued an additional $2,000 in fees.

    Progenitor, along with Interneuron and Transcell, is a party to a consulting agreement with Mr. Sharrock, entered into on February 1, 1994, pursuant to which Mr. Sharrock receives $2,000 per day in exchange for his service as a consultant on the development and commercialization of each company's technology. Collectively, the three companies must use Mr. Sharrock's services for a minimum of 20 days per year during the term of the agreement. Progenitor paid Mr. Sharrock $10,500 during fiscal 1996 under this arrangement. The agreement provides that Mr. Sharrock will not compete with Progenitor during the term of the agreement and for a period of one year thereafter. This agreement terminates on February 1, 1998, and provides for automatic one-year extensions with respect to each company unless Mr. Sharrock or such company gives notice at least sixty days prior to expiration of the then-current term. Progenitor has amended such agreement effective as of December 31, 1996 with Mr. Sharrock such that cash compensation paid to him for attendance of meetings of the Board of Directors or any committee thereof pursuant to the Company's director compensation policy will be in lieu of such consulting fees and will be credited towards the aggregate 20 days of consulting per year required to be granted to Mr. Sharrock under the consulting agreement.

    During fiscal 1996, Progenitor was party to a consulting agreement with Dr. Laster, pursuant to which Progenitor paid him $500 per month for his services as a scientific advisor. Dr. Laster received $6,000 pursuant to this agreement in fiscal 1996.

    On March 7, 1997, the Compensation Committee approved grants to each of the non-employee directors of the Company, effective upon the closing of the Offering, of additional options to acquire 25,000 shares of Common Stock of the Company at the Unit Shares IPO Price. In addition, the Compensation Committee also approved acceleration of vesting of previously granted stock options to such non-employee directors, effective upon the closing of the Offering.

EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal year ended September 30, 1996 the compensation paid by Progenitor for services rendered in all capacities with respect to its Chief Executive Officer and each of its other executive officers with annual compensation in excess of $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"). It is expected that Dr. Sigal will serve as the Company's Senior Vice President of Research and Development following the Acquisition. See "--Directors and Executive Officers." Information regarding the compensation paid by Mercator to Dr. Sigal in the fiscal year ended December 31, 1996 is provided in footnote (9) to the following table:

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                                                      AWARDS
                                                                                  ANNUAL          ---------------
                                                                               COMPENSATION         SECURITIES
                                                                           ---------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                                   FISCAL YEAR    SALARY      BONUS      OPTIONS (#)    COMPENSATION
------------------------------------------------------------  -----------  ----------  ---------  ---------------  -------------
Douglass B. Given, M.D., Ph.D.  ............................        1996   $  219,231  $  --        100,000(1)     $   31,065(2)
  President and Chief Executive Officer                             1995      185,000   46,250       95,000(1)          1,065(3)

Doros Platika, M.D. ........................................        1996      110,769     --            --            146,424(4)
  Executive Vice President, Research and Development                1995      153,000   35,700       40,000(5)

H. Ralph Snodgrass, Ph.D.  .................................        1996      150,385     --        100,000(1)          --
  Vice President, Research and Chief Scientific Officer             1995      123,000   30,000       30,000(1)(6)

Stephen J. Williams, Ph.D.  ................................        1996      149,615     --         75,000(1)         50,743(7)
  Vice President, Corporate Development                             1995      135,000     --         17,500(1)

Mark N.K. Bagnall(8)  ......................................        1996       18,404     25,000    110,000(1)          --
  Vice President, Finance and Chief Financial Officer

------------------------
(1) All of the options granted during fiscal 1996 were cancelled and regranted at new exercise prices. Such cancellation and regrant of options was effected as of December 30, 1996. Drs. Given, Snodgrass and Williams also had 95,000, 30,000 and 17,500 options, respectively, which were originally granted as of September 14, 1995, cancelled and regranted with an exercise price of $5.50 per share from an original exercise price of $6.00 per share. See "--Cancellation and Regrant of Options."

(2) Consists of (i) $1,065 in premiums paid by the Company on a term life insurance policy for Dr. Given and (ii) an aggregate amount of $30,000 of indebtedness which was forgiven by the Company effective in fiscal 1996. See "Certain Transactions--Transactions with Directors and Executive Officers."

(3) Consists of premiums paid by the Company on a term life insurance policy for Dr. Given.

(4) Dr. Platika's employment with the Company terminated effective as of May 24, 1996, pursuant to a Separation Agreement and Release. Prior to termination, the Company had forgiven loans as of July 23, 1996 in the amount of $26,424, out of an outstanding balance of $242,850, including accrued interest. In connection with such Release, the Company agreed to forgive an additional $120,000 of such indebtedness, provided that Dr. Platika repaid the balance of $96,426 to the Company, which was paid as of July 23, 1996. See "Certain Transactions--Transactions with Directors and Executive Officers."

(5) Includes options exercisable for 7,500 shares of Common Stock, all of which vested on September 14, 1995, the date of grant. As a result of the termination of Dr. Platika's employment pursuant to the Separation Agreement and Release, options granted during fiscal 1995 that were vested as of May 24, 1996 remained exercisable until August 24, 1996, and all other options granted during fiscal 1995 terminated effective May 24, 1996 in accordance with the terms of the 1992 Stock Option Plan. See "Certain Transactions--Transactions with Directors and Executive Officers."

(6) Includes options exercisable for 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e red blood cell growth factor program, or September 14, 2002.

(7) Consists of an aggregate principal amount of $28,000, including interest of $1,295, of indebtedness which was forgiven effective in fiscal 1996 and $21,448 of indebtedness which was repaid by Dr. Williams to the Company effective in fiscal 1996 in lieu of a bonus. See "Certain Transactions-- Transactions with Directors and Executive Officers."

(8) Represents the salary received by Mr. Bagnall from August 20, 1996, the date of commencement of his employment with the Company, until September 30, 1996. Mr. Bagnall currently receives a salary of

    $165,000 per year. Upon joining the Company, (i) Mr. Bagnall was paid a signing bonus of $25,000, and was granted options to purchase 110,000 shares, with options to purchase 27,500 shares vesting immediately and the balance of options to purchase 82,500 shares vesting equally over three years on each anniversary of the date of grant, with an original exercise price of $9.00 per share, and (ii) Mr. Bagnall was provided an interest-free loan in the principal amount of $50,000.


(9) For the fiscal year ended December 31, 1996, Mercator paid a salary to Dr. Sigal of $225,000, a bonus of $75,000, and awarded options to purchase 871,310 shares of Mercator common stock at an exercise price of $0.15 per share. Upon the consummation of the Acquisition, Replacement Options representing the right to acquire 190,052 shares of Common Stock will be granted to Dr. Sigal, in replacement of such Mercator options previously granted, with an exercise price of $0.68 per share, assuming Final Acquisition Consideration of $22.0 million. See "--Employment Agreements--Elliott Sigal."


STOCK PLANS

  1992 STOCK OPTION PLAN

    The 1992 Stock Option Plan was adopted and approved by the Board of Directors in December 1992 and by the stockholders of the Company in February 1993. The plan was amended with the approval of the Board of Directors and the stockholders in September 1995 to increase the number of shares of Common Stock available for grant. A total of 500,000 shares of Common Stock have been reserved for issuance under the 1992 Stock Option Plan, as amended. As of June 20, 1997, options to purchase 41,113 shares of Common Stock granted under the 1992 Stock Option Plan had been exercised, options to purchase 310,463 shares of Common Stock were outstanding and options to purchase 148,425 shares of Common Stock remained available for grant. The outstanding options were held by 44 individuals and were exercisable at a weighted average exercise price of $4.67 per share. Outstanding options to purchase an aggregate of 70,463 shares were held by employees who are not officers or directors of the Company. The 1992 Stock Option Plan will terminate in 2002, unless sooner terminated by the Board of Directors.

    The Board of Directors currently administers the 1992 Stock Option Plan. The Board has designated a Compensation Committee and intends to delegate to it the administration of the 1992 Stock Option Plan. Awards under the 1992 Stock Option Plan may consist of (i) options to purchase Common Stock that are designed to qualify, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as "incentive stock options" ("Incentive Stock Options") or (ii) options to purchase Common Stock that are not described in Section 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options").

    The Board of Directors has discretion to grant Incentive Stock Options to employees and officers (including officers who are directors) of the Company and Non-Qualified Stock Options to employees, officers (including officers who are directors), directors, independent contractors and consultants of the Company. The Board may set the terms of such grants, subject to applicable restrictions in the 1992 Stock Option Plan. Incentive Stock Option grants are subject to the following limitations: (i) the term of any Incentive Stock Option may not be longer than ten years, provided that the term of any Incentive Stock Option granted to an individual possessing more than 10% of the combined voting power of the Company or an affiliate (a "10% Holder") may not be longer than five years; (ii) the aggregate fair market value of all shares underlying Incentive Stock Options granted to an individual that first become exercisable in any calendar year may not exceed $100,000; and (iii) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, provided that the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date. With respect to Non-Qualified Stock Options, the Board has discretion to grant such Options with an exercise price below the fair market value of the Common Stock. As of October 31, 1996, no such below-market grants had been made.

    During an optionee's lifetime, an Option is exercisable only by the optionee and no Option may be transferred by the optionee other than by will or the laws of descent and distribution. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination because of death or total disability) may exercise, in the three-month period following such cessation

(unless such Options terminate or expire sooner by their terms), or such longer period as determined by the Board, that portion of the optionee's Options that is exercisable at the time of such cessation. In the event the optionee dies or becomes totally disabled, the Options vested as of the date of death or total disability may be exercised prior to the earlier of such Options' specified expiration date or one year from the date of the optionee's death or disability.

    Unexercised Options granted under the 1992 Stock Option Plan terminate upon the occurrence of certain events, including a dissolution, liquidation or merger or consolidation of the Company in which the Company is not the surviving corporation. All outstanding Options vest and become immediately exercisable prior to the effective time of any such event. In a merger or consolidation in which the Company is the surviving corporation, Options will be deemed to apply to the numbers of shares to which the holders thereof prior to such merger would be entitled. The converted Options would continue to vest in accordance with the vesting schedule set by the Board for such Options.

    The Board of Directors may amend the 1992 Stock Option Plan, insofar as permitted by law, with respect to any shares of Common Stock reserved for issuance but not yet subject to Options. Shares subject to Options granted under the 1992 Stock Option Plan that have lapsed or terminated may again be subject to Options granted under the 1992 Stock Option Plan. Furthermore, the Board may offer to exchange new Options for existing Options, with the shares subject to the existing Options being again available for grant under the 1992 Stock Option Plan.

  1996 STOCK INCENTIVE PLAN


    The 1996 Stock Incentive Plan was adopted and approved by the Board of Directors in May 1996 and by the stockholders of the Company in August 1996. The 1996 Stock Incentive Plan was amended in March 1997 (as so amended, the "1996 Plan") to increase the number of shares available for the grant of options thereunder. A total of 2,850,000 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of June 20, 1997, no options issued under the 1996 Plan had been exercised, options to purchase 385,000 shares of Common Stock were outstanding and options to purchase 2,465,000 shares of Common Stock remained available for grant, of which options to purchase 952,731 shares of Common Stock at an exercise price equal to the Unit Shares IPO Price will be granted upon the closing of the Offering. Currently outstanding options under the 1996 Plan were held by four Named Executive Officers and were exercisable at an exercise price of $5.50 per share. A total of 300,000 shares of Common Stock under the 1996 Plan have been reserved for issuance to non-employee directors of the Company (other than those who are employees of Interneuron) pursuant to director compensation policies to be adopted by the Company in the future. The 1996 Plan will terminate in May 2006, unless sooner terminated by the Board of Directors.


    Effective upon the adoption and approval of the 1996 Plan by the stockholders of the Company, the Board of Directors has delegated administration of the 1996 Plan to the Compensation Committee (the "Committee"). Awards under the 1996 Plan may consist of (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) the sale or bonus grant of restricted shares of Common Stock ("Restricted Stock"), (iv) the grant of stock appreciation rights ("SARs"), either alone or together with Options, (v) the grant of dividend equivalent rights measured by dividends paid with respect to the Common Stock ("DERs"), and (vi) the grant of any of the abovementioned options, rights or shares based upon attainment of certain performance criteria ("Performance Shares").

    The Committee has discretion to grant Options, Restricted Stock, SARs, DERs and Performance Shares to employees, officers (including officers who are directors of the Company), directors and consultants of the Company, provided that only employees and officers of the Company may receive Incentive Stock Options. The Committee may set the terms of such grants, subject to applicable restrictions in the 1996 Plan. Incentive Stock Option and Non-Qualified Stock Option grants are subject to the same limitations under the 1996 Plan as those discussed above for the 1992 Stock Option Plan. With respect to Non-Qualified Stock Options, the Committee has discretion to grant such Options with an exercise price below the fair market value of the Common Stock. As of October 31, 1996, no such below-market grants had been made.

    Upon certain changes in control of the Company (as defined in the 1996
Plan), or upon the merger or consolidation, reverse merger, dissolution, liquidation or sale of all or substantially all of the assets of the Company, all outstanding Options, SARs, Restricted Stock, DERs and Performance Shares will, unless otherwise determined by the plan administrator, become fully vested, nonforfeitable and exercisable, and any Restricted Stock will be released from all restrictions on transfer and all repurchase and forfeiture restrictions. Each Option, SAR or DER shall remain exercisable for the remaining term of the Option, SAR or DER, except that each Option, SAR or DER shall terminate as of the effective date of a merger or consolidation, reverse merger, dissolution, liquidation or sale of all or substantially all of the assets of the Company.

    The Board of Directors may amend the 1996 Plan, and any agreements evidencing awards granted thereunder, at any time and for any reason, subject to certain restrictions on the ability to adversely affect awards previously granted thereunder and to any legal requirement to obtain stockholder approval.

  1996 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Board of Directors and stockholders in August 1996, and is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 100,000 shares of the Company's Common Stock has been reserved for issuance under the Stock Purchase Plan and are available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Employees of Interneuron are not expected to participate in the Stock Purchase Plan. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

    The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 24 months. A Purchase Period will initiate and additional Purchase Periods will commence each subsequent April 1 and October 1. The initial Purchase Period will begin on the effective date of the Stock Purchase Plan, which is the date on which the Company and the Underwriters agree as to the pricing with respect to the Offering, and end on September 30, 1999. The administrator of the Stock Purchase Plan has the authority to establish a Purchase Period following the initial Purchase Period (the "Subsequent Purchase Period") that shall commence on the date the administrator of the Stock Purchase Plan selects and end on September 30, 1999. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on March 31, 1998. The subsequent Accrual Period with respect to the Subsequent Purchase Period, if any, shall commence on the effective date established by the Stock Purchase Plan and end on March 31, 1998. Thereafter, Accrual Periods will commence each April 1 and October 1. Exercise Dates are the last day of each Accrual Period. In the event of a merger of the Company with or into another corporation, the sale of all or substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.

    On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase

Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on all four Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.

    Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, exclusive of overtime, bonuses, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 5,000 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.

    The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.

  1997 STOCK OPTION PLAN

    In March 1997, the Board of Directors of the Company approved the 1997 Stock Option Plan (the "1997 Plan"). The purpose of the 1997 Plan is to allow the Company to comply with its obligations under the Acquisition Agreement to issue the Replacement Options to those who held options to purchase Mercator's common stock ("Mercator Options") prior to the Acquisition. The intent and effect of the 1997 Plan is to give holders of Mercator Options the right to acquire shares of the Company's Common Stock in lieu of, but not in addition to, the shares of Mercator's common stock underlying unexercised Mercator Options held by them immediately prior to the closing of the Acquisition. The 1997 Plan will provide Replacement Options for holders of Mercator Options under Mercator's 1993 and 1996 Stock Option Plans (the "Mercator Plans").

    ADMINISTRATION. The 1997 Plan shall be administered by the Company's Board of Directors unless and until the Board delegates administration to the Compensation Committee. Subject to the provisions of the 1997 Plan, the Board shall have the power to construe and interpret the 1997 Plan and Replacement Options granted thereunder, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the 1997 Plan or in any option agreement thereunder, in a manner and to the extent it shall deem necessary or expedient to make the 1997 Plan fully effective, and may amend the 1997 Plan as provided therein.

    TYPES OF AWARDS. Awards under the 1997 Plan will consist solely of the issuance of Replacement Options to each holder of Mercator Options. With respect to all Mercator Options that are designed to qualify as Incentive Stock Options, the corresponding Replacement Options also shall be designed to qualify as Incentive Stock Options. With respect to all Mercator Options that are Non-Qualified Stock Options, the corresponding Replacement Options also shall be Non-Qualified Stock Options. Incentive Stock Options shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Replacement Options are granted only by such person. Non-Qualified Stock Options shall not be transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall be exercisable during the lifetime of the person to whom such options are granted only by such person or any transferee pursuant to a qualified domestic relations order. No Replacement Options will be issued under the 1997 Plan to any holder of a Mercator Option unless and until such holder has either (i) returned the agreement evidencing such Mercator Option to the Company for cancellation, or (ii) delivered to the Company (a) evidence reasonably satisfactory to the Company regarding the loss, theft or destruction of such option agreement and (b) indemnity or security reasonably satisfactory to the Company.


    AVAILABLE SHARES. A total of up to 625,000 shares of the Company's Common Stock have been reserved for issuance under the 1997 Plan. Assuming Final Acquisition Consideration for Mercator of $22.0 million, 595,358 shares of Common Stock would be reserved for issuance upon exercise of the Replacement Options under the 1997 Plan. The number of shares actually covered by Replacement Options may be less than the number of shares reserved under the 1997 Plan to the extent that Mercator Options are exercised prior to the closing of the Acquisition. See "Capitalization" and "Business-- Mercator Acquisition."


    ELIGIBLE INDIVIDUALS. Only holders of Mercator Options are eligible to receive Replacement Options under the 1997 Plan. All such holders of Incentive Stock Options were, at the time their Mercator Options were awarded, employees of Mercator. All such holders of Non-Qualified Stock Options were, at the time their Mercator Options were awarded, employees, consultants or directors of Mercator.

    TERMS OF REPLACEMENT OPTIONS

    The Terms of Replacement Options granted under the 1997 Plan will be as set forth below:

    a) NUMBER OF SHARES COVERED. Each Replacement Option will cover a number of shares of the Company's Common Stock (rounded up to the nearest whole share) equal to the number of shares of Mercator common stock covered by the corresponding Mercator Option multiplied by the exchange ratio applicable to the Mercator common stock in the Acquisition (the "Exchange Ratio").

    b) EXERCISE PRICE. The exercise price per share of the Company's Common Stock (rounded down to the nearest penny) covered by each Replacement Option will equal the per share exercise price of the corresponding Mercator Option divided by the Exchange Ratio.

    c) OPTION TERM. The term of each Replacement Option will be the same as the remaining term of the corresponding Mercator Option. The maximum term of the Mercator Options is ten years from the date of initial grant of such Mercator Options.

    d) VESTING. The vesting restrictions contained in each Replacement Option will be the same as the vesting restrictions contained in the corresponding Mercator Options. Replacement Options are subject to accelerated vesting for any optionee terminated within one year of the date of the Acquisition other than for "cause."

    e) EARLY PURCHASE RIGHTS. Holders of Replacement Options have the right (the "Early Purchase Right") to purchase all or part of the Common Stock of the Company subject to their options prior to full vesting. Shares purchased pursuant to the Early Purchase Right are subject to a repurchase option in favor of the Company (the "Repurchase Option") that expires in accordance with the same schedule as Replacement Options would have vested had the option holder not exercised the Early Purchase Right. The Repurchase Option is exercisable (i) within 90 days of the termination of the optionholder's relationship with the Company or (ii) upon a dissolution of the Company.

    f) CERTAIN ADJUSTMENTS. The number of shares covered by, and the exercise price of, each Replacement Option may, in the Board's discretion, be adjusted appropriately to reflect any change in the capitalization of the Company resulting from any acquisition, recapitalization, stock split-up or combination of shares, or the payment of a stock dividend or other increase or decrease in the the Company's Common Stock effected without receipt of consideration by the Company.

    g) CONSIDERATION. The purchase price of stock acquired pursuant to a Replacement Option shall be paid, to the extent permitted by applicable statutes and regulations, either (1) in cash at the time the Replacement Option is exercised, or (2) at the discretion of the Board or the Committee, at the time of either the grant or exercise of the Replacement Option (but in the case of an Incentive Stock Option, only at the time of grant), (a) by delivery to the Company of other Common Stock of the Company, (b) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the person to whom the Replacement Option is granted or to whom the Replacement Option is transferred pursuant to the 1997 Plan, or (c) in any form of legal consideration that may be acceptable to the Board.

    h) EXERCISE OF OPTIONS. In the event of termination of continuous status as employee, director or consultant otherwise than by reason of death or disability, the optionee may exercise his or her Replacement Option (to the extent that the optionee was entitled to exercise it at the date of termination) within such period of time ending on the earlier of (i) three (3) months after termination of optionee's continuous status as employee, director or consultant (or such longer or shorter period, but in no event less than 30 days, specified in the written agreement evidencing the terms of an individual option grant ("Option Agreement")), or (ii) the expiration of the term of the option as set forth in the Option Agreement.

    i) DISABILITY OR DEATH OF OPTIONEE. In the event of termination of continuous status as employee, director or consultant by reason of disability, the optionee may exercise his or her Replacement Option (to the extent that the optionee was entitled to exercise it at the date of termination) within such period of time ending on the earlier of (i) twelve (12) months after termination of optionee's continuous status as employee, director or consultant (or such longer or shorter period, but in no event less than six (6) months, specified in the Option Agreement), or (ii) the expiration of the term of the option as set forth in the Option Agreement. In the event of termination of continuous status as employee, director or consultant by reason of death, the optionee's estate or person who acquired the right to exercise the option may exercise the Replacement Option (to the extent that the optionee was entitled to exercise it at the date of death) within such period of time ending on the earlier of (i) eighteen (18) months after termination of optionee's continuous status as employee, director or consultant (or such longer or shorter period, but in no event less than six (6) months, specified in the Option Agreement), or (ii) the expiration of the term of the option as set forth in the Option Agreement.

    j) WITHHOLDING. To the extent provided by the terms of an Option Agreement, the optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such Replacement Option by any of the following means or by a combination of such means:
       (i) tendering a cash payment; (ii) authorizing the Company to withhold shares from the shares of the Company's Common Stock otherwise issuable to the participant as a result of the exercise of the Option; or (iii) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

    k) ADJUSTMENTS UPON CHANGES IN STOCK. If any change is made in the stock subject to the 1997 Plan, or subject to any Replacement Option (through merger, consolidation, acquisition, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1997 Plan and outstanding Replacement Options will be appropriately adjusted in the class(es) and maximum number of shares subject to the 1997 Plan and the class(es) and number of shares and price per share of stock subject to outstanding Replacement Options. In the event of: (i) a merger or consolidation in which the Company is not the surviving corporation, or (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law: (a) any surviving corporation shall assume any Replacement Options outstanding under the 1997 Plan or shall substitute similar options for those outstanding under the 1997 Plan, or (b) such Replacement Options shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such Replacement Options, or to substitute similar options for those outstanding under the 1997 Plan, then such Replacement Options shall be terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any Replacement Options outstanding under the 1997 Plan shall terminate if not exercised prior to such event.

    AMENDMENT. The Company's Board may amend the 1997 Plan at any time, subject to any requirement under law or the 1997 Plan to obtain stockholder approval.

    SECTION 424(A) COMPLIANCE. Replacement Options issued under the 1997 Plan with respect to Mercator Options that are Incentive Stock Options are intended to comply with all applicable conditions of Section 424(a) of the Code. To the extent any provision of the 1997 Plan, or any action of the Board, fails to so comply, such provision or action will be deemed null and void to the extent that is permitted by applicable law and the Board deems reasonable.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of stock options by Progenitor to the Named Executive Officers during the fiscal year ended September 30, 1996. Information regarding the stock option grants by Mercator to Dr. Sigal during the fiscal year ended December 31, 1996 is provided in footnote (6) to the following table.

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                                SECURITIES    TOTAL OPTIONS                               PRICE APPRECIATION FOR
                                                UNDERLYING     GRANTED TO       EXERCISE                    OPTION TERM($)(3)
                                                 OPTIONS      EMPLOYEES IN        PRICE      EXPIRATION   ----------------------
NAME                                            GRANTED(#)   FISCAL YEAR(1)   ($/SHARE)(2)      DATE          5%         10%
---------------------------------------------  ------------  ---------------  -------------  -----------  ----------  ----------
Douglass B. Given, M.D., Ph.D................    100,000(4)         25.0%       $ 5.50          5/13/06   $  345,892  $  876,558

H. Ralph Snodgrass, Ph.D.....................    100,000(4)         25.0          5.50          5/13/06      345,892     876,558

Stephen J. Williams, Ph.D....................     75,000(4)         18.8          5.50          5/13/06      259,419     657,419

Mark N.K. Bagnall............................    110,000(5)         27.5          5.50          8/20/06      380,481     964,214

------------------------

(1) Based on an aggregate of 400,000 options granted to employees in fiscal
    1996.

(2) All options were granted at an exercise price of $9.00 per share equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. Such options were cancelled and regranted on December 30, 1996, at the exercise price of $5.50 per share. See "--Cancellation and Regrant of Options."

(3) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the options, assuming that the stock appreciates in value from the date of grant compounded annually until the end of the option term at the rate specified (5% or 10%) and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in the rules and regulations of the Commission and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(4) Consists of options that vest equally over three years on each anniversary of the date of grant, May 13, 1996.

(5) Consists of options that were granted on the date of employment, August 20, 1996, with options to purchase 27,500 shares vesting immediately and the balance of options to purchase 82,500 shares vesting equally over three years on each anniversary of the date of grant.


(6) For the fiscal year ended December 31, 1996, Mercator awarded Dr. Sigal options to purchase 871,310 shares of Mercator common stock at an exercise price of $0.15 per share. All such options will become vested upon consummation of the Acquisition and will be converted into Replacement Options to acquire 190,052 shares of the Company's Common Stock at $0.68 per share assuming consummation of the Acquisition for Final Acquisition Consideration of $22.0 million. In connection with the Acquisition, the Company has entered into an employment agreement with Dr. Sigal pursuant to which he will be granted options to purchase an aggregate of 1% of the Company's Common Stock on a fully-diluted basis after giving effect to the Acquisition and the Offering. Such options will have an exercise price equal to the Unit Shares IPO Price and will be subject to vesting in the amount of 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter until fully vested after four years. Such options will entitle Dr. Sigal to acquire 132,731 shares of Common Stock.


                         FISCAL YEAR-END OPTION VALUES

    For each of the Named Executive Officers, the following table shows information about the value of unexercised options of Progenitor as of September 30, 1996. No options were exercised by the Named Executive Officers during fiscal 1996.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                                                   YEAR-END(#)            FISCAL YEAR-END($)(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Douglass B. Given, M.D., Ph.D.............................      39,916        171,584    $  12,375    $    12,375
H. Ralph Snodgrass, Ph.D..................................      19,583        130,417       47,125         11,875
Stephen J. Williams, Ph.D.................................      15,833         96,667       15,000         15,000
Mark N.K. Bagnall.........................................      27,500         82,500            0              0

------------------------

(1) Based on the fair market value of the Common Stock as of September 30, 1996 ($5.50 per share), minus the exercise price, multiplied by the number of shares underlying the option after giving effect to the subsequent repricing of the options. See "--Cancellation and Regrant of Options."

CANCELLATION AND REGRANT OF OPTIONS

    On December 30, 1996, the Compensation Committee approved the cancellation and regrant of options previously granted to certain executive officers, directors and key employees. The Compensation Committee concluded that the relationship between the exercise price of those options and the recent fair market value of the Company's Common Stock did not provide effective equity incentives for such executive officers, directors and key employees. Equity incentives are a significant component of the total compensation package of the Company's employees and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term success. The Compensation Committee concluded that the Company's ability to retain key employees would be impaired significantly unless value was restored to their options. Accordingly, the Compensation Committee determined it was necessary to cancel and regrant the options at exercise prices that reflect current fair market value to provide realistic incentives for the executive officers, directors and employees to whom such options had been granted. All stock options with exercise prices of $5.50 or more were cancelled and regranted at an exercise price of $5.50 per share, the fair market value on December 30, 1996, as determined by the Compensation Committee. The vesting periods applicable to these cancelled options relate back to the dates of the prior grants.

    With respect to the Named Executive Officers, all of the Company's options granted during fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share. Drs. Given, Snodgrass and Williams also had 95,000, 30,000 and 17,500 options, respectively, originally granted as of September 14, 1995, which were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $6.00 per share. In addition, the 7,500 options granted to each of Messrs. Axline, Haig, Peppers and Sharrock in fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $6.00 per share. The 110,000 options granted to Mr. Bagnall in fiscal 1996 were cancelled and regranted at an exercise price of $5.50 per share from an original exercise price of $9.00 per share.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH INTERNEURON

    Progenitor was incorporated in February 1992 as a majority-owned subsidiary of Interneuron and assumed all rights and obligations of Scimark Corp. under the January 1992 research and licensing agreement with Ohio University. See "Business--License Agreements--Ohio University." Upon Progenitor's organization, Interneuron purchased 2,081,250 shares of Common Stock for $0.002 per share. Progenitor also issued 112,500 and 56,250 shares of Common Stock, respectively, to Morris Laster, M.D., a director of the Company, and Steven Kanzer, then Assistant Secretary of the Company, for a purchase price of $0.002 per share. Lindsay Rosenwald, M.D., the Chairman of the Board and a principal stockholder of Interneuron, was the Company's President until September 1992, and was a director of the Company until May 1996. Dr. Rosenwald also owns The Castle Group Ltd. ("Castle"), a venture capital firm. Dr. Laster was the Company's Chief Executive Officer until September 1992, and Dr. Laster and Mr. Kanzer were and continue to be employees of Castle.

    From Progenitor's inception through December 1994, Interneuron funded Progenitor's operations through advances evidenced by promissory notes payable on demand and bearing interest at 1% over the prime rate. In December 1994, upon the initial closing of the private placement referred to below, the aggregate amount of such advances of approximately $11.5 million, plus accrued interest of approximately $1.1 million, was converted by Interneuron into an aggregate of 2,020,496 shares of Series A Preferred Stock of the Company at a conversion price of $6.25 per share.

    In July 1997, the Company granted Interneuron an option to acquire an exclusive, worldwide license to manufacture, use and sell certain aspects of Del-1 for human therapeutic uses on terms to be negotiated. The Company retained the right to negotiate with third parties to license Del-1, subject to a right of first refusal held by Interneuron and provided that, in the event the Company grants such rights to a third party, the Company must share fees, milestone payments and royalties with Interneuron. Should the Company develop and sell products using Del-1 independently, the Company will be required to pay Interneuron royalties on net sales. The option and right of first refusal agreement terminates upon the expiration of the last to expire of any patent that might issue relating to the licensed technology, or upon the conclusion of a license agreement with Interneuron.


    In exchange for receiving the option and right of first refusal, Interneuron paid the Company $1 and relinquished its right to minimum return adjustments through the quarter ended April 7, 1997 to the conversion ratio of its Series A Preferred Stock. Interneuron and the Company agreed to determine the value of the relinquishment of the minimum return adjustments and the extent to which such value may be credited against payments, including royalties, that would otherwise be payable to the Company under any license agreement with Interneuron. The terms of the Series A Preferred Stock provide for Interneuron to receive a 35% annual return, implemented through minimum return adjustments to the conversion ratio of the Series A Preferred Stock, at the time the Series A Preferred Stock converts to Common Stock. Such conversion would have occurred automatically on the closing of the Offering and, accordingly, prior to the relinquishment, Interneuron would have been entitled to receive an additional 1,439,016 shares of Common Stock upon the closing of the Offering. Interneuron has also agreed to recapitalize a portion of its investment in the Company immediately prior to the closing of the Offering such that (i) Interneuron will not be entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the

Offering and (ii) Interneuron will contribute to the Company's capital all outstanding balances of intercompany loans from Interneuron to Progenitor ($13.9 million as of July 31, 1997). As a result, the number of shares of Common Stock that Interneuron will receive upon conversion of the Series A Preferred Stock upon the closing of the Offering will be reduced from 4,199,577 shares to 2,349,414 shares. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron," "Business--Discovery Programs," "--Corporate Agreements" and "Description of Securities--Preferred Stock."



    Between December 1994 and July 1995, Progenitor issued and sold an aggregate of 349,000 shares of Series B Preferred Stock in a private placement. These shares will convert into an estimated 725,353 shares of Common Stock upon the closing of the Offering. See "Description of Securities--Preferred Stock." The private placement was a sale of units, each unit consisting of shares of Series B Preferred Stock of the Company, shares of preferred stock of Transcell, a put protection right from Interneuron and warrants to purchase Interneuron's common stock. The put protection right provides that on the third anniversary of the final closing date of the private placement, holders of such Series B Preferred Stock have the right to sell to Interneuron their Series B Preferred Stock of Progenitor at a purchase price equal to the purchase price of such shares in the private placement. The put protection right with respect to the Company's Series B Preferred Stock will expire upon the closing of the Offering. Of the approximately $4.4 million gross proceeds of the private placement, Progenitor received approximately $1.6 million, net of placement agent fees, and Interneuron received approximately $833,000 as its consideration for the issuance of warrants for its Common Stock and the put protection right. Of this amount, Interneuron loaned approximately $417,000 to Progenitor in exchange for a convertible debenture dated March 31, 1995, bearing interest at 1% over the prime rate. The indebtedness evidenced by the principal amount of this debenture and accrued interest thereon (approximately $508,000 as of July 31, 1997), will be contributed by Interneuron to the Company's capital immediately prior to the closing of the Offering. See "Description of Securities--Convertible Debenture and Promissory Note."



    Paramount Capital, Inc. ("Paramount") acted as the placement agent for the private placement and D.H. Blair & Co., Inc. ("Blair") was a selected dealer. Paramount is owned by Dr. Rosenwald. Progenitor paid Paramount approximately $129,000 as its share of placement agent fees. Pursuant to Paramount's rights under its placement agent agreement, designees of Paramount received in the private placement warrants to purchase an aggregate of 22,201 shares of Series B Preferred Stock (representing the right to purchase 46,141 shares of Common Stock following the closing of the Offering). Dr. Rosenwald received warrants to purchase 12,274 of these shares of Series B Preferred Stock (representing the right to purchase an estimated 25,511 shares of Common Stock upon the closing of the Offering). Blair is owned substantially by family members of J. Morton Davis (including members of Dr. Rosenwald's family), a principal stockholder of Interneuron. Blair received fees for acting as selected dealer, aggregating $45,094. Designees of Blair also received in the private placement warrants to purchase an aggregate of 12,700 shares of Series B Preferred Stock (representing the right to purchase 26,395 shares of Common Stock upon the closing of the Offering). All of these warrants are exercisable until five years after the closing of the Offering at an exercise price of $3.31 per share of Common Stock, and pursuant to a cashless exercise provision may be exercised without the need to pay any cash. The Company also agreed to indemnify Paramount and Blair against certain liabilities, including liabilities under the Securities Act in connection with the private placement. See "Description of Securities--Stock Purchase Right and Warrants."



    Since March 1996, Interneuron has continued to provide advances to Progenitor. These advances are evidenced by a promissory note dated March 31, 1996, in the principal amount of approximately $525,000, as updated from time to time, payable on the earlier of five years from the date of the note or the closing of the Offering. Interneuron has agreed to recapitalize a portion of its investment in the Company by making a contribution to the Company's capital upon the closing of the Offering of the indebtedness evidenced by the note (approximately $9.7 million as of July 31, 1997). See "Description of Securities-- Convertible Debenture and Promissory Note."



    In connection with the Mercator Bridge Financing, Interneuron agreed to loan to the Company prior to the closing of the Acquisition up to an aggregate of $6.6 million pursuant to a promissory note secured by the Company's assets. The principal balance outstanding at July 31, 1997 was $3.7 million and is expected to increase by approximately $800,000 per month in order to fund the operations of Mercator pending completion of the Acquisition. Interneuron has agreed to recapitalize a portion of its investment in the Company by making a contribution to the Company's capital of the entire balance of the Interneuron Bridge Loan immediately prior to the closing of the Offering. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron."



    Interneuron has expressed its intention to purchase 500,000 Units in the Offering at the initial public offering price. As a result, following the Offering, Interneuron will beneficially own approximately 37% of the Company's Common Stock (approximately 36% if the Underwriter's over-allotment option is exercised in full). The actual ownership percentage of Interneuron will depend upon the amount of the Final Acquisition Consideration payable with respect to the Acquisition, which will determine the number of shares of Common Stock to be issued in the Acquisition. See "Risk Factors--Determination of Unit Shares IPO Price; Potential Conflicts of Interest."



    During fiscal 1995, Interneuron paid for certain expenses of Progenitor that were reimbursed by Progenitor at cost. In addition, Interneuron guaranteed the Company's office lease (which guarantee will be released upon the closing of the Offering as to obligations arising after the closing of the Offering) and its equipment leases. Prior to the closing of the Offering, the Company and Interneuron intend to enter into a tax allocation agreement to provide, among other things, for the payment of tax liabilities, for the entitlement to tax refunds, and for the allocation of responsibility and cooperation in the filing of tax returns. In addition, the Company and Interneuron intend to enter into an intercompany services agreement which will provide, among other things, for: the participation of the Company and its employees in certain programs administered by Interneuron, at cost, such as certain insurance programs; and the provision of certain services by Interneuron at the Company's request at agreed upon prices in areas such as clinical and regulatory affairs, quality control, finance, administration, human resources and management information systems. The intercompany services agreement also will provide that in the event of any future equity offering by the Company, Interneuron will have the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully-diluted interest in the Company immediately prior to such equity offering, subject to certain limitations. The intercompany services agreement also will provide that all future transactions between the Company and Interneuron must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and must be approved or ratified by a majority of the independent members of the Company's Board of Directors. As defined in the intercompany services agreement, independent directors are those directors who are not employees, officers, directors or affiliates of, or persons with other material financial interests involving, Interneuron, the Company or any of their respective affiliates. In addition, Interneuron has expressed its intention to purchase 500,000 Units in the Offering.


    The intercompany services agreement also will provide to Interneuron the right to nominate one designee for election to the Company's Board of Directors, for so long as Interneuron reports the Company's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of the Company's results of operations appear in the financial results of operations of Interneuron. After the Offering, Interneuron will continue to have substantial influence in the election of directors of the Company and voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets. Interneuron's ownership of a substantial block of the Company's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of the Company. In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron."

    Interneuron has no obligation to invest any further funds in the Company or otherwise provide funding to the Company after the Offering, and the Company does not expect Interneuron to do so. The

Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. See "Risk Factors--Need for Additional Capital; Uncertainty of Additional Funding."

    Interneuron has entered into a lockup agreement which limits its ability to sell shares of the Company's Common Stock during the 365-day period following the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

THE OHIO UNIVERSITY FOUNDATION


    Upon the Company's formation in February 1992, The Ohio University Foundation purchased 125,000 shares of Common Stock at a purchase price of $0.002 per share, and Dr. Thomas Wagner, an employee of Ohio University and an affiliate of The Ohio University Foundation, purchased 125,000 shares of Common Stock at $0.002 per share. Pursuant to certain antidilution rights, The Ohio University Foundation was issued an additional 53,750 shares of Common Stock from fiscal 1992 through fiscal 1994. Also, in December 1994, Dr. Wagner received an additional 53,750 shares of Common Stock pursuant to similar antidilution provisions contained in a related stock purchase agreement. In February 1996, The Ohio University Foundation purchased an additional 58,333 shares of Common Stock for a purchase price of $6.00 per share pursuant to a stock purchase agreement. In the event that the Unit Shares IPO Price is less than $12.00 per share, pursuant to such stock purchase agreement, The Ohio University Foundation will be entitled to receive additional shares of Common Stock such that the effective price per share paid by The Ohio University Foundation under the agreement is equal to 50% of the Unit Shares IPO Price. As a result, 71,900 additional shares of Common Stock will be issued to The Ohio University Foundation pursuant to such stock purchase agreement. In connection with the February 1996 issuance of 58,333 shares, the Company and The Ohio University Foundation amended certain provisions of the 1992 stock purchase agreement in exchange for which Progenitor granted The Ohio University Foundation the right to purchase 25,000 shares of the Company's Common Stock at a price equal to 50% of the initial public offering price per share. The Ohio University Foundation has agreed to exercise such right to purchase 25,000 shares immediately prior to the Offering at a price equal to $2.69 per share.


    Ohio University entered into license and sponsored research agreements with the Company (or its predecessor) in January 1992 and April 1993. The April 1993 sponsored research agreement terminated as of June 30, 1996 upon completion of the research thereunder. Pursuant to the initial license agreement, The Ohio University Foundation has the right to designate two members of the Board of Directors until the completion of the Company's initial public offering. Messrs. Axline and Peppers are Trustees of The Ohio University Foundation and serve as The Ohio University Foundation's designees to the Company's Board of Directors. Under the Ohio University license and sponsored research agreements, Progenitor paid Ohio University an aggregate of approximately $570,000, $246,000, $397,000, $109,000 and $108,000 in fiscal 1993, 1994, 1995, 1996 and for the six months ended March 31, 1997, respectively. Ohio University also is entitled to receive royalties based on any sales of licensed products resulting from such arrangements. Under a consulting agreement with Dr. Wagner entered into in February 1992, Progenitor paid Dr. Wagner consulting fees of approximately $93,000, $93,000, $113,000, $60,000 and $45,000 during fiscal 1993, 1994, 1995,
1996 and for the six months ended March 31, 1997, respectively. See "Business--License Agreements."

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    On January 3, 1993, the Company entered into an employment agreement with Dr. Given. Under the agreement, Dr. Given received the right to a $100,000 loan bearing interest at 7% annually for the purchase of a home in Ohio. Upon the granting of the loan, the Company waived the charging of interest on the loan, and certain other provisions of the agreement relating to the loan, and received from Dr. Given an interest-free promissory note in the amount of $100,796 secured by the property purchased. The note requires Dr. Given to repay at least $60,796 of the loan on or before April 1, 1997. Of this portion, $20,000 was forgiven effective in fiscal 1996 at the approval of the Board of Directors. The $40,000 second portion of the promissory note is payable on or before April 15, 1997 or upon the termination of Dr. Given's employment and is subject to forgiveness in increments upon the achievement of certain performance milestones, including a successful initial public offering of the Company's Common Stock. As of February 28, 1997, the Company had forgiven, effective in fiscal 1996, $10,000 of the loan pursuant to this provision. In December 1996 and January 1997, an aggregate income tax gross-up payment of $19,636 was made to Dr. Given in respect of such prior loan forgiveness. On January 17, 1997, an additional $35,398 was forgiven in connection with the completion of the license agreement with Amgen. An income tax gross-up payment of $27,198 was made in connection with such forgiveness. Upon completion of the Offering, the remaining balance of the promissory note is subject to forgiveness and will also be subject to such gross-up payments. Dr. Given's employment agreement terminated on January 3, 1997 except with respect to these loan provisions.

    The Company has entered into the Revised Given Employment Agreement with Dr. Given. See "Management--Employment Agreements." In addition to the compensation package described in "Management--Employment Agreements," Dr. Given will receive assistance with expenses related to possible relocation to California. Under the Revised Given Employment Agreement, Dr. Given will receive $144,000, payable in $4,000 monthly increments over three years for use in repaying any mortgage loan obtained in connection with a new home in California.

    The Company will also loan up to $200,000 at 7% interest to Dr. Given for the purpose of buying a new home in California ("Home Loan"). During the first three years of the Home Loan, interest will accrue rather than compound and no payments will be due during such period. After the initial three year period, interest only payments will be due monthly, with the accrued interest to be amortized and paid in 36 equal installments over the subsequent three years, together with interest then currently accruing. The Home Loan will be secured by a subordinated second deed of trust on the new home. Portions of the Home Loan will be repayable as follows: (a) installments of 25% of the original principal balance plus accrued interest will be forgiven by the Company upon the closing of each single transaction providing the Company with committed funds of at least $2,000,000 in the form of either equity, convertible debt or net proceeds to the Company (and the Company will also pay to Dr. Given an amount necessary to gross up for federal and state income taxes on the forgiven loan amounts);
(b) within 30 days after the sale of Company securities held by Dr. Given which were acquired pursuant to options granted to him, in an amount equal to 25% of the net proceeds received by Dr. Given from such a sale; (c) upon the sale of the new home; and (d) in full upon the earlier of the fifth anniversary of the making of the Home Loan or one year after the termination of Dr. Given's employment with the Company.

    In connection with the Revised Given Employment Agreement, the Company will also pay the monthly mortgage payments on Dr. Given's Ohio home from the date Dr. Given acquires a new home in California until the earlier of one year after Dr. Given acquires a new home in California or the sale of the Ohio home. The Company will also reimburse additional customary relocation expenses.


    Effective as of May 24, 1996, Dr. Doros Platika's employment terminated pursuant to a Separation Agreement and Release (the "Release") among the Company, Dr. Platika and Interneuron. The Release obligated Dr. Platika to provide services to the Company in a consulting capacity for a minimum of twenty hours per month for the six-month period following May 24, 1996. Dr. Platika also agreed not to compete with the Company for a period of two years after his termination. The Release also contains arrangements with respect to loans made by the Company to Dr. Platika and certain stock options to acquire securities of the Company and Interneuron. Prior to termination, the Company had made loans to Dr. Platika that had a balance of $242,850, including accrued interest as of July 23, 1996, which amount reflects the forgiveness effective in fiscal 1996 of $26,424 of such loans previously approved by the Board of Directors. Pursuant to the Release, an additional $120,000 of this balance was forgiven subject to Dr. Platika's payment to the Company of withholding payments required with respect thereto and with respect to the loans to Dr. Platika previously forgiven by the Company effective in fiscal 1996. The remaining balance of $96,426, along with applicable withholding payments, was paid by Dr. Platika as of July 23, 1996. The Company incurred a charge to operations in fiscal 1996 equal to the amount of loan forgiveness in connection with the Release. Prior to the Release, the Company had granted Dr. Platika options to purchase a total of

77,500 shares of Common Stock, at exercise prices ranging from $0.20 to $6.00 per share. Of these, options to purchase a total of 23,750 shares of Common Stock had previously vested. The Release provides for the vesting as of June 1, 1996 of options to purchase 6,875 shares of Common Stock at $0.20 per share and the vesting as of June 15, 1996 of options to acquire 2,500 shares of Common Stock at $4.00 per share. All of Dr. Platika's other unvested options were canceled pursuant to the Release. As of August 23, 1996, Dr. Platika had exercised all of his 33,125 vested options. In connection with the Release, Interneuron agreed to accelerate vesting of stock options to purchase 2,500 shares of Interneuron Common Stock at a price per share of $8.75, which options were exercisable by Dr. Platika on or prior to August 24, 1996. As of August 15, 1996, Dr. Platika had exercised all of these Interneuron options.

    The Revised Sigal Employment Agreement provides for the grant to Dr. Sigal of options to acquire the Company's Common Stock in the amount of 1% of the outstanding shares of Common Stock on a fully diluted basis after the closing of the Offering. See "Management--Employment Agreements--Elliott Sigal."

    The Company has granted stock options to its directors and executive officers on several occasions since the beginning of fiscal 1993, all of which vest over a four-year period from the date of grant, except as indicated below. In fiscal 1993, Dr. Snodgrass received options to purchase 5,000 shares of Common Stock at an exercise price of $0.20 per share, and options to purchase 5,000 shares of Common Stock at an exercise price of $2.00 per share.

    During fiscal 1994, Mr. Sharrock received options to purchase 2,500 shares of Common Stock at an exercise price of $4.00 per share, which vest over three years. Also in fiscal 1994, the Company granted Drs. Cooper, Given, Snodgrass and Williams options to purchase 8,500, 16,500, 10,000 and 20,000 shares of Common Stock, respectively, at an exercise price of $4.00 per share.

    In September 1995, the Company granted options to Drs. Given, Snodgrass and Williams to purchase 45,000, 17,500 and 17,500 shares, respectively, at an exercise price of $6.00 per share, which originally were intended to vest on September 14, 2002. These options were amended by the Board of Directors on May 13, 1996, so that one-third of such options vest on each anniversary date of the date of grant. In September 1995, the Company granted to Dr. Given options to purchase an additional 50,000 shares at an exercise price of $6.00 per share, which also vest over three years from the date of grant. In September 1995 the Company also granted to Dr. Snodgrass options to purchase 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e growth factor program, or September 14, 2002.

    On February 21, 1996, each of Messrs. Axline, Haig, Peppers and Sharrock received options to purchase 7,500 shares of Common Stock at an exercise price of $6.00 per share.

    All of the option grants described above were made pursuant to the 1992 Stock Option Plan.

    Certain options previously granted to Named Executive Officers and directors of the Company were cancelled and regranted on December 30, 1996. See "Management--Cancellation and Regrant of Options."

    On March 7, 1997, the Board of Directors approved an amendment to the 1996 Stock Incentive Plan to increase by 2,000,000 the number of shares of Common Stock reserved and available for issuance pursuant to stock options granted thereunder.

    Upon the closing of the Offering, Drs. Given, Snodgrass and Williams, and Mr. Bagnall will be granted options to purchase 310,000, 70,000, 70,000 and 70,000 shares of the Company's Common Stock, respectively, at an exercise price equal to the Unit Shares IPO Price. Such options will vest quarterly over a period of three years from the date of grant, subject to accelerated vesting in certain circumstances under the terms of each officer's employment agreement or employment letter, as applicable.


    The Compensation Committee also approved on December 30, 1996 an incentive bonus program for executive officers of the Company providing for bonus payments based upon a percentage of base salary based upon various performance milestones primarily related to the Acquisition and the Offering. The amount of such bonus payments to Drs. Given, Snodgrass and Williams and to Mr. Bagnall will be approximately $125,000, $70,000, $66,000 and $66,000, respectively.


INSIDER TRANSACTIONS

    The Company has adopted a policy that all future transactions between the Company and its executive officers, directors and other affiliates must be approved by a majority of the disinterested members of the Company's Board of Directors, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its executive officers, directors or other affiliates be for bona fide business purposes only. A determination of which directors are disinterested with respect to a particular transaction will depend upon the totality of circumstances including whether the directors possess a direct or indirect material interest in the transaction or in another party involved in the transaction.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 20, 1997 (as described in footnote (2) below), and as adjusted to reflect the sale of the 2,750,000 Unit Shares (assuming no exercise of the Warrants), by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each director and Named Executive Officer of the Company; and (iii) all directors and executive officers of the Company as a group.


                                                                             PERCENTAGE BENEFICIALLY
                                                               NUMBER OF             OWNED(2)
                                                                 SHARES     --------------------------
                                                              BENEFICIALLY    PRIOR TO       AFTER
BENEFICIAL OWNER                                              OWNED(1)(2)     OFFERING      OFFERING
------------------------------------------------------------  ------------  ------------  ------------
Glenn L. Cooper, M.D.(3) ...................................    4,998,453        47.4%          37.6%
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02173

Interneuron Pharmaceuticals, Inc.(4) .......................    4,930,664        46.8           37.1
  One Ledgemont Center
  99 Hayden Avenue
  Lexington, Massachusetts 02173

Entities affiliated with Robertson, Stephens & Co. Group,       1,719,694        15.5           13.0
  L.L.C.(5) ................................................
  c/o Robertson, Stephens & Co.
  555 California Street, Suite 2600
  San Francisco, CA 94104

Entities affiliated with InterWest Partners(6) .............    1,075,748        10.6            8.1
  c/o InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025

Robert R. Momsen(7) ........................................    1,075,748        10.6            8.1
  c/o InterWest Partners
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025

Entities affiliated with Oak Investment Partners(8) ........      973,554         9.5            7.3
  c/o Oak Investment Partners
  One Gorham Island
  Westport, CT 06880

Elliott Sigal, M.D., Ph.D.(9)...............................      200,304         2.1            1.5

Douglass B. Given, M.D., Ph.D.(10)..........................      160,281         1.7            1.2

Morris Laster, M.D..........................................      112,500         1.2              *

H. Ralph Snodgrass, Ph.D.(11)...............................       56,667           *              *

Mark N.K. Bagnall(12).......................................       55,000           *              *

Stephen J. Williams, Ph.D.(13)..............................       45,834           *              *

David B. Sharrock(14).......................................        4,375           *              *

Robert P. Axline(15)........................................        1,875           *              *

Alexander M. Haig, Jr.(16)..................................        1,875           *              *

                                                                             PERCENTAGE BENEFICIALLY
                                                               NUMBER OF             OWNED(2)
                                                                 SHARES     --------------------------
                                                              BENEFICIALLY    PRIOR TO       AFTER
BENEFICIAL OWNER                                              OWNED(1)(2)     OFFERING      OFFERING
------------------------------------------------------------  ------------  ------------  ------------
Jerry P. Peppers(17)........................................        1,875           *              *

All executive officers and directors as a group
  (10 persons)(18)..........................................    5,438,735        50.8           40.2


------------------------

 *  Less than one percent.

 (1) To the Company's knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all shares of Common Stock indicated opposite such person's name.


 (2) Assumes: (i) the issuance of 3,440,928 shares of Common Stock to the Mercator stockholders pursuant to the Acquisition (assuming Final Acquisition Consideration of $22.0 million for Mercator), and (ii) the issuance of 71,900 shares of Common Stock to The Ohio University Foundation, pursuant to certain anti-dilution adjustment rights. Percentage Beneficially Owned Prior to Offering is based on 9,474,812 shares of Common Stock outstanding as of June 20, 1997 and the foregoing assumptions and Percentage Beneficially Owned After Offering is based on 13,273,068 shares of Common Stock outstanding after the closing of the Offering, reflecting (a) the sale of 2,750,000 shares of Common Stock as part of the Units being offered hereby, (b) the purchase by The Ohio University Foundation of 25,000 shares of Common Stock, pursuant to a stock purchase right, and (c) the issuance to Amgen of the Amgen Shares. See "Capitalization" and "Description of Securities." Shares of Common Stock subject to options, warrants (including the Mercator Warrants) and convertible notes and other purchase rights currently exercisable or convertible, or exercisable or convertible within 60 days of June 20, 1997 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.



 (3) Includes 4,930,664 shares beneficially owned by Interneuron, options exercisable for 6,375 shares of Common Stock held by Dr. Cooper and options exercisable for 2,000 shares of Common Stock held by Dr. Cooper's wife. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the shares held by Interneuron.



 (4) Number of Shares Beneficially Owned and Percentage Beneficially Owned After Offering reflect 500,000 Units to be purchased by Interneuron in conjunction with the Offering.



 (5) Includes 1,018,638 shares held by RS & Co. IV, L.P. ("RS"), 271,297 shares held by The Robertson, Stephens Orphan Fund ("RSOF") and 179,759 shares held by Bayview Investors, Ltd. ("Bayview"). Number of Shares Beneficially Owned and Percentage Beneficially Owned After Offering reflect 250,000 Units to be purchased in the Offering by entities affiliated with Robertson, Stephens & Co. The General Partner of RS is RS & Co. Venture Partners IV, L.P., the General Partners of which consist of individuals, including M. Kathleen Behrens, a director of Mercator, that share voting and investment power over securities held by RS. The General Partners of RSOF are Bayview and Robertson, Stephens & Company Investment Management, L.P., the General Partners of which are Robertson, Stephens Private Equity Group, L.L.C. and RS & Co. Inc., respectively. The Managing Member of Robertson, Stephens Private Equity Group, L.L.C. is RS & Co. Inc., the shareholders of which are a group of individuals. All of the individuals described above disclaim beneficial ownership of the securities held by RS, RSOF and Bayview.



 (6) Includes 998,130 shares held by InterWest Partners V, L.P. ("Partners") and 6,618 shares held by InterWest Investors V ("Investors"). Number of Shares Beneficially Owned and Percentage Beneficially Owned After Offering reflect 71,000 Units to be purchased in the Offering by entities affiliated with InterWest Partners. The General Partner of Partners is InterWest Management Partners V, L.P., the General Partners of which consist of individuals, including Robert R. Momsen, a director of Mercator (who has also agreed to become a director of the Company), that share voting and investment power over securities held by Partners. The General Partners of Investors consist of individuals, including Robert R. Momsen, that share voting and investment power over securities held by Investors. All of the individuals described above disclaim beneficial ownership of the securities held by Partners and Investors, except to the extent of their pro rata partnership interests therein.


 (7) Consists of 1,076,177 shares held by entities affiliated with InterWest Partners. See footnote (6) above. Mr. Momsen is a General Partner of both Partners and Investors. Mr. Momsen disclaims beneficial ownership of the securities held by Partners and Investors except to the extent of his pro rata partnership interests therein.



 (8) Includes 882,699 shares held by Oak Investment Partners V, Limited Partnership ("Oak Investment") and 19,855 shares held by Oak V Affiliates Fund ("Oak Affiliates"). Number of Shares Beneficially Owned and Percentage Beneficially Owned After Offering reflect 71,000 Units to be purchased in the Offering by entities affiliated with Oak Investment Partners. Oak Associates V, L.L.C. is the General Partner of Oak Investment. The managing members of Oak Associates V, L.L.C. consist of individuals, including Ann H. Lamont, a director of Mercator, that share voting and investment power over the securities held by Oak Investment. The General Partners of Oak Affiliates consist of a group of individuals, including Ann H. Lamont, a director of Mercator, that have shared voting and investment power over the securities held by Oak Affiliates. All of the individuals described above disclaim beneficial ownership of the securities held by Oak Investment and Oak Affiliates.



 (9) Includes options exercisable for 200,304 shares of Common Stock. Dr. Sigal has agreed to become an executive officer of the Company upon the closing of the Offering.


(10) Includes 82,907 shares held by a limited partnership of which Dr. Given is a general partner and options exercisable for 77,374 shares of Common Stock.

(11) Includes options exercisable for 56,667 shares of Common Stock.

(12) Includes options exercisable for 55,000 shares of Common Stock.

(13) Includes options exercisable for 45,834 shares of Common Stock.

(14) Includes options exercisable for 4,375 shares of Common Stock.

(15) Includes options exercisable for 1,875 shares of Common Stock.

(16) Includes options exercisable for 1,875 shares of Common Stock.

(17) Includes options exercisable for 1,875 shares of Common Stock.

(18) Includes options exercisable for 253,250 shares of Common Stock. See footnotes 3 and 10-17 above. Does not include shares beneficially owned by Mr. Momsen or Dr. Sigal.

                           DESCRIPTION OF SECURITIES

    The Company's Restated Certificate of Incorporation authorizes 44,000,000 shares of capital stock, consisting of 39,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. Set forth below is a description of the capital stock of the Company.

UNITS

    Each Unit consists of one share of Common Stock and one redeemable Warrant. The Units will separate immediately upon issuance, and the Common Stock and Warrants that comprise the Units will trade as separate securities.

COMMON STOCK


    As of June 20, 1997, assuming the conversion of all outstanding shares of Progenitor's Preferred Stock into Common Stock, the exercise of the stock purchase right described below, the sale of the Amgen Shares pursuant to the Amgen Purchase Agreement and the issuance of 3,440,928 shares of Common Stock pursuant to the Acquisition, there were 10,523,068 shares of Common Stock issued and outstanding held of record by 121 stockholders, 1,290,821 shares of Common Stock issuable upon the exercise of outstanding stock options (including Replacement Options) and 129,274 shares of Common Stock issuable upon the exercise of outstanding warrants (including the Mercator Warrants).


    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all net assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or other subscription rights, and there are no sinking fund provisions applicable to the Common Stock. All currently outstanding shares of Common Stock are, and the shares of Common Stock being issued and sold in the Offering will be, duly authorized, validly issued, fully paid and nonassessable.

WARRANTS


    Each Warrant will entitle the holder to purchase one share of Common Stock at a price of $10.50, subject to adjustment under certain circumstances. The Warrants will, subject to certain conditions, be exercisable at any time until the fifth anniversary of the date of this Prospectus, unless earlier redeemed. Upon notice to the Warrant holders, the Company may reduce the exercise price by any amount for a period of not less than 20 days, or extend the expiration date of the Warrants. The outstanding Warrants are redeemable by the Company at $0.01 per Warrant, upon at least 30 days (but not more than 60 days) written notice, if the Market Price (as defined in the Warrant Agreement described below) per share of Common Stock during the 30 consecutive trading days ending within three days of the date of the notice of redemption equals or exceeds 200% of the then-current Warrant exercise price. If the Company gives notice of its intention to redeem the Warrants, a holder would be forced either to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.



    The exercise price of the Warrants was determined by negotiation between the Company and the Underwriters and should not be construed to be predictive of the prices of the Company's securities or to imply that any price increases in the Company's securities will occur.


    The Warrants will be issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and the American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"). The Warrant Shares, when issued upon exercise of a Warrant, will be fully paid and non-assessable, and the Company will pay any and all federal and state documentary stamp and other original issue taxes incurred as a result of the original issuance of the Warrants or the issuance of Warrant Shares to the holder upon its exercise, but not any subsequent transfer taxes applicable to the transfer of the Warrant. The Company shall not be required upon the exercise of the Warrants to issue fractions of Warrants or Common Stock, but shall make adjustments in cash on the basis of the current market value of any fractional interest as provided in the Warrant Agreement. The rights and duties of the Warrant Agent are set forth in the Warrant Agreement.


    The Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and/or the number of shares that may be purchased by the holders. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock or issuances of Common Stock at prices lower than the applicable current market price for its Common Stock, there is a subdivision, combination, reorganization or a reclassification of the Common Stock, the Company enters into a merger or consolidation with another company, or there is a sale or transfer of all or substantially all the assets of the Company. The holder of a Warrant will not possess any voting or other rights as a stockholder of the Company until such holder exercises the Warrant. The holders may institute any action, suit or proceeding against the Company without obtaining the consent of the Warrant Agent.



    A Warrant may be exercised upon surrender of the certificate for the Warrant (the "Warrant Certificate") on or before the expiration date of the Warrant at the offices of the Warrant Agent, with the form of "Subscription Form" on the reverse side of the Warrant Certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank cashier's check payable to the order of the Company or by wire transfer of same day funds) for the number of shares with respect to which the Warrant is being exercised.



    For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission with respect to the issuance of shares of Common Stock or other securities underlying the Warrants. The Company has agreed to use its best efforts either (i) to maintain the effectiveness of the registration statement of which this prospectus is a part, and to the extent required under applicable law, to keep such registration statement current through the expiration date for the exercise of Warrants or until such time as no Warrants remain outstanding or (ii) to prepare and file a registration statement and the prospectuses used in connection therewith as may be necessary to keep such registration statement with respect to such Common Stock or other securities effective and, to the extent required under applicable law, to keep such registration statement current through the expiration date for the exercise of Warrants or until such time as no Warrants remain outstanding. The Company has filed a registration statement (of which this Prospectus is a part) pursuant to such undertaking. Until the expiration date for the exercise of Warrants, the Company promptly shall give all record holders of Warrants notice of any lapses in the effectiveness of the Registration Statement. The Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful. There can be no assurance that the Company will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the Warrants have been exercised or have expired.


    The Warrant Agreement contains provisions permitting the Company and the Warrant Agent, without the consent of any Warrant holder, to supplement the Warrant Agreement in order to make any changes in the Warrant Agreement which the Warrant Agent has been advised by counsel (i) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error contained in the Warrant Agreement, (ii) add to the covenants and agreements of the Company or the Warrant Agent in the Warrant, such further covenants and agreements thereafter to be observed or
(iii) result in the surrender of any right or power reserved to or conferred upon the Company or the Warrant Agent in the Warrant, but which changes or corrections do not or will not adversely affect, alter or change the rights, privileges or immunities of the registered holders of Warrants. In addition, the Warrant Agreement may be modified, supplemented or altered with the consent in writing of the holders of Warrants representing not less than 50% of the Warrants then outstanding, except that no change in the number or nature of the securities purchasable upon the exercise of any Warrant, or increase in the applicable exercise price therefor, or acceleration of the exercise deadline shall be made without the consent in writing of the registered holder of each Warrant.

    No commissions will be paid in connection with the sale of the Warrant Shares offered hereby upon the exercise of the Warrants.

    The foregoing discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and Warrant Certificate, the form of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants. The Company's ability to raise additional capital during the life of the Warrants, and the terms on which such capital is available could be adversely affected by the existence of the Warrants. See "Risk Factors-- Redemption of Warrants" and "--Current Prospectus Required To Exercise The Warrants."

PREFERRED STOCK


    The Company currently has outstanding 2,020,496 shares of Series A Preferred Stock and 349,000 shares of Series B Preferred Stock. Such shares will automatically convert into Common Stock upon consummation of the Offering. Under the original terms of the Series A and B Preferred Stock, the actual number of shares of Common Stock issuable to each holder of Preferred Stock upon conversion of the Series A and Series B Preferred Stock would equal the product of (a) the number of shares of Preferred Stock held by such holder and (b) the greater of (x) one or (y) a fraction, the numerator of which is $12.50 and the denominator of which is 1.1189 multiplied by the Unit Shares IPO Price. As a result, 4,924,930 shares of Common Stock, consisting of 4,199,577 shares issuable to Interneuron as holder of the Series A Preferred Stock and 725,353 shares issuable to the holders of the Series B Preferred Stock, would have issued upon conversion of the Preferred Stock. The number of shares issuable upon conversion of such Preferred Stock increases pursuant to a guaranteed quarterly return available to holders of the Series B Preferred Stock that is determined on each of April 7, July 7, October 7 and January 7.



    In July 1997, the Company granted an option to Interneuron, the sole owner of the Series A Preferred Stock, relating to certain aspects of Del-1. Pursuant to the terms of the option, Interneuron relinquished its right to minimum return adjustments through the quarter ended April 7, 1997 to the conversion ratio of its Series A Preferred Stock. These minimum return adjustments would have entitled Interneuron to receive an additional 1,439,016 shares of Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering. The holders of the Series B Preferred Stock will not be affected by the terms of the option.



    Interneuron has also agreed to recapitalize a portion of its investment in the Company effective immediately prior to closing of the Offering such that Interneuron will not be entitled to receive the remaining minimum return adjustments to the conversion ratio of the Company's Series A Preferred Stock that would have entitled Interneuron to receive an additional 411,147 shares of the Common Stock upon the conversion of its Series A Preferred Stock upon the closing of the Offering.



    Interneuron's relinquishment and contribution to the Company's capital of all minimum return adjustments will reduce the number of shares of Common Stock that Interneuron will receive upon conversion of the Series A Preferred Stock upon the closing of the Offering from 4,199,577 shares to 2,349,414 shares. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock will equal the product of (a) the number of shares of Preferred Stock held by Interneuron and (b) the greater of (x) one or (y) a fraction, the numerator of which is $12.50 and the denominator of which is 2.0 multiplied by the Unit Shares IPO Price.

    At the Unit Shares IPO Price, 3,074,767 shares of Common Stock will issue on conversion of the Series A and Series B Preferred Stock. See "Risk Factors--Control of Company By, and Potential Conflicts of Interest With, Interneuron," "Business--Discovery Programs," "--Corporate Agreements" and "Certain Transactions--Relationship with Interneuron."


    On March 7, 1997, the Board of Directors authorized the designation of 2,000,000 shares of Series C Preferred Stock. No shares of such stock are issued and outstanding and, pursuant to its terms, all of such stock will be automatically removed from the authorized shares of Preferred Stock upon the closing of the Offering.

    Following completion of the Offering and the conversion of all outstanding shares of Preferred Stock, the Board of Directors will have the authority to issue from time to time up to 5,000,000 shares of additional Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company's stockholders. The issuance of such Preferred Stock could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE RIGHT AND OTHER WARRANTS


    Pursuant to a Stock Purchase Agreement entered into on March 27, 1992, as amended on February 26, 1996, the Company granted The Ohio University Foundation the right to purchase up to 25,000 shares of Common Stock in the event of an initial public offering, merger or other similar corporate transaction involving the Company, at a price equal to 50% of the assumed initial public offering price per share or other per share consideration. The Ohio University Foundation has agreed to exercise such right at a price per share of $2.69 prior to the closing of the Offering. See "Certain Transactions--The Ohio University Foundation."



    As of June 20, 1997, there were warrants outstanding to purchase an aggregate of 34,901 shares of Series B Preferred Stock at an exercise price of $6.875 per share (the "Progenitor Series B Warrants"). The Progenitor Series B Warrants also contain a cashless exercise right that allows the holder to receive the number of shares of Series B Preferred Stock subject to the warrant multiplied by a fraction, the numerator of which is the difference between the then current per share market price of the Common Stock and $6.875 and the denominator of which is the then current per share market price of the Series B Preferred Stock. These warrants were issued in connection with a private placement of Preferred Stock for which Paramount, an affiliate of Interneuron, acted as placement agent. See "Certain Transactions--Relationship with Interneuron." The Progenitor Series B Warrants expire five years from the date of the Offering. Upon automatic conversion of the outstanding Preferred Stock in connection with the closing of the Offering, all such warrants will be converted into warrants to purchase 72,536 shares of Common Stock at an exercise price of $3.31. See "--Preferred Stock." The warrants do not confer upon the holder thereof any voting or preemptive rights, or any other rights as a stockholder of the Company prior to exercise. Upon exercise of such warrants, holders of the underlying shares of Common Stock will be entitled to certain registration rights with respect to such shares. See "--Registration Rights."


    On August 31, 1993, Mercator issued a warrant (the "Series A Warrant") to purchase up to 17,850 shares of its Series A Preferred Stock to Phoenix Leasing Incorporated ("Phoenix") at an initial exercise price of $2.80 per share (as such price may be adjusted pursuant to the Series A Warrant). The Series A Warrant also contains a cashless conversion right that allows the holder to receive a number of shares of Series A Preferred Stock equal to the number of Series A Preferred Stock purchasable pursuant to the Series A Warrant multiplied by a fraction, the numerator of which is the difference between the current per share Fair Market Value (as defined in the Series A Warrant) and the exercise price, and the denominator of which is the current per share Fair Market Value. The Series A Warrant expires on the later of August 31, 2003 and the fifth anniversary of the closing of an initial public offering of Mercator's capital stock.

    On October 28, 1994, Mercator issued a warrant (the "Series B Warrant," and together with the Series A Warrant, the "Mercator Warrants") to purchase up to 46,800 shares of its Series B Preferred Stock to Phoenix at an initial exercise price of $2.50 per share (as such price may be adjusted pursuant to the Series B Warrant). The Series B Warrant also contains a cashless conversion right that allows the holder to receive a number of shares of Series B Preferred Stock equal to the number of Series B Preferred Stock purchasable pursuant to the Series B Warrant multiplied by a fraction, the numerator of which is the difference between the current per share Fair Market Value (as defined in the Series B Warrant) and the exercise price, and the denominator of which is the current per share Fair Market Value. The Series B Warrant expires on the later of October 28, 2004 and the fifth anniversary of the closing of an initial public offering of Mercator's capital stock.

    The Mercator Warrants do not confer upon the holder any voting or preemptive rights, or any other rights as a shareholder of the Company prior to exercise.


    The Acquisition Agreement provides that Mercator will use commercially reasonable efforts to cause all holders of Mercator Warrants to exercise such Mercator Warrants on or prior to the closing of the Acquisition. Any Mercator Warrants that were outstanding as of February 14, 1997 and are not expired as of the closing of the Acquisition will be assumed by the Company and converted into warrants to purchase the number of shares of Common Stock which the holder would have been entitled to receive had the Mercator Warrants been exercised immediately prior to the closing of the Acquisition at an aggregate exercise price equal to the former aggregate exercise price and subject to the same terms and conditions as were applicable to such Mercator Warrants prior to the Acquisition. Pursuant to the Acquisition, to the extent they are not exercised, the Series A Warrant will be converted into a warrant to purchase 33,745 shares of Common Stock at an exercise price of $1.48 per share, and the Series B Warrant will be converted into a warrant to purchase 22,993 shares of Common Stock at an exercise price of $5.09 per share.


REGISTRATION RIGHTS

    The holders of shares of Common Stock (the "Registrable Securities") issuable, after completion of the Offering, upon exercise of the Progenitor Series B Warrants are entitled to certain rights with respect to the registration of such shares under the Securities Act. Pursuant to the registration rights, subject to certain exceptions and limitations, the holders of at least 50% of the Registrable Securities may require, on one occasion during the four-year period commencing 12 months after the closing of the Offering (the "Registration Period"), that the Company use its best efforts to register the Registrable Securities for public resale. In addition, in the event the Company elects to register any Common Stock under the Securities Act, either for its own account or for the account of any other stockholders, the Company is required to notify, and subject to certain marketing and other limitations, is required to include in such registration the Registrable Securities of holders requesting registration. All registration expenses of any such registration are to be borne by the Company and all selling expenses relating to Registrable Securities are to be borne by the holders of the securities being registered. See "Certain Transactions--Relationship with Interneuron."

    Pursuant to the Amgen Purchase Agreement, the Company has granted certain demand registration rights to Amgen which become operative six months after the Offering. In addition, the Company has granted certain "piggy-back" registration rights to Amgen at any time the Company determines to register any shares of Common Stock, other than pursuant to an initial public offering or in certain other circumstances. Under the Amgen Purchase Agreement, the Company is required to use reasonable efforts to effect such registration of all or a portion of the Amgen Shares as may be requested by Amgen subject to certain limitations, including underwriter's cutback provisions. The registration expenses of any such registration are to be borne by the Company subject to certain limitations.

CONVERTIBLE DEBENTURE AND PROMISSORY NOTE

    On March 31, 1995, the Company issued a convertible debenture in the amount of $387,968 to Interneuron, and procured an additional advance of $28,651 under such debenture on June 30, 1995. The indebtedness evidenced by the debenture will be contributed to the Company's capital by Interneuron immediately prior to the closing of the Offering.



    Interneuron has provided and continues to provide advances to the Company through a promissory note dated March 31, 1996, in the principal amount of approximately $525,000, which has increased to approximately $9.7 million as of July 31, 1997, payable on the earlier of five years from the date of the note or the closing of the Offering. Interneuron has agreed to recapitalize a portion of its investment in the Company by making a contribution to the Company's capital immediately prior to closing of the Offering of the indebtedness evidenced by the note, including additional advances from April 1, 1996 through the closing of the Offering, and accrued interest thereon. See "Certain Transactions--Relationship with Interneuron."


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exemption applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

    In addition, certain provisions of the Company's Restated Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in control of the Company. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. See "--Preferred Stock."

LIMITATION OF LIABILITY

    Section 145 ("Section 145") of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and
(iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

    The Company's Restated Certificate of Incorporation will provide that the Company shall indemnify to the fullest extent permitted by Section 145, as it now exists or as amended, all persons whom it may indemnify pursuant thereto. The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and executive officers.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation will provide for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

    The Underwriting Agreement provides for indemnification by the Underwriters under certain circumstances of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Certificate of Incorporation and Bylaws of the Company, the DGCL, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Prior to the closing of the Offering, the Company intends to obtain liability insurance insuring the Company's officers and directors against liabilities that they may incur in such capacities.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock and Warrant Agent for the Warrants.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

    The following discussion is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of shares of Common Stock and Warrants by purchasers of the Units, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Common Stock and Warrants. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the Common

Stock or Warrants as part of a "straddle," "hedge" or "conversion transaction." Moreover, the effect of any applicable state, local or foreign tax laws is not discussed and the discussion of federal tax laws other than the income tax law is limited to a discussion of the U.S. federal estate tax applicable to nonresident aliens. The discussion deals only with the Common Stock and Warrants held as "capital assets" within the meaning of section 1221 of the Code.

    As used herein, "U.S. Holder" means a beneficial owner of the Common Stock or Warrants who or that (i) is a citizen or resident of the United States; (ii) is a U.S. corporation or is an entity taxable as such for U.S. federal income tax purposes; (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over administration of that trust and (B) one or more U.S. fiduciaries have authority to control substantial decisions of that trust; or (v) is otherwise subject to U.S. federal income tax on a net income basis in respect of the Common Stock or Warrants, as the case may be. As used herein, a "Non-U.S. Holder" means a holder who or that is not a U.S. Holder.

    PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

THE UNITS


    Each Unit is comprised of one share of Common Stock and one Warrant. No gain or loss will be recognized by a holder upon the purchase of the Units. Under U.S. federal income tax rules, each purchaser of the Units must allocate the purchase price for the Units between the Common Stock and Warrants by relative fair market value to determine the purchaser's tax basis in the Common Stock and Warrants. The Progenitor Board of Directors has determined the Unit Shares IPO Price in good faith after consultation with its independent financial advisers, based on the relative fair market value of a share of Common Stock and a Warrant. The Company's determination of the value of the Common Stock and Warrants is not binding on purchasers, and no assurance can be given that the IRS will not challenge the Company's view of a proper allocation of the purchase price. See "Underwriting."


TAXATION OF U.S. HOLDERS

    DIVIDENDS. Dividends by the Company with respect to its Common Stock will be includible in the gross income of a U.S. Holder as ordinary income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. In general, such dividends will be eligible for the dividends-received deduction allowed to corporate U.S. Holders.


    SALE OF COMMON STOCK. The sale of Common Stock by a U.S. Holder generally will result in the recognition of capital gain or loss in an amount equal to the difference between the amount realized and such U.S. Holder's tax basis in the Common Stock. Such capital gain or loss will constitute long-term (or, in the case of an individual U.S. Holder, possibly mid-term) capital gain or loss depending on the U.S. Holder's holding period for the Common Stock at the time of disposition.



    EXERCISE AND SALE OF WARRANTS. No gain or loss will be recognized by a U.S. Holder upon the exercise of a Warrant. The U.S. Holder's tax basis in Common Stock received upon the exercise of a Warrant will equal the sum of the U.S. Holder's tax basis in the exercised Warrant and the Warrant's exercise price. The holding period of the Common Stock acquired upon the exercise of the Warrant will begin on the day following the date of exercise of the Warrant. Upon the disposition of a Warrant by a U.S. Holder, such U.S. Holder will generally recognize capital gain or loss on the difference between the amount realized on the disposition and the U.S. Holder's tax basis in the Warrant. Such capital gain or loss will constitute long-term (or, in the case of an individual U.S. Holder, possibly mid-term) capital gain or loss depending on the U.S. Holder's holding period for the Warrants at the time of the disposition.

    ADJUSTMENTS. Adjustments made to the exercise price of the Warrants, or the failure to make such adjustments, may result, to the extent of the Company's current or accumulated earnings and profits, in a taxable dividend to the holders of Warrants or Common Stock, under Section 305 of the Code.

    EXPIRATION OF WARRANTS. If a U.S. Holder allows a Warrant to expire without exercise, the expiration will be treated as a sale or exchange of the Warrant on the expiration date. Accordingly, the U.S. Holder will recognize capital loss upon the expiration date equal to the U.S. Holder's tax basis in the Warrant. Such capital loss will be long term capital loss if the U.S. Holder held the Warrant for more than one year at the time of the Warrant's expiration.

TAXATION OF NON-U.S. HOLDERS

    DIVIDENDS. Any dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal income tax withheld at the source at a 30% rate (or, if any income tax treaty applies, a lower rate, if any, prescribed by the treaty), unless such dividends are effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder (or are attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. federal income taxation on a net income basis in respect of income from the Common Stock), in which case the Non-U.S. Holder generally will be subject to tax in respect of such dividends in the same manner as a U.S. Holder. Such U.S. federal income tax withholding shall apply regardless of whether a dividend is paid from current or accumulated earnings and profits of the Company or represents a return of tax basis for federal income tax purposes, although the Non-U.S. Holder will be entitled to a refund of withheld tax to the extent the dividend is not paid out of earnings and profits. In addition, any such effectively connected dividends from earnings and profits of the Company received by a corporate Non-U.S. Holder, under certain circumstances, may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    SALE OF COMMON STOCK. A Non-U.S. Holder of shares of Common Stock will not be subject to U.S. federal income tax (including taxes imposed by withholding) on gains realized on the sale or other disposition of such shares, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. taxation on a net income basis in respect of gain from the sale of the Common Stock); (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met; or (iii) the Company is or has been a "U.S. real property holding corporation" (which the Company does not believe that it is or is likely to become) at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held) and, subject to certain exceptions, the Non-U.S. Holder held, directly or indirectly, more than 5% of the Common Stock. If any of the above exceptions apply, the Non-U.S. Holder generally will be subject to tax in respect of such gains in the same manner as a U.S. Holder. Effectively connected gains realized by a corporate Non-U.S. Holder, under certain circumstances, may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    EXERCISE AND SALE OF WARRANTS. Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax (including such tax withheld at the source) on the exercise or disposition of the Warrants. However, gain recognized upon the disposition of a Warrant (including a disposition pursuant to a redemption of the Warrant by the Company) will generally be subject to federal income tax if (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (or is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to U.S. taxation on a net income basis in respect of gain from the sale of the Common Stock); (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the

United States for 183 days or more during the taxable year of the sale and certain other conditions are met; or (iii) the Company is or has been a "U.S. real property holding corporation" (which the Company does not believe that it is or is likely to become) at any time during the five-year period ending on the date of disposition (or such shorter period that such shares were held) and, subject to certain exceptions, the Non-U.S. Holder held, directly or indirectly, more than 5% of the Common Stock. If any of the above exceptions apply, the Non-U.S. Holder generally will be subject to tax in respect of such gains in the same manner as a U.S. Holder. Effectively connected gains realized by a corporate Non-U.S. Holder, under certain circumstances, may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    ADJUSTMENTS. Adjustments made to the exercise price of the Warrants, or the failure to make such adjustments, may result, to the extent of the Company's current or accumulated earnings and profits, in a taxable dividend to the holders of Warrants or Common Stock, under Section 305 of the Code.

    U.S. FEDERAL ESTATE TAX. Common Stock or Warrants owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION WITHHOLDING

    In general, information reporting requirements will apply to dividend payments (or other taxable distributions) made in respect of shares of Common Stock made within the United States to a non-corporate U.S. person, and "backup withholding" at the rate of 31% will apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by U.S. federal income tax law, if there has been notification from the IRS of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not U.S. persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Forms W-8 or W-9.

    In general, dividends on Common Stock and payment of the proceeds from the sale of shares of Common Stock or Warrants to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting, unless the holder or beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. U.S. information reporting and backup withholding generally will not apply to a payment made to or through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting dividends and requirements (but not backup withholding) will apply to a payment made outside the United States of dividends and the proceeds of a sale of shares of Common Stock or Warrants through an office outside the United States of a broker that is a U.S. person, that derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" as to the United States, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.

    Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES

    Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in the Company may be modified by legislative, judicial, or administrative action at any time, and that such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely or beneficially affect the tax consequences of an investment in the Company. Prospective investors are urged to consult their tax advisors as to the impact to them of proposed legislative, regulative, administrative or potential judicial changes to the U.S. federal income tax laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has not been any public market for the Common Stock or the Warrants and there can be no assurance that a significant public market for the Common Stock or the Warrants will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the Warrants or the future ability of the Company to raise capital through an offering of equity securities.


    After the Offering, the Company will have outstanding 13,273,068 shares of Common Stock (13,685,568 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,750,000 Unit Shares (and up to an additional 2,750,000 shares of Common Stock issuable upon exercise of the Warrants) offered hereby will be freely tradeable without restriction in the public market under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. After taking into account the purchases by Interneuron and entities affiliated with Robertson, Stephens & Co. of an aggregate of 750,000 Unit Shares (the "Affiliate Shares"), 2,000,000 Unit Shares will be fully tradeable immediately after the closing of the Offering. The Affiliate Shares will be subject to certain volume, manner of sale and other limitations under Rule 144, as well as the lockup agreements described below. The 142,000 Unit Shares to be purchased by entities affiliated with InterWest Partners and Oak Investment Partners will be eligible for immediate sale in the public market, subject to the Mercator Lockup Agreements described below. In addition, 3,440,928 shares of the Company's Common Stock will be issued in connection with the Acquisition and registered under the Company's Registration Statement on the Form S-4. However, 3,376,996 of such shares issued to "affiliates" of Mercator within the meaning of Rule 145 under the Securities Act will be subject to certain volume, manner of sale and other limitations under Rules 144 and 145, as well as the lockup agreements described below.



    The remaining 7,082,140 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may not be sold in the public market unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration.



    Pursuant to "lockup" agreements, all of the Company's executive officers and directors and certain stockholders, who collectively hold 1,291,215 of such Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares, for a period of 180 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. Interneuron will hold 4,430,664 of such Restricted Shares (plus the 500,000 Affiliate Shares that Interneuron will acquire in the Offering) and has agreed pursuant to a lockup agreement not to offer, sell, grant any option to purchase or otherwise dispose of any of its Restricted Shares for a period of 365 days from the date of this Prospectus without the prior written consent of Lehman Brothers Inc. In addition, Amgen has agreed not to offer, sell, grant any option to purchase or otherwise dispose of, for a period of 180 days from the date of this Prospectus, any of the 1,023,256 Restricted Shares it will hold without the prior written consent of the Company, and the Company has agreed in the Underwriting Agreement that it will not grant such consent without the prior written consent of Lehman Brothers Inc.



    In addition to the limitations under Rule 145, substantially all stockholders and optionholders of Mercator have entered into Mercator Lockup Agreements with Progenitor, pursuant to which they have agreed not to offer, sell, grant any option to purchase or otherwise dispose of shares of the Company's Common Stock acquired in the Acquisition (including upon the exercise of any Replacement Options after the Acquisition) without the prior written consent of Lehman Brothers Inc. Such restrictions lapse as to one-third of all shares beneficially owned by a holder that is not an "affiliate" of Mercator within the meaning of Rule 145 after each of 180 days, 270 days and 365 days following completion of the Acquisition, and as to one-third of all shares held by an "affiliate" of Mercator within the meaning of Rule 145 after each of 240, 270 and 365 days following completion of the Acquisition.

    The Company also has agreed that it will not offer, sell, grant any option to purchase or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans, without the prior written consent of Lehman Brothers Inc.


    Upon termination of the agreements described above, approximately 1,448,110, 1,208,999, 1,208,999 and 6,139,863 of such shares will be eligible for immediate sale in the public market beginning 181, 241, 271 and 366 days, respectively, after the date of this Prospectus, subject to certain volume, manner of sale and other limitations under Rules 144 and 145 and approximately 883,814, 47,334, 64,786 and 64,786 of such shares will be eligible for immediate sale in the public market beginning 181, 241, 271 and 366 days after the date of this Prospectus without limitation under Rule 144(k) or otherwise. Lehman Brothers Inc. may, at any time without notice, release all or any portion of the shares subject to such agreements. See "Underwriting."



    In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 132,731 shares immediately after the Offering), or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



    After the effective date of the Offering, the Company intends to file registration statements on Form S-8 to register an aggregate of 695,463 shares of Common Stock reserved for issuance upon exercise of outstanding options, an aggregate of 952,731 shares of Common Stock reserved for issuance pursuant to options to be granted upon the closing of the Offering with an exercise price equal to the Unit Shares IPO Price, an aggregate of 1,660,694 shares of Common Stock to be reserved for grants or awards under its 1992 Stock Option Plan and 1996 Stock Incentive Plan and an aggregate of 595,358 shares of Common Stock subject to Replacement Options that are reserved for issuance under its 1997 Stock Option Plan. Such registration statements will become effective automatically upon filing. The Company has filed a registration statement on Form S-8 to register an aggregate of 100,000 shares of Common Stock reserved for issuance under the 1996 Employee Stock Purchase Plan. Shares issued under the foregoing plans after the filing of the registration statements on Form S-8 may be sold in the open market subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lockup agreements and vesting restrictions imposed by the Company.



    After the closing of the Offering, 72,536 shares of Common Stock issuable upon exercise of outstanding warrants will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Certain registration rights also have been granted to Amgen in connection with the purchase of the Amgen Shares. See "Description of Securities--Registration Rights."

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Genesis Merchant Group Securities are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the number of Units set forth opposite the name of each such Underwriter below:


       UNDERWRITERS                                                            NUMBER OF UNITS
-----------------------------------------------------------------------------  ---------------
Lehman Brothers Inc..........................................................      1,077,500
Genesis Merchant Group Securities............................................      1,077,500
Credit Suisse First Boston Corporation.......................................         60,000
Hambrecht & Quist LLC........................................................         60,000
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated......................................................         60,000
Montgomery Securities........................................................         60,000
Oppenheimer & Co., Inc.......................................................         60,000
Robertson, Stephens & Company LLC............................................         60,000
UBS Securities LLC...........................................................         60,000
Cowen & Company..............................................................         35,000
Furman Selz LLC..............................................................         35,000
Pacific Growth Equities, Inc.................................................         35,000
Punk, Ziegel & Knoell........................................................         35,000
Vector Securities International, Inc.........................................         35,000
                                                                               ---------------
      Total..................................................................      2,750,000
                                                                               ---------------
                                                                               ---------------



    The Company has been advised by the Representatives that the Underwriters propose to offer the Units directly to the public initially at the initial public offering price per Unit set forth on the cover page of this Prospectus, and to certain dealers at such initial public offering price less a selling concession not in excess of $0.25 per Unit. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per Unit to certain other brokers and dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.


    The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Units offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company, its counsel and independent auditors. The Underwriters are obligated to take and pay for all of the above Units if any such Units are taken.


    Interneuron has expressed its intention to purchase 500,000 Units in the Offering at the initial public offering price. Such purchase will be made on the same terms as purchases by other investors, except that Interneuron has agreed for a period of 365 days from the date of this Prospectus not to sell or otherwise dispose of, directly or indirectly, any of its shares of Common Stock (or any securities convertible into or exchangeable for any shares of Common Stock) without the prior written consent of Lehman Brothers Inc. The Units to be purchased by Interneuron will be covered by the Underwriting Agreement and the Underwriters will receive underwriting discounts and commissions on the Units purchased by Interneuron equal to 3.0 percent of the initial public offering price for such Units.

    Of the 2,750,000 Units being sold in the Offering, SR One has expressed its intention to purchase 214,000 Units in the Offering at the initial public offering price. Such purchase will be made on the same terms as purchases by other investors, except that the Underwriters will receive underwriting discounts and commissions on the Units purchased by SR One equal to 3.0 percent of the initial public offering price for such Units.


    The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company has granted to the Underwriters an option to purchase up to an additional 412,500 Units exercisable solely to cover over-allotments at the initial public offering price per Unit, less the underwriting discounts and commissions shown on the cover page of the Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed to purchase a number of the additional Units proportionate to each Underwriter's initial commitment as indicated in the preceding table.

    At the request of the Company, the Underwriters have reserved 100,000 Units for sale to employees, directors and other persons and entities associated with the Company. The number of Units available for sale to the general public will be reduced to the extent that the reserved Units are purchased by persons or entities designated by the Company. Any reserved Units that are not purchased by persons or entities designated by the Company will be offered by the Underwriters to the general public on the same basis as other Units offered hereby.

    The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

    The Company, its executive officers, directors and certain employees of the Company and other stockholders of the Company have agreed, with certain limited exceptions and except for the shares of Common Stock to be sold in the Offering by the Company as part of the Units, not to sell or otherwise dispose of (or enter into any transaction that is designed to result in the disposition of) directly or indirectly, other than to the Underwriters pursuant to the Underwriting Agreement, shares of Common Stock, or any security convertible into or exchangeable or exercisable for Common Stock, for a period of 180 days (365 days in the case of Interneuron) after the date of this Prospectus without the prior written consent of Lehman Brothers Inc.

    Amgen has agreed not to offer, sell or otherwise dispose of, for a period of 180 days from the date of this Prospectus, any of the Amgen Shares without the prior written consent of the Company. The Company has agreed in the Underwriting Agreement not to waive the sale restrictions imposed on Amgen without the prior written consent of Lehman Brothers Inc.


    As a condition to consummation of the Acquisition and receipt of the Common Stock or options resulting from the transaction, all stockholders and optionholders of Mercator must enter into the Mercator Lockup Agreements with the Company pursuant to which they will agree not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exercisable for Common Stock) for a period of 365 days after the date of the Acquisition without the prior written consent of Lehman Brothers Inc., except that such restriction shall lapse as to one-third of the shares after 180 days (240 days in the case of shares held by entities affiliated with Robertson, Stephens & Co., InterWest Partners and Oak Investment Partners) and as to an additional one-third of the shares after 270 days. Shares or options held by any Mercator employee who is terminated other than for "cause" will be subject to such restrictions only for the initial 180 day period after the Acquisition.



    Prior to the Offering, there has been no public market for the Common Stock or the Warrants. The initial public offering price of the Units has been determined by negotiations between the Company and the Representatives. The material factors considered in determining the initial public offering price of the Units, in addition to prevailing market conditions were the Company's historical performance, capital structure, estimates of the business potential and the earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market values of companies in related businesses. The allocation of the initial public offering price of the Units between the Unit Shares and the Warrants has been determined by the Board of Directors of the Company acting in good faith after consultation with independent financial advisers. The Company retained Genesis Merchant Group Securities to provide financial advice regarding the allocation of the initial public offering price of the Units between the Unit Shares and the Warrants, for which Genesis Merchant Group Securities is due to receive $90,000. See "Risk Factors--No Prior Trading Market; No Assurance of Active Trading Market; Potential Volatility of Trading Prices" and "--Determination of Unit Shares IPO Price; Potential Conflicts of Interest."


    Until the distribution of the Unit Shares and Warrants is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock and Warrants. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock or the Warrants. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock or the Warrants.

    If the Underwriters create a short position in the Units in connection with the Offering, (i.e., if they sell more Units than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock or the Warrants in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

    The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock or Warrants in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock or the Warrants, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares or Warrants as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Units, the Common Stock or the Warrants. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Lehman Brothers Inc. acted as financial advisor to Mercator in connection with the sale of Mercator to Progenitor. Pursuant to the terms of its engagement by Mercator, Lehman Brothers Inc. received a retainer fee of $75,000 and is due to receive 51,884 shares of Mercator common stock and will receive an additional fee of $510,000 upon consummation of the Acquisition.

                                 LEGAL MATTERS

    The validity of the issuance of the Units offered hereby and certain matters relating to the Offering will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

    The financial statements of Progenitor, Inc. (a Development Stage Company) as of September 30, 1995 and 1996 and for each of the three years in the period ended September 30, 1996, and for the period from May 8, 1992 (date of inception) to September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein and in this Registration Statement, which includes an explanatory paragraph regarding Progenitor's ability to continue as a going concern, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Mercator Genetics, Inc. (a development stage company) at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and for the period from inception (October 9, 1992) to December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to Mercator's ability to continue as a going concern described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The statements in this Prospectus under the captions "Risk
Factors--Uncertainty of Patents and Proprietary Rights"; "Business--The Company's Genomics System"; "Business--Discovery Programs"; and
"Business--Patents and Proprietary Rights," relating to U.S. patent matters, have been reviewed and approved by Pennie & Edmonds LLP, New York, New York, patent counsel to Progenitor, and have been included herein in reliance upon the review and approval by such firm as experts in U.S. patent law.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Units, the Common Stock and the Warrants, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Progenitor Financial Statements as of September 30, 1995 and 1996 and March 31, 1997 (unaudited) and for the Years Ended September 30, 1994, 1995 and 1996 and the six months ended March 31, 1996 and 1997
  (unaudited)

  Report of Independent Accountants........................................................................  F-2

  Balance Sheets...........................................................................................  F-3

  Statements of Operations.................................................................................  F-4

  Statements of Stockholders' Deficit......................................................................  F-5

  Statements of Cash Flows.................................................................................  F-6

  Notes to the Financial Statements........................................................................  F-7

Mercator Financial Statements as of December 31, 1995 and 1996 and March 31, 1997 (unaudited) and for the
  Years Ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997
  (unaudited)

  Report of Independent Auditors...........................................................................  F-16

  Balance Sheets...........................................................................................  F-17

  Statements of Operations.................................................................................  F-18

  Statement of Redeemable Preferred Stock, Common Stock and Accumulated Deficit............................  F-19

  Statements of Cash Flows.................................................................................  F-20

  Notes to Financial Statements............................................................................  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Progenitor, Inc.

We have audited the accompanying balance sheets of Progenitor, Inc. (a Development Stage Company) as of September 30, 1995 and 1996, and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 1994, 1995 and 1996, and for the period from May 8, 1992 (date of inception) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progenitor, Inc. (a Development Stage Company) as of September 30, 1995 and 1996, and the results of its operations and its cash flows for the years ended September 30, 1994, 1995 and 1996, and for the period from May 8, 1992 (date of inception) to September 30, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage. The Company's lack of revenues and its need for additional financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          COOPERS & LYBRAND L.L.P.

Columbus, Ohio

March 10, 1997

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS

                                                                             SEPTEMBER 30,
                                                                     ------------------------------    MARCH 31,
                                                                          1995            1996            1997
                                                                     --------------  --------------  --------------
                                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents........................................  $    1,173,743  $       22,315  $        8,055
  Accounts receivable..............................................         193,898         175,498         175,497
  Accounts receivable--parent......................................         131,600        --              --
  Prepaid expenses and other current assets........................          22,618         120,827          96,048
                                                                     --------------  --------------  --------------
    Total current assets...........................................       1,521,859         318,640         279,600
                                                                     --------------  --------------  --------------
Property and equipment, at cost:
  Equipment........................................................       1,063,602       1,216,219       1,660,183
    Less accumulated depreciation..................................        (409,120)       (674,847)       (822,255)
                                                                     --------------  --------------  --------------
                                                                            654,482         541,372         837,928
Notes receivable from officers, net................................         218,734          59,645          58,286
Convertible bridge promissory note.................................        --              --             1,308,274
Deferred offering and acquisition costs............................        --              --             1,627,167
                                                                     --------------  --------------  --------------
    Total assets...................................................  $    2,395,075  $      919,657  $    4,111,255
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................................  $      232,656  $      446,915  $      506,369
  Accrued expenses.................................................       1,343,718       1,361,615       2,420,599
  Capital lease obligations--current...............................         214,485         265,155         385,509
                                                                     --------------  --------------  --------------
    Total current liabilities......................................       1,790,859       2,073,685       3,312,477
                                                                     --------------  --------------  --------------
Note payable--parent...............................................        --             3,443,050       6,576,666
Convertible debenture--parent......................................         436,740         475,677         494,910
Bridge loan--parent................................................        --              --             1,309,714
Capital lease obligations..........................................         268,382          91,706         380,566
                                                                     --------------  --------------  --------------
      Total liabilities............................................       2,495,981       6,084,118      12,074,333
                                                                     --------------  --------------  --------------
Commitments and contingencies

Stockholders' deficit:
  Preferred stock, Series A, $.01 par value: 2,120,000 shares authorized; 2,020,496 shares issued and outstanding as of
    September 30, 1995 and 1996 and March 31, 1997.................          20,205          20,205          20,205
  Preferred stock, Series B, $.01 par value: 880,000 shares
    authorized; 349,000 shares issued and outstanding as of
    September 30, 1995 and 1996 and March 31, 1997.................           3,490           3,490           3,490
  Common stock, Class A, $.001 par value: 39,000,000 shares
    authorized; 2,789,271, 2,885,904 and 2,887,217 shares issued and outstanding as of September 30, 1995 and 1996 and March 31,
    1997, respectively.............................................           2,789           2,886           2,887
  Additional paid-in capital.......................................      14,546,640      14,966,792      14,972,322
  Deficit accumulated during development stage.....................     (14,674,030)    (20,157,834)    (22,961,982)
                                                                     --------------  --------------  --------------
    Total stockholders' deficit....................................        (100,906)     (5,164,461)     (7,963,078)
                                                                     --------------  --------------  --------------
    Total liabilities and stockholders' deficit....................  $    2,395,075  $      919,657  $    4,111,255
                                                                     --------------  --------------  --------------
                                                                     --------------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                         MAY 8, 1992                                   MAY 8, 1992
                                                                          (DATE OF           SIX MONTHS ENDED           (DATE OF
                                   YEARS ENDED SEPTEMBER 30,            INCEPTION) TO            MARCH 31,            INCEPTION) TO
                           ------------------------------------------   SEPTEMBER 30,   ---------------------------     MARCH 31,
                               1994           1995           1996           1996            1996           1997           1997
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                                                                                        (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Revenues.................  $    --        $  2,821,386   $  1,332,366   $  4,153,752    $   911,962    $   859,367    $  5,013,119
Operating expenses:
  Research and
    development..........     4,112,991      4,227,959      3,872,891     16,104,790      1,705,732      2,150,379      18,255,169
  General and
    administrative.......     1,274,896      1,116,652      1,791,050      5,786,483        690,536      1,226,060       7,012,543
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Total operating
      expenses...........     5,387,887      5,344,611      5,663,941     21,891,273      2,396,268      3,376,439      25,267,712
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Nonrecurring expense.....       --             --             973,525        973,525        --             --              973,525
Interest expense:
  Capital lease..........        44,257         62,945         59,087        166,289         35,292         22,331         188,620
  Debt to parent.........       603,581        289,297        119,617      1,280,499         21,441        264,745       1,545,244
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Net loss.............  $ (6,035,725)  $ (2,875,467)  $ (5,483,804)  $(20,157,834)   $(1,541,039)   $(2,804,148)   $(22,961,982)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Supplemental net loss per
  share (unaudited)......                                $      (0.91)                                 $     (0.46)
                                                         ------------                                  ------------
                                                         ------------                                  ------------
Shares used in computing
  supplemental net loss
  per share
  (unaudited)............                                   6,009,876                                    6,065,658
                                                         ------------                                  ------------
                                                         ------------                                  ------------


    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
           FROM MAY 8, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1996
           AND (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                                         PREFERRED STOCK                               COMMON STOCK
                                            ------------------------------------------   -----------------------------------------
                                                  SERIES A               SERIES B              CLASS A               CLASS B
                                            ---------------------   ------------------   --------------------   ------------------
                                              SHARES      AMOUNT     SHARES    AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, May 8, 1992 (Date of inception)
  Issued in May 1992 at $.002 per share...      --       $ --          --      $ --       2,412,950   $2,413       --        $--
  Issued in May 1992 at $.001 per share...      --         --          --        --          --         --        250,000     250
  Issued in December 1992 and January 1993
    at $.000 per share under anti-dilution
    provisions............................      --         --          --        --          13,397       13       --        --
  Issued in December 1992 and January 1993
    at $.02 per share.....................      --         --          --        --         216,588      217       --        --
  Repurchased at $.02 per share...........      --         --          --        --         (74,267)     (74)      --        --
  Cumulative net loss (May 8, 1992 through
    September 30, 1993)...................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1993...............      --         --          --        --       2,568,668    2,569      250,000     250
  Net loss................................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1994...............      --         --          --        --       2,568,668    2,569      250,000     250
                                                                                         ----------   -------   ---------   ------
  Issued preferred stock at $6.25 for
    conversion of debt to equity..........   2,020,496    20,205       --        --          --         --         --        --
  Conversion of Class B common to Class A
    common under anti-dilution
    provisions............................      --         --          --        --         178,750      179     (250,000)   (250)
  Issued in December 1994 at $.000 per
    share under anti-dilution
    provisions............................      --         --          --        --          40,353       40       --        --
  Stock options exercised at $.20 per
    share.................................      --         --          --        --           1,500        1       --        --
  Issued preferred stock in December-April
    at $4.47 per share, net of offering
    costs.................................      --         --        349,000    3,490        --         --         --        --
  Net loss................................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1995...............   2,020,496    20,205     349,000    3,490     2,789,271    2,789       --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
  Stock options exercised at $.20-$6.00
    per share.............................      --         --          --        --          38,300       39       --        --
  Issued common stock in February 1996 at
    $6.00 per share.......................      --         --          --        --          58,333       58       --        --
  Net loss................................      --         --          --        --          --         --         --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, September 30, 1996...............   2,020,496    20,205     349,000    3,490     2,885,904    2,886       --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
  Net loss (unaudited)....................      --         --          --        --          --         --         --        --
  Stock options exercised at $.10-$2 per
    share.................................      --         --          --        --           1,313        1       --        --
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
Balance, March 31, 1997 (unaudited).......   2,020,496   $20,205     349,000   $3,490     2,887,217   $2,887       --        $--
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------
                                            ----------   --------   --------   -------   ----------   -------   ---------   ------


                                                              DEFICIT
                                                            ACCUMULATED
                                             ADDITIONAL       DURING
                                              PAID-IN       DEVELOPMENT
                                              CAPITAL          STAGE           TOTAL
                                            ------------   -------------   -------------
Balance, May 8, 1992 (Date of inception)
  Issued in May 1992 at $.002 per share...  $      2,413   $    --         $       4,826
  Issued in May 1992 at $.001 per share...       --             --                   250
  Issued in December 1992 and January 1993
    at $.000 per share under anti-dilution
    provisions............................           (13)       --              --
  Issued in December 1992 and January 1993
    at $.02 per share.....................         4,105        --                 4,322
  Repurchased at $.02 per share...........        (1,411)       --                (1,485)
  Cumulative net loss (May 8, 1992 through
    September 30, 1993)...................       --          (5,762,838)      (5,762,838)
                                            ------------   -------------   -------------
Balance, September 30, 1993...............         5,094     (5,762,838)      (5,754,925)
  Net loss................................       --          (6,035,725)      (6,035,725)
                                            ------------   -------------   -------------
Balance, September 30, 1994...............         5,094    (11,798,563)     (11,790,650)
                                            ------------   -------------   -------------
  Issued preferred stock at $6.25 for
    conversion of debt to equity..........    12,607,895        --            12,628,100
  Conversion of Class B common to Class A
    common under anti-dilution
    provisions............................       161,751        --               161,680
  Issued in December 1994 at $.000 per
    share under anti-dilution
    provisions............................       214,960        --               215,000
  Stock options exercised at $.20 per
    share.................................           299        --                   300
  Issued preferred stock in December-April
    at $4.47 per share, net of offering
    costs.................................     1,556,641        --             1,560,131
  Net loss................................       --          (2,875,467)      (2,875,467)
                                            ------------   -------------   -------------
Balance, September 30, 1995...............    14,546,640    (14,674,030)        (100,906)
                                            ------------   -------------   -------------
  Stock options exercised at $.20-$6.00
    per share.............................        70,212        --                70,251
  Issued common stock in February 1996 at
    $6.00 per share.......................       349,940        --               349,998
  Net loss................................       --          (5,483,804)      (5,483,804)
                                            ------------   -------------   -------------
Balance, September 30, 1996...............    14,966,792    (20,157,834)      (5,164,461)
                                            ------------   -------------   -------------
  Net loss (unaudited)....................       --          (2,804,148)      (2,804,148)
  Stock options exercised at $.10-$2 per
    share.................................         5,530        --                 5,531
                                            ------------   -------------   -------------
Balance, March 31, 1997 (unaudited).......  $ 14,972,322   $(22,961,982)   $  (7,963,078)
                                            ------------   -------------   -------------
                                            ------------   -------------   -------------

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                         MAY 8, 1992                                   MAY 8, 1992
                                                                          (DATE OF           SIX MONTHS ENDED           (DATE OF
                                   YEARS ENDED SEPTEMBER 30,            INCEPTION) TO            MARCH 31,            INCEPTION) TO
                           ------------------------------------------   SEPTEMBER 30,   ---------------------------     MARCH 31,
                               1994           1995           1996           1996            1996           1997           1997
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                                                                                        (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
Cash flows from operating
  activities:
  Net loss...............  $ (6,035,725)  $ (2,875,467)  $ (5,483,804)  $(20,157,834)   $(1,541,039)   $(2,804,148)   $(22,961,982)
  Adjustments to
    reconcile net loss to
    net cash used in
    operating activities:
    Depreciation and
      amortization.......       289,340        262,263        292,086      1,041,754        141,726        147,408       1,189,162
    Gain on sale of
      equipment..........       --             --             (23,247)       (23,247)       (16,437)       --              (23,247)
    Noncash expense for
      anti-dilution stock
      issuances..........       --             376,680        --             376,680        --             --              376,680
    Changes in operating
      assets and
      liabilities:
      Notes receivable
        officers, net....       (66,146)       (16,638)       159,089        (59,645)        60,846          1,359         (58,286)
      Accounts
        receivable.......       --            (193,898)        18,400       (175,498)       --                   1        (175,497)
      Accounts
     receivable--parent..       --            (131,600)       131,600        --             131,600        --              --
      Prepaid expenses
        and other current
        assets...........         7,000        (19,618)       (98,209)      (120,827)      (120,158)        24,779         (96,048)
      Accounts payable...        59,847         59,490         87,998        320,654        (99,269)       185,715         506,369
      Accrued expenses...       274,529        664,324         17,897      1,361,615       (558,970)      (291,914)      1,069,701
      Accrued
      interest--parent...       603,581        261,350        119,617      1,252,552         19,615        264,745       1,517,297
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Cash used in
      operating
      activities.........    (4,867,574)    (1,613,114)    (4,778,573)   (16,183,796)    (1,982,086)    (2,472,055)    (18,655,851)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Cash flows from investing
  activities:
  Purchase of property
    and equipment........      (294,623)      (154,814)       (83,467)    (1,487,617)       (36,146)      (570,225)     (2,057,842)
  Proceeds from sale of
    equipment............       --             --              54,000         54,000        --             --               54,000
  Advances under
    convertible bridge
    promissory note......       --             --             --             --             --          (1,308,274)     (1,308,274)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Cash used in
      investing
      activities.........      (294,623)      (154,814)       (29,467)    (1,433,617)       (36,146)    (1,878,499)     (3,312,116)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Cash flows from financing
  activities:
  Proceeds from note
    payable-- parent.....     4,570,771      1,041,972      3,362,369     14,857,534        525,473      2,889,544      17,747,078
  Proceeds from
    convertible
    debenture--parent....       --             436,740        --             436,740        --             --              436,740
  Proceeds from bridge
    loan-- parent........       --             --             --             --             --           1,308,274       1,308,274
  Deferred offering and
    acquisition costs....       --             --             --             --             --            (276,269)       (276,269)
  Proceeds from issuance
    of stock, net........       --           1,560,431        420,250      1,988,594        351,125          5,531       1,994,125
  Proceeds from sale
    leaseback............       662,602         87,771        117,325        867,698        117,325        550,676       1,418,374
  Principal payments on
    capital lease
    obligation...........       (72,719)      (194,787)      (243,332)      (510,838)      (122,739)      (141,462)       (652,300)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Cash provided by
      financing
      activities.........     5,160,654      2,932,127      3,656,612     17,639,728        871,184      4,336,294      21,976,022
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Net (decrease)
      increase in cash
      and cash
      equivalents........        (1,543)     1,164,199     (1,151,428)        22,315     (1,147,048)       (14,260)          8,055
Cash and cash
  equivalents, beginning
  of period..............        11,087          9,544      1,173,743        --           1,173,743         22,315         --
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
    Cash and cash
      equivalents,
      end of period......  $      9,544   $  1,173,743   $     22,315   $     22,315    $    26,695    $     8,055    $      8,055
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------

Supplemental disclosure
  of cash flow
  information:
  Cash paid for interest,
    net..................  $     22,937   $     84,265   $     59,087   $    166,289
                           ------------   ------------   ------------   -------------
                           ------------   ------------   ------------   -------------
Supplemental schedule of
  noncash investing and
  financing activities:

      In 1995, the parent company converted debt of $11,495,165 and accrued interest of $1,132,935 into 2,020,496 shares of Series A preferred stock (see Note 9). In 1996, the Company purchased fixed assets with accounts payable in the amount of $126,261. As of September 30, 1996, the amount was included in accounts payable.

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. ORGANIZATION: Progenitor, Inc. (the "Company"), a Delaware Corporation, is a functional genomics company engaged in the discovery and functional characterization of genes to identify therapeutic targets for the treatment of major diseases.

    B. BASIS OF PRESENTATION: The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

    During the year ended September 30, 1996, the Company arranged for the financing of its operating activities by borrowing approximately $3,443,000 from its parent company, Interneuron Pharmaceuticals, Inc. ("Interneuron"), by raising approximately $420,000 from the issuance of common stock, and receiving approximately $1,250,000 from government grants and licensing fees. Significant additional research and development activities, clinical testing, and regulatory approvals must be completed before commercial sales, if any, will commence. The Company is actively pursuing research and development grants and negotiating equity and corporate partnership arrangements to fund its research and development activities.

    C. PROPERTY AND EQUIPMENT: Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. Equipment leased under capital leases is amortized using the straight-line method over the lease term. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. The asset cost and accumulated depreciation is removed for assets sold or retired, and any resulting gain or loss is reflected in the statement of operations. Equipment includes $795,743 and $865,540 of equipment under capital lease and accumulated amortization of $298,741 and $516,551 as of September 30, 1995 and 1996, respectively.

    D. REVENUE RECOGNITION: The Company recognizes revenue under strategic alliances as certain agreed upon milestones are achieved or license fees are earned.

    E. RESEARCH AND DEVELOPMENT COSTS: All costs related to research and development are expensed as incurred.

    F. CASH AND CASH EQUIVALENTS: For purposes of the statements of cash flows, cash and cash equivalents consist of cash in banks, highly liquid debt instruments and money market funds with original maturities of three months or less.

    G. INTERIM FINANCIAL STATEMENTS (UNAUDITED): The interim financial statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Revenues and expenses for any interim period are not necessarily indicative of results for a full year.

    H. RECLASSIFICATIONS: Certain reclassifications have been made to the prior year's financial statements to conform to the current year presentation.

    I. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    J. STOCK SPLIT: In May 1996, the Board of Directors authorized a 1-for-2 reverse stock split on Class A common shares effective prior to the effective date of an initial public offering ("Offering"). All references to Class A common shares, underlying stock options, warrants and per share data have been restated to reflect the reverse stock split.

    K.  NET LOSS PER SHARE:

       HISTORICAL

       Net loss per share is computed using the weighted average number of shares of common shares outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is anti-dilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares issued at prices below the anticipated Offering price during the 12 months immediately preceding the filing date of an Offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the anticipated Offering price).

    The following table depicts the net loss per share and the shares used in computing net loss per share on a historical basis:


                                                                                          SIX MONTHS ENDED
                                                      YEARS ENDED SEPTEMBER 30,               MARCH 31,
                                                  ----------------------------------  -------------------------
                                                     1994        1995        1996        1996          1997
                                                  ----------  ----------  ----------  -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)

Net loss per share..............................  $    (2.12) $    (1.02) $    (1.92) $     (0.54)  $     (0.96)

Shares used in computing net loss per share.....   2,851,433   2,810,853   2,863,210    2,834,120     2,918,992


       SUPPLEMENTAL (UNAUDITED)


       Supplemental unaudited net loss per share is based upon the historical net loss per share adjusted for (i) the automatic conversion of all outstanding shares of preferred stock into common stock upon closing of an Offering (ii) the conversion of a convertible debenture and a portion of the promissory note held by Interneuron into common stock upon closing of an Offering and (iii) the issuance of additional shares of common stock to The Ohio University Foundation in connection with anti-dilution provisions pursuant to a stock purchase right. All conversions were made at the Offering price of $7.00 per unit, with $5.375 of such price allocated to each share of common stock.


2.  ACCRUED EXPENSES:

    Accrued expenses consist of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Sponsored research - Ohio University..............................  $    298,641  $    342,506
Sponsored research - other........................................       140,153       199,853
Chiron Corporation................................................       701,296       --
Initial public offering expenses..................................       --            249,363
Accrued license fees..............................................       --            112,883
Other.............................................................       203,628       457,010
                                                                    ------------  ------------
                                                                    $  1,343,718  $  1,361,615
                                                                    ------------  ------------
                                                                    ------------  ------------

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

3.  INCOME TAXES:

    No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of September 30, 1996, net deferred tax assets totaled approximately $7,988,000 on total net operating loss carryforwards of approximately $18,425,000 and tax credits of approximately $618,000 that expire on various dates through 2010. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets have been fully offset by a valuation allowance.

4.  STOCK OPTIONS AND WARRANTS:

    A. STOCK OPTIONS: Under the Company's Stock Option Plan adopted in 1992, incentive stock options and nonqualified stock options may be granted. The number of common shares authorized and reserved for issuance is 500,000. The outstanding options vest over a period of three to four years. As of September 30, 1995 and 1996, stock options covering 81,695 and 116,042 shares were exercisable, respectively. Options granted to stockholders with 10% or greater ownership expire after five years; all other options expire after 10 years.

    In May 1996, the Company adopted the 1996 Stock Incentive Plan (the "Plan"). The number of common shares authorized and available for issuance is 850,000. Under the Plan, incentive stock options, nonqualified stock options, stock appreciation rights and stock grants may be granted.

    Stock option activity is summarized below:

                                                                      NUMBER OF
                                                                       SHARES     OPTION PRICE
                                                                     -----------  -------------
Outstanding at September 30, 1993..................................     104,450   $  0.20-$4.00
  Granted..........................................................      75,875            4.00
  Forfeited........................................................      (1,700)      0.20-4.00
                                                                     -----------
Outstanding at September 30, 1994..................................     178,625       0.20-4.00
  Granted..........................................................     192,250       4.00-6.00
  Forfeited........................................................     (20,472)      0.20-4.00
  Exercised........................................................      (1,500)           0.20
                                                                     -----------
Outstanding at September 30, 1995..................................     348,903       0.20-6.00
  Granted..........................................................     432,250       6.00-9.00
  Forfeited........................................................     (55,353)      0.20-6.00
  Exercised........................................................     (38,300)      0.20-6.00
                                                                     -----------
Outstanding at September 30, 1996..................................     687,500   $  0.20-$9.00
                                                                     -----------
                                                                     -----------

    In May 1996, the Company amended the terms of stock options covering 80,000 shares by changing the vesting period to three years and stock options covering 12,500 shares by changing the vesting period to four years.

    In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which changes the measurement, recognition and disclosure standards for stock-based compensation. The Company will adopt the disclosure requirements of SFAS No. 123 in fiscal year 1997, but will elect to continue to measure compensation cost following present accounting rules.

    In December 1996, the Company cancelled all stock options with exercise prices of $5.50 or more (stock options covering 581,750 shares) and regranted an equal number of stock options with an exercise price of $5.50, the estimated fair value at the time of the regrant.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

4.  STOCK OPTIONS AND WARRANTS: (CONTINUED)
    B. WARRANTS: In June 1995, the Company issued to designees of an affiliate of the parent company, warrants to purchase a total of 34,901 shares of Series B convertible preferred stock. The warrants were issued in conjunction with the private placement offering discussed in Note 8. The warrants are exercisable at a price of $6.875 per share and expire on the earlier of (i) five years from an Offering of the Company's common stock, or (ii) June 30, 2005. The Company paid the affiliate approximately $129,000 as its share of placement agent fees.

5.  COMMITMENTS:

    The Company has entered into various operating leases for furniture, fixtures, and equipment which expire through the year 2000.

    In April 1994, the Company entered into a sale-lease back equipment lease financing agreement with a leasing company providing for funding of up to an aggregate of $2.2 million for equipment purchased prior to September 30, 1996. During the year ended September 30, 1994, the Company recorded and deferred a loss on the leased assets of $45,370, which it is amortizing over the life of the lease. The lease is being treated as a capital lease and is guaranteed by Interneuron.

    In November 1994, the Company entered into a one-year lease for laboratory and administrative space that expired in December 1995. The lease provides for monthly rental payments of approximately $11,700. The Company has extended the lease through 1997. The minimum rental commitments under these agreements are as follows:

                                                                     OPERATING   CAPITAL LEASE
YEARS ENDING SEPTEMBER 30,                                             LEASES     OBLIGATION
-------------------------------------------------------------------  ----------  -------------
1997...............................................................  $  155,444   $   291,921
1998...............................................................      11,909        67,081
1999...............................................................      10,331        32,983
2000...............................................................       3,444       --
                                                                     ----------  -------------
Total lease payments...............................................  $  181,128   $   391,985
                                                                     ----------
                                                                     ----------
Less amount representing interest..................................                   (35,124)
                                                                                 -------------
Present value of future lease payments.............................                   356,861
Less current portion...............................................                  (265,155)
                                                                                 -------------
Noncurrent portion of capital lease obligation.....................               $    91,706
                                                                                 -------------
                                                                                 -------------

    Rent expense approximated $140,000, $186,000 and $263,000 during 1994, 1995 and 1996, respectively, and $777,000 for the period May 8, 1992 (date of inception) through September 30, 1996.

    Subsequent to December 31, 1996, the Company entered into a commitment to purchase $920,000 of equipment.

6.  RELATED-PARTY TRANSACTIONS AND OTHER AGREEMENTS:

    A. LOANS TO EXECUTIVES: Under employment agreements with certain executives, the Company advanced loans to assist in purchasing new homes. As of September 30, 1995, there were loans to three executives for a total of $359,744. The first loan of $100,796 is interest-free, with $60,796 due upon the earlier of April 1997 or the termination of the officer's employment. During fiscal year 1996, $20,000 of this amount was forgiven at the approval of the Board of Directors. An additional $10,000 of the remaining balance was forgiven pursuant to a provision of the promissory note agreement. Of the $70,796 balance remaining at September 30, 1996, $10,000 will be forgiven upon the completion of a successful Offering of

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

6. RELATED-PARTY TRANSACTIONS AND OTHER AGREEMENTS: (CONTINUED) the Company's common stock. The second loan of $182,500 bears interest at 7% per annum, with $142,500 due upon the earlier of the sale of the officer's existing home, June 1997, or termination of the officer's employment. During 1996, an additional $25,000 was loaned to this executive. Effective May 1996, this executive's employment with the Company terminated. Pursuant to the executive's termination agreement with the Company, $120,000 of the balance of $242,850 (including $35,350 in accrued interest) was forgiven. Additionally, the Board of Directors forgave $26,424 of the amount, and the remaining balance of $96,426 was repaid by the former executive prior to September 30, 1996. Loans totaling $76,448 were made to a third executive during 1995. Of this amount, $21,448 is non-interest-bearing and was repaid by the executive in May 1996. Additionally, $21,295 (including accrued interest) of the remaining balance was forgiven during fiscal year 1996 upon the achievement of specified milestones. The Board of Directors also approved the forgiveness of $8,000 of this loan. The $31,292 balance remaining at September 30, 1996, includes accrued interest of approximately $5,000 at a rate of 9% per annum.

    The Company has recorded $141,000 and $42,000 as of September 30, 1995 and 1996, respectively, as a note receivable reserve in anticipation of the expected forgiveness of certain remaining loan amounts.

    B. CONSULTING AGREEMENTS: The Company has entered into various consulting agreements which range from one to three years and are subject to renewals, whereby outside consultants provide scientific advice and administrative services to the Company. Payments to consultants made during 1994, 1995 and 1996, totaled approximately $309,000, $243,000 and $190,000, respectively, and $1,104,000 for the period May 8, 1992 (date of inception) through September 30, 1996. Of these amounts, approximately $190,000, $177,000 and $112,000 represented payments to certain stockholders in 1994, 1995 and 1996, respectively, and $819,000 for the period May 8, 1992 (date of inception) through September 30, 1996.

    C. LICENSE AND RESEARCH AGREEMENTS: The Company entered into a license agreement and a sponsored research agreement with Ohio University in January 1992, certain terms of which were amended in October 1993. The license agreement grants the Company the exclusive worldwide license to patent and other rights to yolk sac stem cells and related technologies in exchange for royalties based on sales. The research agreement requires the Company to fund specified minimum levels of research and related expenses, as well as any additional costs approved in advance by the Company.

    In addition, the Company agreed to issue 5% of its equity to The Ohio University Foundation and agreed to preserve this percentage ownership position until the parent company's total investment in the Company is at least $10.0 million or the date of an Offering by the Company. The $10.0 million investment was achieved during 1995, thus the percentage ownership position no longer needs to be preserved. Until an Offering of the Company is consummated, The Ohio University Foundation was entitled to increase its interest to 6.25% by purchasing additional equity at a price equal to 50% of the Offering price of common stock in any such Offering. This provision was canceled in February 1996, at which time The Ohio University Foundation entered into a stock purchase agreement with the Company pursuant to which The Ohio University Foundation purchased 58,333 shares of common stock for $350,000 ($6.00 per share). If, upon the consummation of an Offering, the Offering price is less than $12.00 per share, additional shares of common stock will be issued until The Ohio University Foundation has paid a maximum of 50% of the Offering price. Additionally, a stock purchase right was issued to The Ohio University Foundation to purchase 25,000 shares of the common stock at 50% of the Offering price.

    The license agreement also contains certain requirements related to the management and operation of the Company, including the nomination of two designees of The Ohio University Foundation to the Board of Directors of the Company. The Castle Group, Ltd. ("Castle"), which is controlled by a former director of the Company and a principal stockholder of Interneuron, has unconditionally guaranteed to Ohio University the performance of the Company's obligations under the license agreement until the

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

6. RELATED-PARTY TRANSACTIONS AND OTHER AGREEMENTS: (CONTINUED) earlier of five years or an Offering by the Company. Certain employees of Castle own common stock of the Company.

    In April 1993, the Company entered into a second license agreement and a sponsored research agreement with Ohio University pursuant to which the Company agreed to fund research relating to the T7T7 gene delivery system, developing an active cell membrane transport system. The license agreement grants the Company the exclusive worldwide license to all patent and other rights derived from this and related technologies in exchange for royalties based on sales.

    In February 1994, the Company entered into a license agreement with Albert Einstein College of Medicine of Yeshiva University ("AECOM"). The agreement grants the Company the exclusive worldwide license to all patent and other rights from research done on retroviral vectors by AECOM in exchange for a license fee and royalties based on sales.

    In September 1994, the Company entered into a license agreement with Wisconsin Alumni Research Foundation ("WARF"). The agreement grants the Company a nonexclusive license to certain patents developed by WARF in exchange for a license fee, maintenance fees, and royalties based on sales.

    In November 1994, the Company was awarded a competitive grant of $2.0 million through the Advanced Technology Program ("ATP") of the U.S. Department of Commerce. The funds will be received over a three-year period commencing June 1, 1995. As of September 30, 1995 and 1996, the Company recorded revenue of $258,532 and $751,064, respectively and a receivable of $193,898 and $175,498, respectively, related to this grant.

    In March 1995, the Company entered into a license and collaboration agreement with Chiron Corporation ("Chiron"). As required by the agreement, an initial cash payment of $2.5 million was paid by Chiron to the Company in April 1995 as a license fee and reimbursement of past research and development expenses. In addition, the Company reimbursed Chiron the start-up manufacturing costs incurred related to this agreement of $750,000 through September 30, 1996. Chiron paid $500,000 to the Company in January 1996 for continued research funding. The agreement also calls for future payments contingent upon the achievement of certain milestones.

    In May 1995, the Company entered into a sponsored research and license agreement with Novo Nordisk through its subsidiary, ZymoGenetics, Inc. The agreement calls for research and license fees to be paid to the Company, contingent upon certain conditions and the meeting of certain milestones.

    Additionally, the Company has entered into various sponsored research agreements with varying terms up to two years in length. The total sponsored research expense was $890,000, $601,103 and $544,079 for 1994, 1995 and 1996,
respectively, and $3,234,759 for the period from May 8, 1992 (date of inception) through September 30, 1996. Payments to Ohio University for sponsored research totaled $245,888, $398,064 and $108,624, for 1994, 1995 and 1996, respectively, and $1,389,756 for the period May 8, 1992 (date of inception) through September 30, 1996. In addition, at September 30, 1996, the Company had commitments to fund additional sponsored research of approximately $420,000.

7.  COMMON STOCK:

    The Company was authorized to issue two classes of shares of common stock, designated Class A and Class B. Shares of the Company's Class B common stock were convertible, at any time at the option of the holder, into shares of Class A common stock. The conversion ratio was subject to adjustment based on several factors, including the issuance of additional Class A shares.

    Holders of Class B shares were entitled to pro rata dividend, liquidation, and voting rights based on the number of Class A shares into which such Class B shares were convertible. Class B shares were automatically converted to Class A shares upon the receipt by the Company of capital contributions of

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

7.  COMMON STOCK: (CONTINUED)
$10.0 million in aggregate amount from the date of incorporation. When this was achieved in 1995, all Class B shares were converted into a total of 357,500 Class A common shares and the Class B shares were removed from the Company's authorized shares.

8.  PREFERRED STOCK:

    In December 1994, the Company's Board of Directors approved the authorization of 2,120,000 shares of Series A and 880,000 shares of Series B preferred stock. These preferred shares are convertible into shares of Class A common stock and have preferential rights in terms of dividends and liquidation over common stock. Shares of preferred stock have voting rights equal to the number of shares of their common stock equivalent.

    Shares of Series A preferred stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The initial conversion ratio is based on a Series A price of $6.25, subject to adjustment based on several factors. Upon an Offering, the conversion ratio will be adjusted so that the holders receive a minimum return of 35% annually, commencing on July 7, 1995. The minimum return is increased on a quarterly basis. Series A preferred shares are automatically converted upon an Offering.

    Through July 7, 1995, the Company has issued 349,000 shares of Series B preferred stock in connection with private placements. These private placements consisted of the sale of units, each unit consisting of shares of preferred stock of the Company, shares of preferred stock of another subsidiary of Interneuron, Transcell Technologies, Inc., and a put protection right from Interneuron. The put protection right provides that on the third anniversary of the final closing date of the private placement, the owner has the right to sell to Interneuron a percentage of the preferred stock of the Company that is deemed to be illiquid, as defined in the agreement. The Company received approximately $1,560,000, net of offering costs, as its share of the proceeds from the private placement. Shares of Series B preferred stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The initial conversion ratio is based on a Series B price of $6.25, subject to adjustment based on several factors. Upon an Offering, the conversion ratio will be adjusted so that the holders receive a minimum return of 35% annually, commencing on July 7, 1995. The minimum return is increased on a quarterly basis. Series B preferred shares are automatically converted upon an Offering.

    Shares of authorized common stock have been reserved for the exercise of all convertible preferred stock outstanding.

9.  NOTE PAYABLE TO THE PARENT COMPANY:

    The note payable to the parent company, Interneuron, bore interest at a rate of 1% over the prime lending rate (7 3/4% prime plus 1% at September 30, 1994) and was payable on demand. Periodic advances were made available under this note at the discretion of Interneuron. In January 1995, the outstanding balance on the note payable--parent of $11,495,165 and accrued interest of $1,132,935 was converted into 2,020,496 shares of Series A preferred stock.

    In March 1996, the Company entered into a promissory note with Interneuron, bearing interest at a rate of 1% over the prime lending rate. The original amount of this note was $525,473 and has increased to $3,443,050 as of September 30, 1996 which includes accrued interest of $80,680. The note is due on the earlier of March 31, 2001, or the closing of an Offering.

    Since the inception of the Company, Interneuron has paid for certain Company expenses which were reimbursed by the Company at cost.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

10. CONVERTIBLE DEBENTURE--PARENT:

    In March 1995, the Company entered into a convertible debenture agreement with Interneuron, at a rate of 1% over the prime lending rate. The prime lending rate was 8.75% and 8.25% as of September 30, 1995 and 1996, respectively. Principal and interest are due at the earlier of five years from the final closing date or upon an Offering as defined in the agreement. The debenture is convertible, at any time at the option of the holder, into shares of Class A common stock. The conversion price is equal to the fair market value of the common stock at the time of the conversion. The debenture is automatically converted upon an Offering. As of September 30, 1995 and 1996, the outstanding convertible debenture balance included accrued interest of $20,121 and $59,058, respectively.

11. EMPLOYEE BENEFITS:

    Employees of the Company are eligible to participate in the Interneuron Pharmaceuticals, Inc. 401(k) Savings Plan under which employees may defer a portion of their annual compensation. Company contributions to the 401(k) Savings Plan may be made on a discretionary basis. As of September 30, 1996, no Company contributions have been made.

12. NONRECURRING EXPENSE:

    During fiscal 1996, the Company incurred $973,525 of costs related to an Offering which was filed on a Form S-1 Registration Statement with the Securities and Exchange Commission on June 6, 1996. Such costs were expensed in accordance with accounting requirements during fiscal 1996.

13. SUBSEQUENT EVENTS:

    In December 1996, the Company entered into a license agreement with Amgen Inc. (Amgen). Progenitor recorded revenue of $500,000 in December, 1996, in consideration for the licenses granted. The agreement also provides for a license maintenance fee as well as milestone and royalty payments to be received contingent upon the achievement of certain milestone driven events. Additionally, in December 1996, the Company entered into a stock purchase agreement with Amgen. Under the agreement, Amgen has committed to purchase $5.5 million of the Company's stock concurrently with the closing of the Offering, with $4.5 million paid in cash and $1 million in the form of a non interest bearing promissory note. The promissory note will become due in two payments, with $500,000 due in December 1997, and $500,000 due in December 1998.

    On February 14, 1997, the Company entered into an agreement to purchase Mercator Genetics, Inc. ("Mercator") for approximately $22 million in common stock. The acquisition will occur simultaneously in connection with an Offering of the Company. In addition, the Company will provide additional bridge loan financing to Mercator in the form of a Convertible Bridge Promissory Note in the aggregate amount of up to $6.6 million, funded in stages based upon a plan sufficient to meet the working capital obligations of Mercator. The Convertible Bridge Promissory Note will bear interest at a fixed rate of 10% per annum and would be payable on January 15, 1999, or on such earlier date as provided in the agreement. The Convertible Bridge Promissory Note is convertible into Mercator's Series D Preferred Stock, at the option of the Company, at a price of $1.34 per share, subject to certain restrictions. Upon closing of an Offering, the bridge loan would become part of the purchase price consideration for Mercator.

    In connection with the Company's bridge financing to Mercator prior to the closing of the acquisition, the Company has entered into a Bridge Line of Credit Letter Agreement with Interneuron dated February 14, 1997, providing for loans of up to an aggregate of $6.6 million pursuant to a promissory note (the "Interneuron Bridge Loan"), secured by the Company's assets including its security interest in the assets of Mercator pursuant to the Mercator Convertible Bridge Promissory Note. The Interneuron Bridge Loan bears interest at a fixed rate of 10% per annum and the outstanding principal and accrued interest will be repaid at the earlier of (1) the closing of an Offering (to be repaid out of the proceeds therefrom), or (2) January 15, 1999. The Interneuron Bridge Loan is convertible, upon certain conditions and at the

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

13. SUBSEQUENT EVENTS: (CONTINUED)
option of Interneuron, into Progenitor Preferred Stock at a conversion price equal to the lesser of (i) $6.25 per share or (ii) such lesser price per share at which the Company shall issue any shares of any series of preferred stock of the Company, provided that such conversion shall be in an amount representing not less than 10% of the principal balance then outstanding.

14. SUBSEQUENT EVENTS (UNAUDITED):

    In July 1997, the Company entered into an option agreement with Interneuron on the Company's Del-1 gene discovery. Under the agreement, Interneuron received a right of first refusal to acquire an exclusive royalty bearing right to manufacture, use and sell the technology on terms to be negotiated. In the event the Company grants such rights to a third party, the Company must share fees, milestone payments and royalties with Interneuron. Should the Company develop and sell the technology independently, the Company will pay Interneuron royalties on net sales. The option agreement terminates upon the expiration of the last to expire of any issued patent that might issue relating to the licensed technology, or upon the conclusion of a license agreement with Interneuron. In exchange for receiving the option, Interneuron paid the Company $1 and relinquished its right to receive certain minimum returns on its Series A Preferred Stock through the quarter which ended April 7, 1997 (Note 8). This relinquishment made by Interneuron may be deemed taxable income to the Company.

    In July 1997, the Company amended and restated its Certificate of Incorporation to give effect to a 1-for-2 reverse-stock split as described in
Note 1(j).

    In August 1997, the Company and Interneuron entered into an agreement whereby Interneuron agreed to forgive effective immediately prior to consummation of the Offering the convertible debenture, the Note payable to Interneuron, and the Interneuron Bridge Loan. The total balance forgiven, including accrued interest, was $13.9 million at July 31, 1997. Interneuron also agreed to forgive effective immediately prior to consummation of the Offering all remaining minimum adjustments to the conversion ratio of the Company's Series A Preferred Stock that had not been previously relinquished.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Mercator Genetics, Inc.

We have audited the accompanying balance sheets of Mercator Genetics, Inc. (a development stage company) as of December 31, 1995 and 1996, and the related statements of operations, cash flows and statement of redeemable preferred stock, common stock and accumulated deficit for each of the three years in the period ended December 31, 1996 and for the period from inception (October 9, 1992) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mercator Genetics, Inc. (a development stage company) at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (October 9, 1992) to December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in
Note 1. The 1996 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Palo Alto, California

February 14, 1997

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS

                                                          DECEMBER 31,
                                                    -------------------------   MARCH 31,
                                                       1995          1996          1997
                                                    -----------  ------------  ------------
                                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.......................  $ 1,446,222  $    438,859  $    124,256
  Short-term investments..........................      486,676       --            --
  Current portion of notes receivable from
    officers......................................      --            174,606       --
  Deferred interest expense.......................      --            750,000       750,000
  Other current assets............................      115,460       241,416        64,456
                                                    -----------  ------------  ------------
Total current assets..............................    2,048,358     1,604,881       938,712

Property and equipment, net.......................    1,150,657     1,316,377     1,176,313
Notes receivable from officers....................      351,645       150,000       150,000
Other assets......................................       22,165        12,165        96,891
                                                    -----------  ------------  ------------
                                                    $ 3,572,825  $  3,083,423  $  2,361,916
                                                    -----------  ------------  ------------
                                                    -----------  ------------  ------------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities........  $   573,382  $    670,683  $    777,876
  Convertible notes payable.......................      --          2,250,000     2,250,000
  Current portion of equipment financing
    obligations...................................      362,823       474,272       464,238
                                                    -----------  ------------  ------------
Total current liabilities.........................      936,205     3,394,955     3,492,114

Long-term convertible notes payable...............      --            --          1,308,274

Long-term portion of equipment financing
  obligations.....................................      969,279       685,874       584,665
Commitments and contingencies
Redeemable preferred stock, $0.001 par value,
  20,474,251 shares authorized (15,000,000 shares
  in 1995), issuable in series:
  Redeemable Series A, 320,000 shares authorized,
    301,500 shares issued and outstanding--amount
    paid in.......................................    3,015,000     3,015,000     3,015,000
  Redeemable Series B, 3,254,800 shares
    authorized, 3,207,996 shares issued and
    outstanding--amount paid in...................    8,019,999     8,019,999     8,019,999
  Redeemable Series C, 4,526,317 shares authorized
    (no shares in 1995), 4,526,317 shares issued
    and outstanding (no shares in 1995)--amount
    paid in.......................................      --          4,526,319     4,526,319
  Redeemable Series D, 12,373,134 shares
    authorized, no shares issued and
    outstanding...................................      --            --            --
Common stock, $0.001 par value, 27,000,000 shares
  authorized (25,000,000 shares in 1995):
  Shares issued and outstanding -- 110,304,
    174,056, 237,614 as of December 31, 1995, 1996
    and March 31, 1997, respectively..............       33,671        42,861        52,496
  Shares to be issued -- no shares issued and
    outstanding (51,884 shares at December 31,
    1996, no shares at December 31, 1995 or March
    31, 1997)--amount to be paid in...............      --              7,783       --
Deficit accumulated during the development
  stage...........................................   (9,401,329)  (16,609,368)  (18,636,951)
                                                    -----------  ------------  ------------
                                                    $ 3,572,825  $  3,083,423  $  2,361,916
                                                    -----------  ------------  ------------
                                                    -----------  ------------  ------------

                            See accompanying notes.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                         PERIOD FROM                                   PERIOD FROM
                                                                          INCEPTION                                     INCEPTION
                                                                         (OCTOBER 9,     THREE MONTHS ENDED MARCH      (OCTOBER 9,
                                    YEARS ENDED DECEMBER 31,              1992) TO                  31,                 1992) TO
                           ------------------------------------------   DECEMBER 31,    ---------------------------     MARCH 31,
                               1994           1995           1996           1996            1996           1997           1997
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                                                                                        (UNAUDITED)    (UNAUDITED)     (UNAUDITED)

Revenues.................  $    --        $    375,000   $    500,000   $    875,000    $   125,000    $   --         $     875,000

Operating costs and
  expenses:
  Research and
    development..........     2,330,100      4,182,836      6,049,081     13,783,966      1,239,986      1,591,971       15,375,937
  General and
    administrative.......       638,200      1,524,386      1,592,840      3,935,914        282,553        392,717        4,328,631
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Total operating costs and
  expenses...............     2,968,300      5,707,222      7,641,921     17,719,880      1,522,539      1,984,688       19,704,568
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------

Loss from operations.....    (2,968,300)    (5,332,222)    (7,141,921)   (16,844,880)    (1,397,539)    (1,984,688)     (18,829,568)

Interest income..........       228,761        290,551        114,293        687,163         19,002          5,811          692,974

Interest expense.........       (95,033)      (155,640)      (180,411)      (451,651)       (48,864)       (48,706)        (500,357)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Net loss.................  $ (2,834,572)  $ (5,197,311)  $ (7,208,039)  $(16,609,368)   $(1,427,401)   $(2,027,583)   $ (18,636,951)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------

Net loss per share (Note
  2).....................  $     (28.62)  $     (48.70)  $     (55.27)                  $    (12.94)   $     (8.66)
                           ------------   ------------   ------------                   ------------   ------------
                           ------------   ------------   ------------                   ------------   ------------
Shares used in computing
  net loss per share
  (Note 2)...............        99,043        106,731        130,423                       110,279        234,162
                           ------------   ------------   ------------                   ------------   ------------
                           ------------   ------------   ------------                   ------------   ------------

                             See accompanying notes

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
 STATEMENT OF REDEEMABLE PREFERRED STOCK, COMMON STOCK AND ACCUMULATED DEFICIT PERIOD FROM INCEPTION (OCTOBER 9, 1992) TO DECEMBER 31, 1996 AND THREE MONTHS
                        ENDED MARCH 31, 1997 (UNAUDITED)

                                                               REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                          ---------------------------------------------------------------------------------
                                                  SERIES A                    SERIES B                    SERIES C
                                          -------------------------   -------------------------   -------------------------
                                            SHARES        AMOUNT        SHARES        AMOUNT        SHARES        AMOUNT
                                          -----------   -----------   -----------   -----------   -----------   -----------
Issuance of common stock to founders at
  $0.20 per share in March 1993 for
  cash..................................      --        $   --            --        $   --            --        $   --
Issuance of common stock to scientific
  advisors at $0.20 per share in March
  1993 for cash.........................      --            --            --            --            --            --
Issuance of common stock to an employee
  at $0.20 per share in March 1993 for
  cash..................................      --            --            --            --            --            --
Issuance of Series A redeemable
  convertible preferred stock at $10.00
  per share in March 1993 for cash......      301,500     3,015,000       --            --            --            --
Net loss from inception (October 9,
  1992) to December 31, 1993............      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1993...........      301,500     3,015,000       --            --            --            --
Issuance of Series B redeemable
  convertible preferred stock at $2.50
  per share in June 1994 for cash.......      --            --          3,207,996     8,019,999       --            --
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.00 per share, net of repurchases at
  $0.50 per share in May through
  September 1994........................      --            --            --            --            --            --
Net loss................................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1994...........      301,500     3,015,000     3,207,996     8,019,999       --            --
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.30 per share in March through
  October 1995..........................      --            --            --            --            --            --
Net loss................................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1995...........      301,500     3,015,000     3,207,996     8,019,999       --            --
Issuance of Series C redeemable
  convertible preferred stock at $1.00
  per share in April 1996 for cash......      --            --            --            --          4,526,317     4,526,319
Issuance of common stock to employees
  for services at $0.15 per share in
  September 1996........................      --            --            --            --            --            --
Issuance of common stock upon exercise
  of stock options for cash at $0.15 to
  $1.30 per share, net of repurchases at
  $0.20 to $1.30 per share in March
  through December 1996.................      --            --            --            --            --            --
Common stock to be issued at $0.15 per
  share for services....................      --            --            --            --            --            --
Net loss................................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balances at December 31, 1996...........      301,500     3,015,000     3,207,996     8,019,999     4,526,317     4,526,319
Issuance of common stock upon exercise
  of stock options for cash at $0.15 to
  $1.30 per share in January 1997
  (unaudited)...........................      --            --            --            --            --            --
Net loss (unaudited)....................      --            --            --            --            --            --
                                          -----------   -----------   -----------   -----------   -----------   -----------
Balance, March 31, 1997 (unaudited).....      301,500   $ 3,015,000     3,207,996   $ 8,019,999     4,526,317   $ 4,526,319
                                          -----------   -----------   -----------   -----------   -----------   -----------
                                          -----------   -----------   -----------   -----------   -----------   -----------


                                                                             DEFICIT
                                                                           ACCUMULATED
                                                  COMMON STOCK             DURING THE
                                          -----------------------------    DEVELOPMENT
                                             SHARES          AMOUNT           STAGE
                                          -------------   -------------   -------------
Issuance of common stock to founders at
  $0.20 per share in March 1993 for
  cash..................................         84,000   $     16,800    $    --
Issuance of common stock to scientific
  advisors at $0.20 per share in March
  1993 for cash.........................         12,500          2,500         --
Issuance of common stock to an employee
  at $0.20 per share in March 1993 for
  cash..................................          2,000            400         --
Issuance of Series A redeemable
  convertible preferred stock at $10.00
  per share in March 1993 for cash......       --              --              --
Net loss from inception (October 9,
  1992) to December 31, 1993............       --              --           (1,369,446)
                                          -------------   -------------   -------------
Balances at December 31, 1993...........         98,500         19,700      (1,369,446)
Issuance of Series B redeemable
  convertible preferred stock at $2.50
  per share in June 1994 for cash.......       --              --              --
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.00 per share, net of repurchases at
  $0.50 per share in May through
  September 1994........................            850            800         --
Net loss................................       --              --           (2,834,572)
                                          -------------   -------------   -------------
Balances at December 31, 1994...........         99,350         20,500      (4,204,018)
Issuance of common stock upon exercise
  of stock options for cash at $0.50 to
  $1.30 per share in March through
  October 1995..........................         10,954         13,171         --
Net loss................................       --              --           (5,197,311)
                                          -------------   -------------   -------------
Balances at December 31, 1995...........        110,304         33,671      (9,401,329)
Issuance of Series C redeemable
  convertible preferred stock at $1.00
  per share in April 1996 for cash......       --              --              --
Issuance of common stock to employees
  for services at $0.15 per share in
  September 1996........................         60,000          9,000         --
Issuance of common stock upon exercise
  of stock options for cash at $0.15 to
  $1.30 per share, net of repurchases at
  $0.20 to $1.30 per share in March
  through December 1996.................          3,752            190         --
Common stock to be issued at $0.15 per
  share for services....................         51,884          7,783         --
Net loss................................       --              --           (7,208,039)
                                          -------------   -------------   -------------
Balances at December 31, 1996...........        225,940         50,644     (16,609,368)
Issuance of common stock upon exercise
  of stock options for cash at $0.15 to
  $1.30 per share in January 1997
  (unaudited)...........................         11,674          1,852
Net loss (unaudited)....................       --              --           (2,027,583)
                                          -------------   -------------   -------------
Balance, March 31, 1997 (unaudited).....        237,614   $     52,496    $(18,636,951)
                                          -------------   -------------   -------------
                                          -------------   -------------   -------------

                            See accompanying notes.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                         PERIOD FROM                                   PERIOD FROM
                                                                          INCEPTION                                     INCEPTION
                                                                         (OCTOBER 9,     THREE MONTHS ENDED MARCH      (OCTOBER 9,
                                    YEARS ENDED DECEMBER 31,              1992) TO                  31,                 1992) TO
                           ------------------------------------------   DECEMBER 31,    ---------------------------     MARCH 31,
                               1994           1995           1996           1996            1996           1997           1997
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                                                                                        (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
CASH FLOWS USED IN
  OPERATING ACTIVITIES
Net loss.................  $ (2,834,572)  $ (5,197,311)  $ (7,208,039)  $(16,609,368)   $(1,427,401)   $(2,027,583)   $ (18,636,951)
Adjustments to reconcile
  net loss to net cash
  used in operating
  activities:
  Depreciation and
    amortization.........       208,863        377,649        496,564      1,148,992        107,089        149,246        1,298,238
  Stock to be issued for
    services.............       --             --               7,783          7,783        --             --                 7,783
  Stock issued to
    employees............       --             --               9,000          9,000        --             --                 9,000
  Interest expense on
    convertible notes
    payable..............       --             --             --             --             --               8,274            8,274
  Changes in operating
    assets and
    liabilities:
    Notes receivable from
      officers...........      (654,376)       302,731         27,039       (324,606)        (3,026)       174,606         (150,000)
    Other current
      assets.............      (152,724)        88,058       (125,956)      (241,416)       (29,373)       176,960          (64,456)
    Other assets.........       (15,600)         3,435         10,000        (12,165)       --             (84,726)         (96,891)
    Accounts payable and
      accrued
      liabilities........       143,213        305,338         97,301        670,683        113,624        107,193          777,876
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Net cash used in
  operating activities...    (3,305,196)    (4,120,100)    (6,686,308)   (15,351,097)    (1,239,087)    (1,496,030)     (16,847,127)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
CASH FLOWS FROM INVESTING
  ACTIVITIES
Purchases of
  available-for-sale
  securities.............    (4,589,279)    (4,871,197)       --         (10,149,989)       --             --           (10,149,989)
Sales of
  available-for-sale
  securities.............       689,513        489,967        --           1,179,480        --             --             1,179,480
Maturities of
  available-for-sale
  securities.............       495,163      7,988,670        486,676      8,970,509        486,676        --             8,970,509
Capital expenditures.....      (484,212)      (674,247)      (662,284)    (2,465,369)       (95,282)        (9,182)      (2,474,551)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Net cash (used in)
  provided by investing
  activities.............    (3,888,815)     2,933,193       (175,608)    (2,465,369)       391,394         (9,182)      (2,474,551)
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
CASH FLOWS PROVIDED BY
  FINANCING ACTIVITIES
Proceeds from issuance of
  preferred stock........     8,019,999        --           4,526,319     15,561,318        --             --            15,561,318
Proceeds from issuance of
  common stock...........           800         13,171            190         33,861           (150)         1,852           35,713
Proceeds from convertible
  notes payable..........       --             --           1,500,000      1,500,000        --           1,300,000        2,800,000
Principal payments of
  equipment financing
  obligations............      (118,657)      (236,236)      (372,481)      (749,542)       (85,122)      (111,243)        (860,785)
Proceeds from equipment
  financings.............       435,520        854,163        200,525      1,909,688        --             --             1,909,688
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Net cash provided by
  financing activities...     8,337,662        631,098      5,854,553     18,255,325        (85,272)     1,190,609       19,445,934
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Net increase (decrease)
  in cash and cash
  equivalents............     1,143,651       (555,809)    (1,007,363)       438,859       (932,965)      (314,603)         124,256
Cash and cash equivalents
  at beginning of
  period.................       858,380      2,002,031      1,446,222        --           1,446,222        438,859         --
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
Cash and cash equivalents
  at end of period.......  $  2,002,031   $  1,446,222   $    438,859   $    438,859    $   513,257    $   124,256    $     124,256
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------

SUPPLEMENTAL DISCLOSURE
  OF CASH FLOW
  INFORMATION
Cash paid for interest...  $     95,033   $    155,640   $    180,411   $    451,651    $    48,864    $    40,432    $     492,083
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------
                           ------------   ------------   ------------   -------------   ------------   ------------   -------------

                            See accompanying notes.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

1. BASIS OF PRESENTATION

ORGANIZATION AND BUSINESS

    Mercator Genetics, Inc. (the "Company" or "Mercator"), was incorporated in the State of Delaware on October 9, 1992 to engage in the discovery and development of therapeutics and diagnostics for genetic-based diseases through the understanding of the genes involved in these diseases. The Company's activities since incorporation have primarily consisted of establishing its offices and research facilities, recruiting personnel, conducting research and development, performing business and financial planning and raising capital. Accordingly, the Company is considered to be in the development stage, and expects to incur increasing losses and require additional financial resources to achieve commercialization of its products.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 1996, cumulative operating losses since inception amount to $16,609,368 and management anticipates incurring additional losses for the next several years. The Company is working on several long-term development projects which involve experimental and unproven technology, which may require many years and substantial expenditures to complete, and which may be unsuccessful. Therefore, the Company's ability to continue as a going concern depends on its ability to raise additional financing to meet its business plan objectives and, ultimately, to fund its operations from revenues. Management believes that it will be able to obtain additional funds through public or private equity or debt financings, collaborative or other arrangements with corporate partners or from other sources. If adequate funds are not available, the Company may be required to reduce its level of spending or eliminate one or more of its research or development programs or obtain funds through arrangements with corporate partners or others which may require the Company to relinquish certain rights to its technologies or product candidates.

    From time to time, the Company may enter into licensing agreements with third parties. To the extent the Company commercializes products using the technology covered by the licenses, the Company may be required to pay royalties on the revenue from these products.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

INTERIM FINANCIAL INFORMATION

    The financial statements at March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents; investments with maturities between three and twelve months are considered to be short-term investments.

    The Company invests its excess cash primarily in deposits with banks and short-term securities. These securities consist of money market instruments, U.S. corporate securities and U.S. Treasury bills that mature or are redeemable within 180 days and, therefore, bear minimal risk.

    Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such determination as of each balance sheet date. Through December 31, 1996, the Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are carried at amortized cost which approximates fair value at December 31, 1995 and 1996. The estimated fair value amounts have been determined by the Company using available market information and commonly used valuation methodologies. Management exercises judgment in interpreting market data to develop the estimates of fair value.

    The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in interest income or expense. The cost of securities sold is based on the specific identification method. Interest and dividends are included in interest income.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally four years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the related assets, whichever is shorter.

REVENUE RECOGNITION

    The Company recognizes revenues from research contracts as earned based upon the performance requirements of the contracts.

STOCK-BASED COMPENSATION

    Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company measures stock-based compensation expense using the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 and related interpretations and, accordingly, recognizes no compensation expense for stock option grants to employees and directors with an exercise price equal to the fair-market value of the shares at the date of grant. Note 7 contains a summary of the pro forma impact to the reported net loss for 1996 and 1995 on the basis that the Company had elected to recognize compensation expense based on the fair-value method as described in SFAS 123. There was no effect of adopting SFAS 123 on the Company's financial position or results of operations.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PER SHARE DATA

    Net loss per share is computed using the weighted average number of common shares outstanding during the period. Common equivalent shares from stock options, convertible preferred stock, convertible notes and warrants are excluded from the computation as their effect is antidilutive.

RECLASSIFICATIONS

    Certain reclassifications have been made to the fiscal 1994 and 1995 financial statements to conform with the fiscal 1996 presentation.

3. FINANCIAL INSTRUMENTS

AVAILABLE-FOR-SALE SECURITIES

    The following is a summary of the amortized cost of available-for-sale securities, which approximates fair value:

                                                                           DECEMBER 31,
                                                                         1995         1996
                                                                     ------------  -----------
U.S. Treasury securities...........................................  $    486,676  $   --
Repurchase agreements..............................................       132,000      480,000
U.S. corporate securities..........................................     1,161,026       90,000
                                                                     ------------  -----------
Total..............................................................  $  1,779,702  $   570,000
                                                                     ------------  -----------
                                                                     ------------  -----------
Above amounts are included in the following:
  Cash and cash equivalents........................................  $  1,293,026  $   570,000
  Short-term investments...........................................       486,676      --
                                                                     ------------  -----------
Total..............................................................  $  1,779,702  $   570,000
                                                                     ------------  -----------
                                                                     ------------  -----------
Cash and cash equivalents:
  Available-for-sale securities....................................  $  1,293,026  $   570,000
  Cash and bank accounts...........................................       153,196     (131,141)
                                                                     ------------  -----------
Total cash and cash equivalents....................................  $  1,446,222  $   438,859
                                                                     ------------  -----------
                                                                     ------------  -----------

As of December 31, 1996, the average duration of the portfolio is less than one year and no individual contractual maturity exceeds one year. No material gains or losses have been realized on the sale of available-for-sale securities.

EQUIPMENT FINANCING OBLIGATIONS

    In August 1993, the Company entered into a $1,000,000 equipment lease line of credit. In October 1994, the Company entered into a $2,000,000 equipment loan agreement. The equipment lease line of credit and the equipment loan were terminated in May 1996.

    Included in property and equipment are assets with a cost of approximately $1,666,000 and $1,851,000 at December 31, 1995 and 1996, respectively, acquired pursuant to equipment financing obligations. These

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

3. FINANCIAL INSTRUMENTS (CONTINUED)
obligations have interest rates ranging from 14% to 18%. The carrying value of the obligations approximates fair value based on a discounted cash flow analysis using the Company's incremental borrowing rate for similar obligations. Accumulated amortization of assets acquired pursuant to these obligations was approximately $634,000 and $1,065,000 at December 31, 1995 and 1996,
respectively. Assets acquired under these arrangements secure the related obligations.

    At December 31, 1996, the Company's aggregate future minimum payments under such obligations, including 10% to 20% buyout options at maturity are as follows:

YEARS ENDING DECEMBER 31:
--------------------------------------------------------------------------------
1997............................................................................  $    609,210
1998............................................................................       450,714
1999............................................................................       312,829
2000............................................................................        11,372
2001............................................................................         5,555
                                                                                  ------------
Total minimum payments..........................................................     1,389,680
Less amount representing interest...............................................      (229,534)
                                                                                  ------------
Present value of minimum payments...............................................     1,160,146
Less current portion............................................................      (474,272)
                                                                                  ------------
                                                                                  $    685,874
                                                                                  ------------
                                                                                  ------------

NOTES RECEIVABLE FROM OFFICERS

    In November 1994, the Company loaned $650,000 to an officer of the Company. The related note bears interest at 7.45% per annum and is secured by real property. At December 31, 1996, subsequent to the officer's separation from the Company, the remaining principal balance of the note of $162,500 and $12,106 of related accrued interest was paid in January 1997.

    In September 1995, the Company loaned $150,000 to an officer of the Company. The related note bears interest at the lesser of 28.2% of the capital gain upon the sale of the secured property or the Fannie Mae Rate, compounded annually and so may be zero. As of December 31, 1996, no interest has been accrued on the loan. The balance is due no later than the first anniversary of the officer's termination from the Company.

CONVERTIBLE NOTES PAYABLE

    In October and December, the Company entered into a bridge financing agreement with its current investor group whereby the Company issued convertible demand notes in the aggregate amount of $1,500,000. The intent of the parties was that this financing was to bridge the Company to either a permanent equity round of financing or a significant merger transaction with another company. In lieu of a stated interest rate, the agreement provides that these notes are convertible at the option of the holder at the time of the next equity transaction at a price that reflects a discount from the indicated market price at that time. The time frame for the next equity financing is uncertain and, as such, the note conversion date is indeterminable. Incremental interest expense inherent in the notes' discounted conversion feature, which is currently deferred on the balance sheet, will be charged to operations when the notes become

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

3. FINANCIAL INSTRUMENTS (CONTINUED)
convertible at the discounted rate. In connection with the merger transaction discussed in Note 9, the investor group agreed to modify the bridge financing agreement to eliminate their right to a discount on conversion in connection with the proposed transaction.

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                       1995          1996
                                                                   ------------  -------------
Laboratory equipment.............................................  $  1,401,228  $   1,870,155
Office equipment, furniture and fixtures.........................       335,319        509,710
Leasehold improvements...........................................        66,538         85,504
                                                                   ------------  -------------
                                                                      1,803,085      2,465,369
Less accumulated depreciation and amortization...................      (652,428)    (1,148,992)
                                                                   ------------  -------------
Property and equipment, net......................................  $  1,150,657  $   1,316,377
                                                                   ------------  -------------
                                                                   ------------  -------------

5. FACILITY LEASE AND OTHER COMMITMENTS

    In April 1995, the Company extended through September 1998 its facility operating lease which originally expired in June 1995. At December 31, 1996, future noncancelable minimum payments under the operating lease are as follows:

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------
  1997.........................................................................  $  214,800
  1998.........................................................................     161,100
                                                                                 ----------
Total minimum payments required................................................  $  375,900
                                                                                 ----------
                                                                                 ----------

    The Company has the option to extend the lease for two years and to expand the facilities leased for a 12-month term ending on September 30, 1999.

    Rent expense was approximately $126,000, $135,000, $191,000 and $539,000 for the years ended December 31, 1994, 1995 and 1996 and for the period from inception (October 9, 1992) to December 31, 1996, respectively.

    The Company sponsors research programs and blood sample collection services at universities and other research institutions from time to time. The amounts incurred on the contracted research programs for the years ended December 31, 1995 and 1996, and for the period from inception (October 3, 1992) to December 31, 1996 were approximately $60,000, $1,069,000 and $1,129,000, respectively
(none in 1994). At December 31, 1996, the Company has committed to fund approximately $887,000 in 1997.

6. RESEARCH COLLABORATION AND LICENSE AGREEMENT

    During fiscal 1995, the Company commenced efforts under a research collaboration and license agreement with Agene Research Institute ("Agene"), in which Agene agreed to fund certain research and development efforts in the area of aging in an amount of $1 million over a two-year period through April 1997. Revenue recognized under the agreement was $375,000 and $500,000 for the years ended December 31, 1995 and 1996, respectively (none in 1994). Costs incurred under this agreement of approximately $170,000 and $298,000 for the years ended December 31, 1995 and 1996, respectively (none in 1994) are included in research and development expenses. On December 27, 1996, the agreement and associated research was terminated by mutual agreement between the two parties.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

7. REDEEMABLE PREFERRED AND COMMON STOCK

REDEEMABLE PREFERRED STOCK

    On April 3, 1996, the Company's stockholders' approved a 5.2-for-one split of Series B preferred stock. On May 30, 1996, the Company's board of directors approved a one-for-10 reverse stock split of the outstanding shares of the Company's common and preferred stock. The share and per share amounts included in these financial statements are presented on a post-split basis and have been adjusted to reflect these stock splits.

    Series A, B, C and D preferred stockholders are entitled to noncumulative dividends at an annual rate of $0.70, $0.18, $0.07 and $0.09 per share, respectively. Dividends will be paid only when declared by the board of directors out of legally available funds. No dividends have been declared as of December 31, 1996.

    At any time after October 31, 2001 for Series A, B, C and D preferred stock, upon receipt of the consent of holders of at least 50% of the outstanding shares of the series of preferred stock, the Company is required to redeem all shares of the series of preferred stock at $10.00, $2.50, $1.00 and $1.34 per share for Series A, B, C and D, respectively, plus all declared but unpaid dividends. If the Company has insufficient funds to redeem all such shares, redemption using all funds legally available shall be done pro rata among such series of preferred stockholders based on the number of such shares held at that date.

    Series D preferred stockholders are entitled to receive, upon liquidation, a distribution of $1.34 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. After payment of the full liquidation preference of the Series D stockholders, the Series C preferred stockholders are entitled to receive, upon liquidation, a distribution of $1.00 per share (subject to adjustment for a recapitalization) plus all declared but unpaid dividends.

    After payment of the full liquidation preference of the Series C and D stockholders, the Series A and B preferred stockholders are entitled to receive, upon liquidation, a distribution of $10.00 and $2.50 per share, respectively (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed among the Series A, B, C and D preferred and common stockholders, pro rata on an as-converted basis. If, upon liquidation, the assets and funds distributed among the Series A and B preferred stockholders are insufficient to permit the entitled payment, the entire assets and funds of the Company legally available for distribution shall be distributed among these stockholders in proportion to the relative liquidation rights of each such series.

    Each share of Series A, B, C and D preferred stock is, at the option of the holder, convertible into shares of common stock on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances. Upon the approval of the holders of at least 66 2/3% of the outstanding shares of each series of preferred stock, the preferred shares will automatically convert into common stock. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and the price per share is at least $4.00 (subject to adjustment for a recapitalization or certain other stock adjustments).

    The Series A, B, C and D preferred stockholders have voting rights equal to the common shares they would own upon conversion.

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

7. REDEEMABLE PREFERRED AND COMMON STOCK (CONTINUED)
COMMON STOCK

    The Company has issued 174,056 common shares to the founders, advisors and employees of the Company, of which certain shares are subject to repurchase rights which generally expire ratably over four years from the date of issuance. At December 31, 1996, there were 4,812 shares subject to repurchase.

    Included in the common shares outstanding at December 31, 1996 are 84,000 shares of founders common stock. Under a co-sale agreement, which was amended in April 1996, if any founder proposes to sell or transfer any shares of founders common stock, holders of Series A, B, C and D redeemable convertible preferred stock shall have the right to participate as a seller in such sale on the same terms and conditions offered to the founder.

    At December 31, 1996, the Company has reserved a total of 12,083,555 shares of common stock: 195,500 for issuance under the 1993 Stock Option Plan, 3,787,592 for issuance under the 1996 Stock Option Plan, 319,350, 3,254,796 and 4,526,317 for issuance upon conversion of the Series A, B and C preferred stock and warrants, respectively.

STOCK OPTION PLANS

    The 1993 Stock Option Plan was adopted in July 1993, with subsequent amendments in November 1993 and December 1994, and provides for the issuance of options for up to 208,000 shares of common stock to employees, consultants and directors.

    During 1996, the Company's board of directors approved the adoption of the 1996 Stock Option Plan with terms and conditions the same as those of the 1993 Stock Option Plan (collectively, the "Plans"). The 1996 Stock Option Plan provides for the issuance of options for up to 3,792,000 shares of common stock to employees, consultants and directors.

    Stock options granted under the Plans may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonqualified options may be granted to employees, directors or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the board of directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. The options expire no more than 10 years after the date of grant or earlier if employment or relationship as director or consultant is terminated. The board of directors shall determine the times during the term when the options may be exercised and the number of shares for which an option may be granted. Options may be granted with different vesting terms from time to time but will provide for vesting of at least 20% of the total number of shares subject to the option per year. The options may include provisions to exercise the option prior to full vesting. Any unvested shares so purchased shall be subject to repurchase by the Company at the original exercise price of the option. Such repurchase rights shall lapse at a minimum rate of 20% per year over five years from the date the option was granted.

    On August 9, 1996, the Company granted options under both the 1993 and 1996 plans to purchase 1,406,739 shares of the Company's common stock to founders, advisors and employees. These founders, advisors and employees held options granted prior to the issuance of the Company's Series C preferred

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

7. REDEEMABLE PREFERRED AND COMMON STOCK (CONTINUED) stock. The new options vest over the remaining vesting period of the original options. Generally, options vest over a four-year period.

    A summary of 1993 Stock Option Plan activity is as follows:

                                                        OUTSTANDING STOCK OPTIONS
                                          ------------------------------------------------------
                                                                         WEIGHTED      AGGREGATE
                                          NUMBER OF                      AVERAGE       PURCHASE
                                           SHARES     EXERCISE PRICE  EXERCISE PRICE     PRICE
                                          ---------   --------------  --------------   ---------
  Options granted.......................    14,642     $0.50-$1.00        $            $  10,071
  Options canceled......................    (2,200)     0.50- 1.00                        (1,200)
                                          ---------                                    ---------
Balance at December 31, 1993............    12,442      0.50- 1.00                         8,871
  Options exercised.....................    (1,000)     0.50- 1.00                          (875)
  Options granted.......................   116,369      1.00- 1.30                       149,735
  Options canceled......................      (150)        0.50                              (75)
                                          ---------                                    ---------
Balance at December 31, 1994............   127,661      0.50- 1.30         1.23          157,656
  Options exercised.....................   (10,954)     0.50- 1.30         1.20          (13,171)
  Options granted.......................    75,050         1.30            1.30           97,565
  Options canceled......................   (70,605)     0.50- 1.30         1.30          (91,718)
                                          ---------                                    ---------
Balance at December 31, 1995............   121,152      0.50- 1.30         1.24          150,332
  Options exercised.....................      (546)     0.15- 1.30         0.29             (160)
  Options granted.......................    19,150      0.15- 1.30         0.68           12,993
  Options canceled......................   (57,069)     0.15- 1.30         1.07          (61,237)
                                          ---------                                    ---------
Balance at December 31, 1996............    82,687      0.50-1.30          1.23        $ 101,928
                                          ---------                                    ---------
                                          ---------                                    ---------

A summary of 1996 Stock Option Plan activity is as follows:

                                                               OUTSTANDING STOCK OPTIONS
                                              ------------------------------------------------------------
                                                                                WEIGHTED        AGGREGATE
                                              NUMBER OF                          AVERAGE         PURCHASE
                                                SHARES    EXERCISE PRICE     EXERCISE PRICE       PRICE
                                              ----------  ---------------  -------------------  ----------
  Options granted...........................   2,726,495     $    0.15          $    0.15       $  408,974
  Options exercised.........................      (4,408)         0.15               0.15             (661)
  Options canceled..........................     (13,605)         0.15               0.15           (2,041)
                                              ----------                                        ----------
Balance at December 31, 1996................   2,708,482          0.15               0.15       $  406,272
                                              ----------                                        ----------
                                              ----------                                        ----------

    At December 31, 1996, outstanding options for 1,343,517 shares were exercisable at a weighted average price of $0.18. Shares of common stock available for future grants under the 1993 and 1996 Stock Option Plans are 112,813 and 1,079,110, respectively. The weighted average remaining contractual life of options outstanding at December 31, 1996 is 9.58 years.

    Pro forma information regarding net loss and net loss per share is required by SFAS 123, computed as if the Company had accounted for its employee stock options granted or otherwise modified subsequent to December 31, 1994 under the fair-value-based accounting method of that Statement. The value for these

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

7. REDEEMABLE PREFERRED AND COMMON STOCK (CONTINUED) options was estimated at the date of grant using the minimum-value method with the following weighted-average assumptions:

                                                                                  1995          1996
                                                                              ------------  ------------
Expected dividend yield.....................................................         0.00%         0.00%
Risk-free interest rate.....................................................         6.15%         6.29%
Expected life...............................................................    5.36 years    3.96 years

    The weighted average fair value of options granted in 1995 and 1996 was $0.35 and $0.03 per share, respectively.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma effect of applying SFAS 123 was not material to the Company's reported net loss or loss per share in 1995 or 1996. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

WARRANTS

    In August 1993, in connection with a lease line, the Company issued a warrant that entitles the holder to purchase 17,850 shares of Series A preferred stock at an exercise price of $2.80 per share on or before August 31, 2003. In October 1994, in connection with the equipment loan agreement, the Company issued a warrant that entitles the holder to purchase 46,800 shares of Series B preferred stock at an exercise price of $2.50 per share on or before October 28, 2004. The warrants are subject to acceleration upon the occurrence of certain events. Both warrants were outstanding at December 31, 1996. The Company has reserved 17,850 shares of Series A preferred stock and 46,800 shares of Series B preferred stock for issuance under the stock warrants.

8. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows:

                                                                                1995           1996
                                                                            -------------  -------------
Deferred tax assets:
  Net operating loss carryforwards........................................  $     600,000  $   1,500,000
  Research credits........................................................        400,000        600,000
  Capitalized research and development costs..............................      2,900,000      4,700,000
                                                                            -------------  -------------
                                                                                3,900,000      6,800,000
Valuation allowance.......................................................     (3,900,000)    (6,800,000)
                                                                            -------------  -------------
                                                                            $    --        $    --
                                                                            -------------  -------------
                                                                            -------------  -------------

    Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets at December 31, 1995 and 1996 has been established to reflect these uncertainties. The change in the

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

8. INCOME TAXES (CONTINUED)
valuation allowance was a net increase of $1,200,000, $2,200,000 and $2,900,000 for the years ended 1994, 1995 and 1996, respectively.

    As of December 31, 1996, the Company had federal net operating loss carryforwards of approximately $3,800,000. The net operating loss carryforwards will expire at various dates through 2011, if not utilized. Utilization of the net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

9. SUBSEQUENT EVENTS

    On February 14, 1997, the Company entered into an agreement and plan of reorganization with Progenitor, Inc. ("Progenitor") whereby Progenitor may purchase the Company through July 31, 1997. The acquisition will occur simultaneously with the completion of Progenitor's initial public offering ("IPO"). If the IPO is not completed, Progenitor is under no obligation to purchase Mercator. To support Mercator's research prior to the effective date, Mercator will receive up to $6.6 million in a convertible bridge promissory note from Progenitor of which $1.3 million (unaudited) had been received through March 31, 1997. The bridge note will bear interest at a fixed rate of 10% per annum and is payable on January 15, 1999 subject to earlier repayment on a change of control of the Company. The bridge note is convertible into Mercator's Series D preferred stock at the option of Progenitor under certain circumstances at a price of $1.34 per share. In order to provide funding to Progenitor for the bridge financing, Interneuron Pharmaceuticals, Inc. has agreed to provide Progenitor a line of credit of up to an aggregate maximum amount of $6.6 million.

    If the acquisition becomes effective as contemplated, the principal amount of Mercator's convertible notes payable as of December 31, 1996 of $1,500,000 will convert into Mercator Series D preferred stock at a price of $1.34 per share, and Mercator's preferred and common stockholders together with Mercator's outstanding options and warrant holders will receive approximately $22 million of Progenitor common stock or options or warrants to purchase Progenitor common stock (valued at a price per share equal to the price paid by the public in Progenitor's IPO). Alternatively, Progenitor has the option to consummate the acquisition through the payment of the purchase price in cash, or prior to the IPO date, in unregistered shares of Progenitor's capital stock or in shares of another public company on terms to be agreed upon between the parties. The replacement options and warrants to purchase Progenitor common stock will be subject to similar terms and conditions as were applicable to the original options and warrants. The $22 million purchase price will be allocated among the stockholders and outstanding option and warrant holders as follows: 15.9% to the common stockholders and holders of outstanding options; 14.75%, 39.07%, 23.46% and 6.82% to preferred Series A, B, C, and D stock and warrant holders, respectively. Based upon the number of outstanding shares, options and warrants as of December 31, 1996, and assuming the conversion of the convertible notes into 1,119,399 shares of Series D preferred stock, the consideration received per share by the stock, option and warrant holders would be as follows:

Common stock........................................................  $    1.16
Series A preferred stock............................................  $   10.16
Series B preferred stock............................................  $    2.64
Series C preferred stock............................................  $    1.14
Series D preferred stock............................................  $    1.34

                            MERCATOR GENETICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
          (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING
             TO THE THREE MONTHS ENDED MARCH 31, 1996 IS UNAUDITED)

9. SUBSEQUENT EVENTS (CONTINUED)
    If the purchase price is reduced due to breaches of representations, warranties or covenants or due to IPO and reorganization expenses exceeding limits specified in the agreement, the Series D stockholders will still receive $1.34 per share, the common stock and option holders will receive a minimum of 10% of the total purchase price or $0.60 per share based on an assumed total purchase price of $18 million (the actual percentage will be based on a calculation specified in the agreement) and the remainder will be allocated among the Series A, B, and C stock and warrant holders pro rata based upon the original investment amount for such series.

    In May 1997, the Company exercised its option to extend the lease of its existing facility for a 12-month term ending September 30, 1999 for $17,900 per month. In addition, the Company also exercised its option to expand its facility for a 23 month term starting November 1, 1997 to September 30, 1999 for approximately $8,500 per month.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   23
Dividend Policy...........................................................   23
Capitalization............................................................   24
Dilution..................................................................   25
Unaudited Pro Forma Financial Statements..................................   27
Progenitor Selected Historical Financial Data.............................   35
Mercator Selected Historical Financial Data...............................   36
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   37
Business..................................................................   43
Management................................................................   68
Certain Transactions......................................................   84
Principal Stockholders....................................................   90
Description of Securities.................................................   93
Certain Federal Tax Considerations........................................   99
Shares Eligible for Future Sale...........................................  104
Underwriting..............................................................  106
Legal Matters.............................................................  108
Experts...................................................................  108
Additional Information....................................................  109
Index to Financial Statements.............................................  F-1


                             ---------------------


    UNTIL AUGUST 31, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE UNITS, THE COMMON STOCK OR THE WARRANTS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                2,750,000 UNITS


                                     [LOGO]

                        EACH UNIT CONSISTS OF ONE SHARE
                              OF COMMON STOCK AND
                                ONE COMMON STOCK
                                PURCHASE WARRANT


                             ---------------------


                                   PROSPECTUS
                                 August 6, 1997


                            ------------------------

                                LEHMAN BROTHERS
                             GENESIS MERCHANT GROUP
                                   SECURITIES

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